                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                CREATIVE MASTER INTERNATIONAL, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                Common Stock, $.0001 par value, of Creative Master
                International, Inc.
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                21,500,000 shares of the Common Stock of Creative Master
                International, Inc.
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                $3.9375 per share, based on the average of the high and
                low prices reported on the NASDAQ National Market System
                on May 5, 2000 for the Common Stock of Creative Master
                International, Inc.
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                $84,656,250
                ----------------------------------------------------------
           (5)  Total fee paid:
                One-fiftieth of one percent of $84,656,250 = $16,931.25
                ----------------------------------------------------------
/X/        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
           (2)  Form, Schedule or Registration Statement No.:
           (3)  Filing Party:
           (4)  Date Filed:

                      CREATIVE MASTER INTERNATIONAL, INC.
                      CASEY INDUSTRIAL BUILDING, 8TH FLOOR
                          18 BEDFORD ROAD, TAIKOKTSUI
                               KOWLOON, HONG KONG

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE  , 2000

    Notice is hereby given that the Annual Meeting of Stockholders of Creative Master International, Inc., a Delaware corporation ("CMI"), will be held at
               , on June   , 2000, at 10:00 A.M., local time, for the following
purposes, as more fully described in the attached Proxy Statement:

        (1) To approve the issuance of shares of our Common Stock to the owners of PacificNet.com LLC ("PNC"), in accordance with the Share Exchange Agreement, dated as of February 17, 2000, among CMI, PNC and the owners of PNC, and the Supplement to Share Exchange Agreement, dated as of April 29, 2000, among CMI, PNC and the owners of PNC, pursuant to which CMI will acquire sole ownership of PNC in exchange for the issuance of 21,500,000 shares of our Common Stock to the owners of PNC (the "PNC Acquisition.").

        (2) To elect four directors to serve until our next Annual Meeting of stockholders and until their successors are duly elected and qualified.

        (3) To approve an amendment to our Certificate of Incorporation to change our name to "PacificNet.com, Inc." upon consummation of the PNC Acquisition.

        (4) To approve an amendment to our Certificate of Incorporation to increase the number of shares of Common Stock we are authorized to issue from 25,000,000 to 125,000,000.

        (5) To approve an amendment to our 1998 Stock Option Plan to increase the number of shares of Common Stock we can issue upon the exercise of options granted under the plan from 650,000 to 5,000,000.

        (6) To ratify the appointment by the Board of Directors of Arthur Andersen & Co. as our independent auditors for the fiscal year ending December 31, 2000.

        (7) To transact such other business as may properly be brought before the Annual Meeting or any and all adjournments thereof.

    Your attention is directed to the accompanying Proxy Statement. Stockholders
of record at the close of business on May   , 2000 will be entitled to notice
of, and to vote at, the meeting and any adjournment thereof.

    Please sign, date and complete the enclosed proxy and return it promptly in the accompanying pre-addressed envelope, whether or not you expect to attend the Annual Meeting. A majority of the outstanding shares of Common Stock must be represented (in person or by proxy) at the Annual Meeting in order that business may be transacted. Therefore, your promptness in returning the enclosed proxy will help to ensure a quorum is present. A stockholder who executes and returns the accompanying proxy may revoke it at any time before it is voted at the Annual Meeting by following the procedures set forth in the attached Proxy Statement.

                                          By Order of the Board of Directors
                                          Shing Kam Ming
                                          Secretary

Kowloon, Hong Kong
May   , 2000

  PLEASE SIGN AND DATE THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES ARE REPRESENTED.

                               TABLE OF CONTENTS

INTRODUCTION................................................    1
  General...................................................    1
  Outstanding Securities and Voting Rights..................    1
  Proxy Voting..............................................    2
  Revocation................................................    2
  Risk Factors..............................................    2

PROPOSAL NO. 1--APPROVAL OF ISSUANCE OF SHARES IN PNC
  ACQUISITION...............................................    3
  Introduction..............................................    3
  Summary of Principal Terms................................    3
  Background of the PNC Acquisition.........................    3
  Reasons for the PNC Acquisition...........................    7
  Opinion of RCP, Fairness Adviser to CMI...................    7
  Terms of the Share Exchange Agreement and Supplement......   10
  Appointment of Directors and Officers Following the PNC
    Acquisition.............................................   14
  Vote Required for Approval of the PNC Acquisition.........   14
  Absence of Appraisal Rights...............................   14
  Certain Federal Income Tax Consequences...................   14
  Accounting Treatment......................................   14
  Antitrust Matters.........................................   15
  Description of CMI........................................   15
  Description of PNC........................................   16
  Risks Related to the Business of PNC......................   27
  Risks Related to the PNC Acquisition......................   33

SELECTED FINANCIAL DATA.....................................   36
  CMI Selected Financial Data...............................   36
  PNC Selected Financial Data...............................   37
  Unaudited Pro Forma Condensed Combined Financial
    Statements..............................................   37

PROPOSAL NO. 2--ELECTION OF DIRECTORS.......................   42
  Nominees..................................................   42
  Management and Directors of CMI...........................   42
  Arrangements and Understandings with Directors............   43
  Board Meetings and Committees.............................   43
  Board Compensation........................................   44
  Compensation Committee Interlocks and Insider
    Participation...........................................   44

PROPOSAL NO. 3--APPROVAL OF AMENDMENT TO THE CERTIFICATE OF
  INCORPORATION TO CHANGE OUR NAME TO "PACIFICNET.COM, INC."
  UPON CONSUMMATION OF THE PNC ACQUISITION..................   44
  Reason for Proposal.......................................   45

PROPOSAL NO. 4--APPROVAL OF AMENDMENT TO THE CERTIFICATE OF
  INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK.....   45
  Current Use of Shares.....................................   45
  Rights of Additional Common Stock.........................   45
  Effect of Proposal........................................   46
  Reason for Proposal.......................................   46

PROPOSAL NO. 5--APPROVAL OF AMENDMENT OF THE 1998 STOCK
  OPTION PLAN...............................................   47
  Description of 1998 Plan..................................   47
  Summary of Certain U.S. Federal Income Tax Consequences...   48

PROPOSAL NO. 6--RATIFICATION OF INDEPENDENT AUDITORS........   49

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
  FINANCIAL DISCLOSURE......................................   49

COMPENSATION OF EXECUTIVE OFFICERS..........................   50
  Executive Compensation....................................   50
  Summary Compensation Table................................   50
  Option Grants in 1999.....................................   50
  Option Exercises in 1999 and Fiscal Year-End Option
    Values..................................................   50
  Aggregate Fiscal Year-End Option Values...................   51
  Employment Agreements.....................................   51
  1998 Stock Option Plan....................................   52

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE
  COMPENSATION..............................................   52

PERFORMANCE GRAPH...........................................   53

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT
  OF 1934...................................................   54

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   54

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   57

STOCKHOLDER PROPOSALS AT THE NEXT ANNUAL MEETING OF
  STOCKHOLDERS..............................................   58

EXPERTS.....................................................   58

OTHER MATTERS...............................................   58

WHERE YOU CAN FIND MORE INFORMATION.........................   58

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................   59

APPENDIX A--SHARE EXCHANGE AGREEMENT........................  A-1
APPENDIX B--SUPPLEMENT TO SHARE EXCHANGE AGREEMENT..........  B-1
APPENDIX C--FAIRNESS OPINION................................  C-1
APPENDIX D--FINANCIAL STATEMENTS OF PNC.....................  D-1
APPENDIX E--PROPOSED AMENDMENT TO CERTIFICATE OF
  INCORPORATION TO CHANGE NAME TO "PACIFICNET.COM, INC."....  E-1
APPENDIX F--PROPOSED AMENDMENT TO CERTIFICATE OF
  INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK.........  F-1

                      CREATIVE MASTER INTERNATIONAL, INC.
                      CASEY INDUSTRIAL BUILDING, 8TH FLOOR
                          18 BEDFORD ROAD, TAIKOKTSUI
                               KOWLOON, HONG KONG

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE   , 2000

GENERAL

    The enclosed proxy is solicited by the Board of Directors of Creative Master International, Inc., a Delaware corporation ("CMI"), for use at our Annual
Meeting of Stockholders (the "Annual Meeting") to be held at             , at
10:00 A.M., local time, on June   , 2000, and at any adjournment or postponement
thereof. This Proxy Statement and the accompanying proxy card are first being
mailed to the stockholders of CMI on or about May   , 2000.

    We will pay for the cost of this solicitation, including the cost of preparing and mailing the Notice of Annual Meeting, this Proxy Statement and the enclosed proxy. We expect to reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock held in their names. Our directors, officers and employees may solicit proxies by telephone or in person without additional compensation.

OUTSTANDING SECURITIES AND VOTING RIGHTS

    Only holders of record of our Common Stock at the close of business on May , 2000 will be entitled to notice of and to vote at the Annual Meeting. On
that date, we had             shares of Common Stock outstanding. Each share of
Common Stock is entitled to one vote at the Annual Meeting with respect to each matter to be voted on. Holders of Common Stock are not entitled to cumulate votes in the election of directors. Under applicable law and our Certificate of Incorporation and bylaws, if a quorum is present at the Annual Meeting: (i) for matter 2, the four nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of directors by the shares present in person or represented by proxy will be elected directors,
(ii) matters 1, 5 and 6 listed in the accompanying Notice of Annual Meeting of Stockholders will be approved if a majority of the votes cast on the matter are cast in favor of such matter, and (iii) matters 3 and 4 listed in the accompanying Notice of Annual Meeting of Stockholders will be approved if a majority of the shares entitled to vote are cast in favor of such matter.

    The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date is necessary to constitute a quorum for the transaction of business. Abstentions will be counted for purposes of determining the presence of a quorum and will have the same effect as negative votes. Broker non-votes also will count towards establishing a quorum. Broker non-votes will not affect the outcome of matters 1, 5 and 6, but will have the same effect as a negative vote for matters 3 and 4. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the election of directors.

PROXY VOTING

    Shares for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions noted thereon, or in the absence of directions to the contrary, will be voted "FOR" the following:

    (1) To approve the issuance of shares of Common Stock to the owners of PacificNet.com LLC ("PNC"), in accordance with the Share Exchange Agreement, dated as of February 17, 2000, among CMI, PNC and the owners of PNC (the "Share Exchange Agreement"), and the Supplement to Share Exchange Agreement, dated as of April 29, 2000, among CMI, PNC and the owners of PNC (the "Supplement"), pursuant to which CMI will acquire sole ownership of PNC in exchange for the issuance of 21,500,000 shares of Common Stock to the owners of PNC (the "PNC Acquisition").

    (2) To elect four directors to serve until our next Annual Meeting of stockholders and until their successors are duly elected and qualified.

    (3) To approve an amendment to our Certificate of Incorporation to change our name to "PacificNet.com, Inc." upon consummation of the PNC Acquisition.

    (4) To approve an amendment to our Certificate of Incorporation to increase the number of shares of Common Stock we are authorized to issue from 25,000,000 to 125,000,000.

    (5) To approve an amendment to our 1998 Stock Option Plan to increase the number of shares of Common Stock we can issue upon the exercise of options granted under the plan from 650,000 to 5,000,000.

    (6) To ratify the appointment by the Board of Directors of Arthur Andersen & Co. as our independent auditors for the fiscal year ending December 31, 2000.

    We do not expect that any matter other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their discretion with respect to such matters.

REVOCATION

    If you give us a proxy, you may revoke it at any time before we use it by either delivering to the Secretary a written notice of revocation or a duly executed proxy card bearing a later date, or by attending the Annual Meeting and voting in person (attendance at the Annual Meeting without voting, by itself, will not serve to revoke a proxy). If, however, your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

RISK FACTORS

    Please see pages 27 through 35 for a discussion of some of the risks associated with the business of PNC and Proposal No. 1--Approval of Issuance of Shares in PNC Acquisition.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT OR DETERMINED IF THIS PROXY STATEMENT IS ACCURATE OR INADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 PROPOSAL NO. 1
               APPROVAL OF ISSUANCE OF SHARES IN PNC ACQUISITION

INTRODUCTION

    This section of the Proxy Statement describes, among other things, the material aspects of the PNC Acquisition, the Share Exchange Agreement and the Supplement. The following description should be read in conjunction with the Share Exchange Agreement and the Supplement, which are attached as Appendices A and B to this Proxy Statement and are incorporated herein by reference. You should read the Share Exchange Agreement and the Supplement carefully.

SUMMARY OF PRINCIPAL TERMS

    Upon the completion of the PNC Acquisition (the "Closing"):

    - the owners of PNC (the "PNC Members") will surrender and assign to CMI all membership interests in PNC ("Membership Interests") issued and outstanding immediately prior to the Closing; and

    - CMI will issue to the PNC Members, pro rata in accordance with their relative ownership of Membership Interests, an aggregate of 21,500,000 shares of Common Stock.

As a result of this exchange, PNC will become a wholly-owned subsidiary of CMI and the PNC Members will become the principal stockholders of CMI, holding in excess of 80% of the Common Stock expected to be outstanding immediately following the Closing.

    Following the Closing, CMI's primary business focus will be PNC's business-to-business electronic commerce services and solutions, instead of CMI's current business of manufacturing collectible-quality, die-cast replicas of cars, trucks, buses and other items. PNC has indicated its interest in disposing of CMI's current business following completion of the PNC Acquisition. In light of this, a management group led by CMI's Chief Executive Officer, Mr. Carl Tong, has indicated an interest in negotiating a purchase of the current business. However, neither CMI nor PNC have entered into any formal understanding or arrangement with respect to a disposition of the current business, nor is any such disposition a condition to the PNC Acquisition.

    In addition to certain other conditions, it is a condition to the obligation of the PNC Members to consummate the PNC Acquisition that, prior to the Closing, CMI's Certificate of Incorporation be amended to increase the number of authorized shares of Common Stock from 25,000,000 to 125,000,000. This item is included elsewhere in this Proxy Statement, under "Proposal No. 4--Approval of Amendment to the Certificate of Incorporation to Increase the Authorized Common Stock."

BACKGROUND OF THE PNC ACQUISITION

    CMI completed an offering of 1,250,000 shares of Common Stock to the public at $5.00 per share in December 1998, and the Common Stock was listed for trading at that time on the NASDAQ National Market System. During the ensuing six months, despite CMI's efforts, CMI was unable to attract any significant institutional interest in its Common Stock nor any sell-side analyst coverage, other than Roth Capital Partners (formerly, Cruttenden Roth) ("RCP"), the firm that managed the public offering. The volume of shares traded and the price were both lower than what CMI's senior management, the Board and Acma Ltd. ("Acma"), CMI's principal stockholder, had anticipated.

    In a June 1999 meeting of the Board of Directors in Hong Kong, this subject was discussed in detail and management was requested to place added emphasis, through Financial Relations Board ("FRB"), its investor relations adviser, in expanding research coverage, the number of market makers in the Common Stock and overall company visibility in the U.S. public equity markets. The objective was to create a more active and liquid market for the Common Stock. It was believed that CMI's pending acquisition of Sinar, a designer and marketer of computer and video game peripherals, might stimulate some interest from the investment community.

    At a CMI Board meeting in Los Angeles in July 1999, management reported that it had not achieved any measurable success in attracting analyst or investor attention, despite continued efforts. The investment community in the United States was becoming increasingly focused on technology companies and seemed unconcerned with CMI's business and prospects. Micro-cap manufacturing companies, particularly those with Asian operations, were not in favor. The price of the Common Stock had not appreciated meaningfully since the public offering and the average daily trading volume remained anemic. Given this scenario, the Board discussed a number of strategies designed to enhance long-term stockholder value, including a strategic merger, a stock repurchase by CMI or a shift to an Asian market for the trading of the Common Stock, and management was asked to further analyze and evaluate these possible strategies.

    Shortly thereafter, Mr. Tong, CMI's Chief Executive Officer, and Mr. K. S. Chou, Finance Director of Acma and a director of CMI, began exploring the possibility of listing the stock of CMI's wholly-owned subsidiary, Creative Master Limited ("CML"), on an Asian stock exchange (e.g., Singapore or Hong
Kong) and selling shares in the subsidiary in order to raise cash to buy-back the Common Stock of CMI in the U.S., convert the Common Stock into CML shares or otherwise move the listing of the Common Stock from the NASDAQ. For confidentiality purposes, this plan was referred to by CMI senior management and Board members as "Project Creation." Discussions were held with attorneys in the U.S. and Hong Kong to review the feasibility of Project Creation, and a preliminary proposal on the listing of CML in Singapore was received in September 1999 from an investment banking firm based in Singapore.

    At a CMI Board meeting held on October 5, 1999, Messrs. Tong and Chou reported on the potential merits and the progress of the plan to list and sell shares of CML in Asia. The Board authorized management to continue to explore this plan, with the directive that the principal objective of the plan be to enhance the long-term value of the public stockholders' investment in CMI, which was trading around $4.00 per share at this time, 20% below the public offering price.

    During the next 90 days, Messrs. Tong and Chou continued discussions with investment bankers and attorneys concerning Project Creation. However, it became increasingly apparent that Project Creation, while still considered a viable way to increase stockholder value and raise capital for CMI, would be complex and time consuming. In addition, CMI's reported third quarter earnings were below expectations and, by December, it was expected that fourth quarter earnings would also be below revised expectations. This contributed to a further decline in CMI's stock price during this time.

    During the fourth quarter of 1999, Mr. Tong began to explore the possibility of converting CMI into a technology company, since this sector was enjoying high visibility and high valuations in the public equity markets. Either directly or through intermediaries, he began contacting certain private Internet start-up firms with an Asian presence about the possibility of a reverse merger with CMI, whereby the Internet company would have a publicly-traded vehicle in the United States and a group led by Mr. Tong would purchase the current business of CMI. Only one of these conversations progressed to a discussion of specific terms. In that particular case, both Mr. Tong and Mr. Chou believed that the valuation suggested by the Internet company did not leave enough value for CMI's stockholders and those discussions ended in December 1999.

    In early January 2000, Mr. Tong became aware of PNC and its business strategy through a consultant that had provided services for both CMI and PNC. A meeting was arranged in Hong Kong during the final week of January 2000, where Mr. Carl Tong met Mr. Tony Tong (no relation), President and Co-Chief Executive Officer of PNC. The two men discussed a number of business issues, including a possible reverse takeover of CMI through a stock-for-stock acquisition of PNC by CMI, but no specific terms were mentioned.

    Following this meeting of the chief executives, the parties provided each other certain requested information, and a meeting was arranged in Singapore on February 2, 2000 to further discuss a possible transaction between the companies. Attending that meeting were Mr. Oei Hong Leong, Chairman of the Board of Governors of PNC and Chairman of China Strategic Holdings Limited ("CSH"), PNC's principal owner, Dr. Choo Yeow Ming, an advisor to CSH, Mr. S. P. Quek, Chairman of Acma, CMI's principal stockholder, Mr. K. S. Chou and Mr. Carl Tong. At this meeting, specific terms and conditions of a reverse merger transaction were negotiated and it was generally agreed that the PNC Members would receive 18 million shares of Common Stock of CMI in exchange for all their Membership Interests in PNC.

    On February 3, 2000, in a telephone conversation, Messrs. Carl Tong and Chou informed CMI's independent directors, Messrs. Gordon and Trier, about the discussions and negotiations concerning PNC. Mr. Chou followed up on that same day with a memorandum to Messrs. Gordon and Trier outlining matters discussed during the call, including key terms of the transaction with PNC. Mr. Chou also noted in his memorandum the desire by certain management stockholders and Acma to purchase the current manufacturing business of CMI subsequent to completion of the acquisition of PNC. The conclusion reached by these directors, as summarized in Mr. Chou's memorandum, was to authorize Mr. Carl Tong to investigate the feasibility of the transaction with lawyers and investment bankers in the U.S. and to meet further with principals from PNC to negotiate the transaction, but take no action binding on CMI without the consent of the full Board.

    On February 12, 2000, a meeting was held in Los Angeles to (a) introduce the senior management team of PNC to Mr. Carl Tong and provide him with additional information about PNC's business strategy and (b) negotiate a share exchange agreement among CMI, PNC and the PNC Members. Attending that meeting were Mr. Tony Tong and several other members of the senior management team of PNC, Mr. Oei and Dr. Choo, representing PNC and its Members. Mr. Carl Tong attended on behalf of CMI. The specific terms and conditions of the Share Exchange Agreement were negotiated by the parties during the meeting. The PNC representatives expressed their belief that the number of shares to be received by PNC Members should be increased from 18 to 21 million, and Mr. Carl Tong agreed to consider this request and discuss it with Acma representatives and his fellow Board members. Subsequent to this meeting, Mr. Carl Tong confirmed to the PNC representatives that the 21 million shares would be acceptable.

    On February 17, 2000, the CMI Board met by conference call to review the Share Exchange Agreement and a draft press release announcing the proposed transaction. Copies of these documents had been previously circulated to the CMI directors. Mr. Carl Tong explained why he believed that this transaction was in the best interests of all CMI stockholders. Mr. Carl Tong noted that the Share Exchange Agreement had been signed by PNC and the PNC Members and that he had signed the Share Exchange Agreement on behalf of CMI that morning, but the transaction was subject to approval by the Board of Directors of CMI and could be withdrawn if the Board so desired. After full discussion, the Board agreed that the proposed transaction with PNC had considerable merit, subject to CMI's due diligence review.

    Legal counsel to CMI, participating on the call, advised that a supplemental agreement be negotiated and entered into among the parties in order to
(a) clarify certain of the terms and conditions not fully defined in the Share Exchange Agreement and (b) add additional terms and conditions that were not covered in the Share Exchange Agreement, but which are customary in this type of transaction. The Board agreed and these matters were disclosed in the public announcement that was released on that same day in the U.S.

    During the CMI Board meeting on February 17, 2000, legal counsel also noted that management directors and Mr. Chou, representing Acma, might be perceived to have a conflict-of-interests due to their expressed interest in purchasing the current business of CMI assuming the transaction with PNC were to be consummated. Legal counsel therefore suggested, and the Board concurred with, the formation of a Special Committee of the Board of Directors of CMI (the "Special Committee") consisting of Messrs. Gordon and Trier. The Special Committee was authorized by the Board to conduct due diligence with respect to the merits of the transaction and to engage professional advisors to assist with the due diligence.

    At the February 17, 2000 Board meeting, Mr. Chou expressed his intention to resign as a director of CMI for reasons unrelated to the proposed acquisition of PNC. The Board accepted Mr. Chou's resignation on February 17, 2000.

    During the following three weeks, the Special Committee (a) engaged independent counsel, (b) met with legal counsel to PNC and CMI to better understand the need for and proposed content of a supplement to the Share Exchange Agreement (the "Supplement"), (c) met with independent auditors engaged by PNC to examine and report on its financial statements as of and for the period from inception to December 31, 1999, in order to understand the scope of the audit, intended audit procedures and any anticipated accounting or financial reporting issues or problems, (d) met with senior management of PNC to review PNC's business strategy, marketing and sales plan and financial projections, and
(e) interviewed several firms to perform a detailed review of the transaction and advise the Board as to its fairness to CMI stockholders from a financial viewpoint.

    In a CMI Board meeting held on March 8, 2000, also attended by counsel for CMI and counsel for the Special Committee, the Board adopted a resolution formally defining the responsibilities, authority and compensation of the Special Committee. Messrs. Gordon and Trier reported on the Special Committee's activities as noted above. In addition, the Special Committee's recommended, and the Board unanimously agreed, that RCP be retained to advise CMI and the Special Committee as to the fairness of the transaction. It was noted that RCP had previously performed investment banking services for CMI, currently provides the only research coverage of CMI and owns warrants to purchase 125,000 shares of CMI Common Stock at $8.25 per share. The Special Committee expressed its opinion that RCP's knowledge of CMI and its business were an asset and, based on interviews with RCP professionals to be assigned to the engagement, the Special Committee concluded that RCP could perform the fairness review and issue an opinion in a competent, professional and unbiased manner. Finally, during that meeting, the CMI Board unanimously approved the Share Exchange Agreement, subject to the preparation of the Supplement, which the Special Committee was authorized to negotiate on CMI's behalf. The Supplement was to be in a form and content satisfactory to the Special Committee and to the Board as a whole, and was deemed necessary to clarify certain conditions to the consummation of the Share Exchange Agreement (including approval of CMI's stockholders and receipt of a favorable fairness opinion) and set forth certain additional customary terms and conditions of the proposed acquisition of PNC.

    On March 23, 2000, the CMI Board, with legal counsel present, met by conference call to review, among other things, the progress of the Supplement, timing of the proposed acquisition of PNC and the terms of the engagement of RCP as fairness advisor. On April 12, 2000, the Board met again and approved the Supplement, which had been negotiated on behalf of CMI by legal counsel and the Special Committee, subject to the receipt of certain supporting schedules to be provided by PNC. The principal change effected by the Supplement was to increase the number of share of CMI Common Stock to be issued to the owners of PNC from 21,000,000 to 21,500,000, or in excess of 80% of the Common Stock of CMI expected to be outstanding as of completion of the acquisition. In addition, it was agreed that the CMI shares to be issued in the PNC Acquisition would not be registered under the Securities Act of 1933.

    On April 26, 2000, the Special Committee members met in the offices of RCP in Newport Beach, California, to review the methodology used and the findings and conclusions reached by RCP during the work they performed to reach an opinion as to the fairness of the proposed acquisition to the stockholders of CMI from a financial point of view. The other directors of CMI joined the meeting by conference call, as did counsel for CMI and for the Special Committee. Refer to the section below entitled "Opinion of RCP, Fairness Advisor to CMI" and to Appendix C, which contains the full text of RCP's opinion letter. In addition, the Special Committee reported during the meeting that all schedules to the Supplement and other information requested from PNC had been received in satisfactory form. Therefore, the Board authorized Mr. Carl Tong to sign the Supplement. The Supplement was subsequently signed by CMI, PNC and each of the PNC Members as of April 29, 2000.

REASONS FOR THE PNC ACQUISITION

    As mentioned above, after substantial analysis, the Board of Directors of CMI reached the conclusion during the latter half of 1999 that the U.S. public equity markets were not the optimum listing location to raise future capital and achieve the maximum long-term value for CMI's stockholders. CMI, as an Asian-based, micro-cap NASDAQ company, has been unable to attract sufficient investor interest to achieve adequate liquidity in the trading volume of its stock. As a result, orders to purchase or sell CMI stock tend to result in substantial swings in the trading price. This makes CMI a less attractive investment for institutional and larger retail investors, thereby exacerbating the problem. The Board believes that this situation will continue, since NASDAQ market makers and micro-cap investors, for the most part, seem likely to continue to focus the vast majority of their attention and capital on the technology sector, particularly Internet-based companies, and take a negative, short-term view of CMI's recent decline in profitability.

    Over the long term, if CMI were to remain a die-cast manufacturing company listed on the NASDAQ, the Board believes that CMI's access to capital at a reasonable cost would be impaired. In addition, CMI would continue to incur costs associated with maintaining such a listing which are disproportionate to the value received, given the fixed, recurring regulatory requirements in the U.S. as compared to CMI's relatively low market valuation. By redefining CMI as an Internet-based company with a focus on trans-Pacific electronic commerce, the Board believes that stockholders may achieve higher long-term value for their investment in CMI Common Stock.

    For all of the foregoing reasons, and based, in part, upon the advice of RCP described below, the Board believes that the PNC Acquisition is fair to CMI's stockholders from a financial point of view.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE ISSUANCE OF
                 SHARES OF COMMON STOCK IN THE PNC ACQUISITION

OPINION OF RCP, FAIRNESS ADVISOR TO CMI

    On April 26, 2000, RCP met with the Special Committee of the Board of Directors of CMI and then with the full Board, and delivered its opinion, subsequently confirmed in writing, that, as of such date, the transaction as documented in the Share Exchange Agreement and the Supplement was fair from a financial point of view to the holders of CMI Common Stock.

    The full text of the written opinion of RCP, dated April 26, 2000, which sets forth, among other things, the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix C and is incorporated herein by reference. CMI stockholders are urged to, and should, read such opinion in its entirety. RCP's opinion is directed to the Board and addresses only the fairness of the PNC Acquisition pursuant to the Share Exchange Agreement and the Supplement from a financial point of view to the CMI stockholders as of the date of the opinion. It does not address any other aspect of the PNC Acquisition and does not constitute a recommendation to any CMI stockholder as to how to vote at the Annual Meeting.

    In connection with its opinion, RCP reviewed, among other things:

        (1) the Share Exchange Agreement and the Supplement;

        (2) the registration statement of CMI on Form SB-2 dated December 23, 1998, related to the public offering of CMI Common Stock, including the prospectus therein;

        (3) annual reports to stockholders and annual reports on Form 10-KSB of CMI for the two years ended December 31, 1999;

        (4) certain other communications from CMI and PNC to their respective stockholders and owners;

        (5) certain internal financial analyses and forecasts for CMI and PNC prepared by their respective management; and

        (6) certain estimates of pro forma financial performance of CMI and PNC prepared by their respective management.

    RCP also held discussions with members of the senior management of CMI and PNC regarding the strategic rationale for, and the potential benefits of, the contemplated transaction and the past and current business operations, financial condition and future prospects of their respective companies. RCP reviewed the reported price and trading activity for CMI Common Stock, compared certain financial information for CMI and PNC with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the Internet industry, specifically, and in other industries, generally, and performed such other studies and analyses as RCP considered appropriate.

    RCP relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. In addition, RCP did not make an independent evaluation or appraisal of the assets and liabilities of CMI or PNC, and RCP was not furnished with any such evaluation or appraisal. RCP was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination involving, CMI.

    The following is a summary of certain of the financial analyses used by RCP in connection with providing its opinion to CMI's Board of Directors.

    COMPARISON OF SELECTED COMPANIES

    RCP compared certain financial information of CMI with publicly available information of a group of collectible-quality manufacturers and marketers, including:

       - Zindart Limited; and

       - Action Performance Companies, Inc.

    RCP determined the market capitalization for each of the foregoing companies based upon the closing price per share as of April 19, 2000, using publicly available information. RCP then arrived at a range of comparable company multiples for CMI by (1) dividing such market capitalizations by projected earnings and cash flow, and (2) dividing such market capitalization, plus net debt, by earnings before interest, taxes, depreciation and amortization, in each case, for each of the foregoing companies for the year 2000 based upon publicly available research analysts' estimates.

    RCP compared certain financial information of PNC with publicly available information of a group of Internet companies engaged in facilitating business-to-business e-commerce, including:

       - Ariba, Inc.

       - Checkfree Holdings Corporation

       - Commerce One, Inc.

       - Freemarkets, Inc.

       - Proxicom, Inc.

       - PurchasePro.com

       - Silknet Software, Inc.

       - Ventro Corporation

       - VerticalNet, Inc.

    RCP also compared certain financial information of PNC with publicly available information of a group of Internet consulting companies, including:

       - Agency.com Limited

       - IXL Enterprises, Inc.

       - MarchFirst, Inc.

       - Razorfish, Inc.

       - Scient Corporation

    RCP determined the market capitalization for each of the foregoing companies based upon the closing price per share as of April 19, 2000, using publicly available information. RCP then arrived at a range of comparable company multiples for PNC by dividing such market capitalizations by projected sales, in each case, for each of the foregoing companies for the year 2000 and year 2001 based upon publicly available research analysts' estimates.

    RCP also performed a discounted cash flow analysis to provide insight into the value of CMI and PNC based on projected earnings and capital requirements and cash flows generated by those companies. RCP performed this analysis using a discount rate reflecting a weighted average cost of capital of 34.7% and 43.0% and perpetual growth rates of 4.0% and 15.0% for CMI and PNC, respectively.

    RCP did not consider comparable transactions, since there is no publicly available information regarding any recent transactions similar to the PNC Acquisition.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, may create an incomplete view of the processes underlying RCP's opinion. In arriving at its fairness determination, RCP considered the results of all such analyses. No company used in the above analyses as a comparison is directly comparable to PNC or CMI. The analyses were prepared solely for purposes of RCP providing its opinion to the CMI Board as to the fairness to CMI's stockholders from a financial point of view of the transaction pursuant to the Share Exchange Agreement and the Supplement, and they do not purport to be appraisals or necessarily reflect the prices at which the business or securities actually may be sold.

    Analyses based upon forecasts of future results, which are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, RCP's opinion to CMI's Board was one of several factors taken into consideration by CMI's Board in making its determination to approve and adopt the Share Exchange Agreement and the Supplement thereto.

    The foregoing summary describes material financial analyses used by RCP in connection with providing its opinion to CMI's Board on April 26, 2000, but does not purport to be a complete description of the analysis performed by RCP and is qualified by reference to the written opinion of RCP set forth in Appendix C hereto.

    RCP, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. RCP is familiar with CMI, having provided certain investment banking services to CMI from time to time, including having acted as managing underwriter of the public offering of CMI Common Stock in December 1998. RCP holds warrants to purchase 125,000 shares of CMI Common Stock at an exercise price of $8.25 per share which it received as part of its underwriting compensation.

    Pursuant to a letter agreement dated March 21, 2000, CMI engaged RCP to act as its financial advisor in connection with the PNC Acquisition. Pursuant to the terms of this engagement letter, RCP's fee will total $175,000. Of such fee, $75,000 was paid upon delivery of RCP's fairness opinion and $100,000 is payable upon the issuance of an updated fairness opinion as of the closing of the PNC Acquisition. CMI has also agreed to reimburse RCP for its reasonable out-of-pocket expenses, including attorney's fees and disbursements, and to indemnify RCP against certain liabilities, including certain liabilities under the federal securities laws.

TERMS OF THE SHARE EXCHANGE AGREEMENT AND SUPPLEMENT

    It is anticipated that the PNC Acquisition will be completed as soon as practicable following the Annual Meeting, assuming all the conditions set forth in the Share Exchange Agreement and the Supplement have been satisfied or waived.

    SHARE EXCHANGE

    Upon the Closing, the PNC Members will surrender and assign to CMI all of the Membership Interests issued and outstanding immediately prior to the Closing, and CMI will issue to the PNC Members, pro rata in accordance with their relative ownership of Membership Interests, an aggregate of 21,500,000 shares of Common Stock. If, as a result of the foregoing, any of the PNC Members would receive a fractional share of Common Stock, such fractional share will be rounded up to the nearest whole share of Common Stock. As a result of this exchange, PNC will become a wholly-owned subsidiary of CMI and the PNC Members will become the principal stockholders of CMI, holding in excess of 80% of the Common Stock expected to be outstanding immediately following the Closing.

    EXCHANGE PROCEDURES

    At the Closing, CMI will deliver to the PNC Members certificates representing the Common Shares to which they are entitled, as provided above, against the PNC Members' delivery to CMI of all of the issued and outstanding Membership Interests, free and clear of all liens, claims and encumbrances.

    REPRESENTATIONS AND WARRANTIES

    The Share Exchange Agreement and the Supplement contain various representations and warranties of CMI, PNC and the PNC Members relating, among other things, to the following:

       - due organization, existence, good standing and similar corporate matters;

       - capital and organizational structure;

       - power and authority to enter into the Share Exchange Agreement and the Supplement and related matters;

       - financial statements;

       - absence of material changes or events since September 30, 1999 (by CMI) and December 31, 1999 (by PNC and PNC Members);

       - title to assets;

       - pending or threatened litigation;

       - intellectual property (by PNC Members);

       - documents and reports filed with the SEC and the accuracy and completeness of the information contained therein (by CMI);

       - material contracts;

       - consents and approvals required by law in connection with the PNC Acquisition;

       - the absence of conflicts, violations and defaults under CMI's Certificate of Incorporation and PNC's articles of organization, respectively, CMI's bylaws and PNC's operating agreement, respectively, and other agreements and documents; and

       - no brokers representing either party.

    The Supplement also contains representations and warranties of each PNC Member relating to, among other things, the ownership of PNC Membership Interests, that the shares of Common Stock to be issued at the Closing are being acquired solely for investment purposes and not with a view to their distribution, the transfer restrictions to which such shares of Common Stock will be subject under Federal securities laws, and the waiver of any preemptive right, right of first refusal and similar rights.

    All of the representations and warranties will survive the Closing for a period of two years.

    CONDUCT OF BUSINESS PENDING THE PNC ACQUISITION

    CMI, PNC and the PNC Members have agreed that, pending the PNC Acquisition, CMI and PNC will conduct their businesses in the ordinary course and in such a manner so that the representations and warranties in the Share Exchange Agreement and the Supplement will continue to be true and correct as of the Closing as if made at and as of the Closing.

    PNC has agreed that, prior to Closing, it will not sell or issue any Membership Interests or other ownership interest in PNC or any option, warrant or other right to purchase or acquire any Membership Interests or other ownership interest in PNC, or any securities convertible into or exchangeable for Membership Interests, unless (a) PNC provides at least three days prior written notice to CMI and (b) the recipient of such Membership Interests or other ownership interest in PNC or any option, warrant or other right, enters into an appropriate amendment or supplement to the Share Exchange Agreement and the Supplement by which it (i) agrees to be a party to the Share Exchange Agreement and the Supplement, (ii) makes the same representations and warranties to CMI as are made by the PNC Members under the Share Exchange Agreement and the Supplement, and (iii) agrees to sell and assign to CMI at the Closing, in exchange for its pro rata share of the consideration to be paid to the PNC Members, any and all Membership Interests it may own or have the right to acquire. The notice requirement set forth above does not apply to the issuance of any Membership Interests pursuant to any currently outstanding option or other commitment enumerated on Schedule 3.1(b) to the Supplement.

    PNC currently has options or subscription rights outstanding to several parties under which such parties may acquire an aggregate of 3,000,000 Membership Interests in exchange for a total consideration of $8,500,000 ($6,000,000 in cash and certain securities valued by the parties at $2,500,000). Prior to the Closing, it is required that the holders of such options and subscription rights exercise in full (or forfeit such rights), which would entitle these persons to receive approximately 5,250,000 of the 21,500,000 shares of CMI Common Stock to be issued at the Closing. For further information concerning these options and subscription rights, see the notes to the financial statements of PNC as of December 31, 1999, contained in Appendix D attached hereto, and the "Unaudited Pro Forma Condensed Combined Financial Statements" below.

    CONDITIONS PRECEDENT TO THE PNC ACQUISITION

    The obligations of CMI and the PNC Members under the Share Exchange Agreement and the Supplement are subject to the satisfaction of various conditions on or before the Closing. Each of the parties may waive the nonfulfilment of conditions to its own obligations. These conditions include:

       - accuracy of representations and warranties on and as of the Closing;

       - performance in all material respects of the Share Exchange Agreement and the Supplement by the other parties;

       - the Share Exchange Agreement, the Supplement and the PNC Acquisition having been duly approved by the requisite vote of CMI stockholders in accordance with applicable law and the Certificate of Incorporation and bylaws of CMI;

       - the shares of CMI Common Stock to be issued to the PNC Members having been authorized for listing on the NASDAQ National Market upon official notice of issuance;

       - all authorizations, consents, orders, declarations or approvals of, or filings with, any governmental entity, which the failure to obtain, make or occur would have the effect of making the PNC Acquisition or any of the transactions contemplated hereby illegal or would have a material adverse effect on either of CMI or PNC (assuming the PNC Acquisition had taken place), having been obtained or made;

       - no suit, action or proceeding by a governmental entity or any other person as a result of the Share Exchange Agreement or the Supplement or any of the transactions contemplated therein which would have a material adverse effect on either CMI or PNC (assuming that the PNC Acquisition shall have occurred) or which seeks to prevent or restrict the consummation of the PNC Acquisition or seeks monetary damages in connection therewith; and

       - no court or other governmental entity having jurisdiction over CMI or PNC, or any of their respective subsidiaries, having enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Share Exchange Agreement, the Supplement, the PNC Acquisition or any of the transactions contemplated thereby illegal.

    The obligation of CMI under the Share Exchange Agreement and the Supplement are subject to additional conditions at or prior to the date of Closing. CMI may waive the nonfulfilment of these conditions. These conditions include:

       - any and all securities convertible into or exchangeable for PNC Membership Interests, and any and all other contracts, rights, options, warrants and other rights to purchase or otherwise acquire any PNC Membership Interests or securities convertible into or exchangeable therefor having been exercised in full or terminated without any liability on the part of PNC;

       - counsel for PNC having delivered to CMI its opinion, in form and content satisfactory to CMI, to the effects set forth in Exhibit 2 to the Supplement, and CMI having received such opinions of counsel to the PNC Members as it may reasonably request with respect to the due authorization, execution and delivery of the Share Exchange Agreement and the Supplement and the enforceability thereof against the PNC Members;

       - the CMI Board of Directors having received, as of the Closing, the advice and written opinion, in form and content satisfactory to it, of RCP, its fairness adviser, to the effect that the PNC Acquisition is fair to the CMI stockholders from a financial point of view; and

       - all outstanding indebtedness of the PNC Members to PNC having been repaid in full.

    The obligation of the PNC Members under the Share Exchange Agreement and the Supplement are subject to additional conditions at or prior to the date of Closing. The PNC Members may waive the nonfulfilment of these conditions. These conditions include:

       - CMI's Certificate of Incorporation having been amended to adopt the changes to CMI's capital structure described above under "Summary of Principal Terms";

       - counsel to CMI having delivered to the PNC Members its opinion, in form and content satisfactory to PNC, to the effects set forth in Exhibit 1 to the Supplement; and

       - all but one of the directors of CMI having submitted their resignations to CMI to be held in escrow and to become effective at the Closing.

    FEES AND EXPENSES

    The Share Exchange Agreement provides that each party shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of the Share Exchange Agreement and the consummation and performance of the transactions contemplated therein, including, without limitation, the fees and expenses of all attorneys, brokers, investment bankers, accountants, agents, advisors, finders and other professionals incurred in connection therewith, acting on behalf of such party. The Supplement provides that all expenses incurred by or on behalf of PNC and the PNC Members in connection with the PNC Acquisition and related transactions will be expenses of PNC and PNC will pay the same.

    TERMINATION

    The Share Exchange Agreement provides that, in the event of a material breach or inaccuracy in the representations or other terms of the Share Exchange Agreement, the nonbreaching party may terminate the Share Exchange Agreement by providing written notice of the breach. If the breach is not cured within 10 calendar days, the Share Exchange Agreement will be terminated, with no further obligations of the parties.

    The Supplement provides that the Share Exchange Agreement and the Supplement may be terminated at any time prior to the Closing, whether before or after any approval of the matters presented in connection with the PNC Acquisition by the CMI stockholders:

       - by mutual written consent of CMI, PNC and all the PNC Members; or

       - by CMI on the one hand, or PNC or the PNC Members holding, in aggregate, a majority of the Membership Interests on the other hand, if the PNC Acquisition has not been effected on or prior to the close of business on September 30, 2000; provided, however, that the right to terminate under this provision will not be available to any party whose failure to fulfill any of its obligations contained in the Share Exchange Agreement and the Supplement has been the cause of, or resulted in, the failure of the PNC Acquisition to have occurred on or prior to the aforesaid date.

APPOINTMENT OF DIRECTORS AND OFFICERS FOLLOWING THE PNC ACQUISITION

    The PNC Acquisition is conditioned upon, among other things, CMI receiving resignations from all but one of its present directors at the Closing. As a result, assuming the four director nominees under "Proposal No. 2--Election of
Directors" are elected by the stockholders, Messrs.       ,       and
intend to resign as directors at the Closing, and it is expected than
Mr.       , will continue as a director. If the PNC Acquisition is consummated, it is expected that the size of the Board of Directors will be increased to
[insert number] members, Messrs.       ,       and       will resign, and
[insert number] designees of the current PNC Members will be appointed to the Board as follows:

       - [Name]

       - [Names, etc.]

    For biographical information concerning the above persons, refer to "Description of PNC--Executive Management and Governors." Following their appointment, the new directors would serve until the 2001 annual meeting of the stockholders of CMI.

    Following the PNC Acquisition, it is expected that the officers of PNC, as set forth below under "Description of PNC--Executive Management and Governors," will be appointed by the newly constituted Board of Directors as the executive officers of CMI. The present executive officers of CMI, as set forth below under "Proposal No. 2--Election of Directors--Management and Directors of CMI," are all expected, following the Closing, to resign their offices and positions with CMI and assume similar positions as the executive officers and management of CMI's wholly-owned manufacturing subsidiary, Creative Master Limited.

VOTE REQUIRED FOR APPROVAL OF THE PNC ACQUISITION

    Approval of the PNC Acquisition will require the affirmative vote of a majority of the votes cast on the proposal. Senior management of CMI and certain affiliated stockholders who own in the aggregate shares of Common Stock representing approximately 63% of the number of shares entitled to vote at the Annual Meeting have indicated their intention to vote in favor of the PNC Acquisition. As a result, it is expected that the PNC Acquisition will be approved at the Annual Meeting without regard to the votes cast by other stockholders.

ABSENCE OF APPRAISAL RIGHTS

    Stockholders of CMI will have no appraisal or dissenter's rights in connection with the PNC Acquisition.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    It is anticipated that, for U.S. Federal income tax purposes, (i) the PNC Acquisition will constitute a nontaxable exchange under Section 351 of the Internal Revenue Code of 1986, as amended, and (ii) no taxable gain or loss will be recognized by CMI, PNC or the PNC Members. The PNC Acquisition will have no tax impact on CMI's current stockholders.

ACCOUNTING TREATMENT

    For accounting purposes, the PNC Acquisition will be accounted for as a purchase and be treated as a reverse acquisition since the PNC Members will control over 80% of the total shares of Common Stock of CMI expected to be outstanding after the Closing. Therefore, for purposes of the "Unaudited Pro Forma Condensed Combined Financial Statements" appearing elsewhere in this Proxy Statement, the 4,999,322 shares of CMI Common Stock outstanding throughout 1999 are treated as an addition to stockholders' equity as of the assumed effective date of the PNC Acquisition The parties to the PNC

Acquisition reached a definitive agreement on April 29, 2000, and the CMI shares will therefore be valued for accounting purposes based on the average closing price of CMI's Common Stock as quoted on the NASDAQ National Market System for the period from April 25, 2000 through May 4, 2000, inclusive, which was $3.89. The assets and liabilities of CMI will be adjusted to their estimated fair values, and the excess of the calculated purchase price of approximately
$19.4 million over such estimated fair values will be allocated to goodwill for accounting purposes.

    After the Closing, CMI's primary business focus will be the business-to-business electronic commerce services and solutions of PNC, instead of its current focus on manufacturing die-cast replicas. PNC has indicated its interest in disposing of CMI's current business following completion of the PNC Acquisition, and it is likely that these assets and operations will be classified as a Discontinued Operation for accounting purposes at that time. In light of this, a management group led by CMI's Chief Executive Officer, Mr. Carl Tong, has indicated an interest in negotiating a purchase of the current business. However, neither CMI nor PNC have entered into any formal understanding or arrangement with respect to a disposition of the current business, and such a disposition is not a condition to the acquisition of PNC.

    For further information concerning the accounting treatment of the proposed PNC Acquisition, see the discussion and financial information contained below under "Unaudited Pro Forma Condensed Combined Financial Statements." Also, see "Risks Related to the PNC Acquisition--There is No Assurance That We Will Be Able to Sell the Current Business of CMI Following the PNC Acquisition or, If So, At What Price" and "Risks Related to the PNC Acquisition--The Purchase Method of Accounting Will Have a Negative Effect on Future Reported Earnings."

ANTITRUST MATTERS

    The PNC Acquisition is not subject to the pre-filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and does not pose any antitrust concerns.

DESCRIPTION OF CMI

    We are a leading independent manufacturer of collectible-quality, die-cast replicas of cars, trucks, buses and other items. In addition, during 1999, we developed a proprietary line of die-cast marine products, including boats and engines. Die-cast collectibles are distinguishable from die-cast toys by their authentic design, exacting engineering and attention to detail, including abundant use of identifiable brand names, logos and other licensed marks. The die-cast products we manufacture are 1/6th to 1/160th scale and include as many as 450 parts, including numerous moveable parts. They are marketed and distributed by our customers primarily to collectors, hobbyists and enthusiasts at retail prices ranging from $20 to $200 or more. Our customers are primarily U.S. and European marketers and distributors of vehicle replicas and other collectibles, including Danbury Mint (MBI), Paul's Model Art, Mattel, Action Performance, First Gear, Corgi Classics, Road Champs and Hallmark Cards.

    With the acquisition of the Sinar Industrial Limited group of companies ("Sinar") in July 1999, we expanded our range of products to computer and interactive video game peripherals ("CGPs"). Sinar designs and markets a variety of game controllers for various game platforms such as Nintendo, Sony PlayStation & PC. The range of products includes a wide variety of ergonomically designed joysticks, joypads, steering wheels, light guns, cable products and multimedia peripherals. Sinar's products are distributed and sold primarily in the United States, Europe, and Asia. The new products compliment our die-cast collectibles by broadening the product lines of some of our existing customers. These products also appeal to an end customer with similar demographics to our collectors. In the past, Sinar has designed and marketed its products, but outsourced all manufacturing to third-party vendors. Beginning in the first quarter of 2000, some of the CGPs are being manufactured in our Dongguan facilities. We provide our experience in manufacturing and production control to ensure product quality and enhance margins.

    Our mission is to provide the highest level of product quality and customer service among independent manufacturers of die-cast collectibles and computer and video game peripherals. We offer our customers turnkey product development and manufacturing capabilities that are customized to meet their specific needs. Our vertically integrated process affords complete sourcing of raw materials, engineering, assembly, quality control and final packaging of products in commercial quantities. Depending on the customer's needs, we provide a self-contained production area within one of our factories with tooling and other production functions dedicated to manufacturing the customer's products according to its particular design, engineering and quality requirements. This approach permits customers to closely supervise and control all aspects of the production process and to protect the confidentiality of their product design and engineering. Our turnkey process enables our customers to shorten the lead time from conceptual design to product delivery and to minimize production costs while maintaining high quality and reliability.

    All of our manufacturing operations are conducted through Creative Master Limited ("CML"), our wholly-owned Hong Kong subsidiary, and its subsidiaries. CML was co-founded in 1986 by Mr. Carl Tong and Mr. Leo Kwok. Our manufacturing facilities are located in the Dongguan region of Guangdong Province, the People's Republic of China ("PRC"), approximately 60 miles northwest of Hong Kong. The Dongguan facilities contain over 550,000 square feet of manufacturing space plus housing and related facilities for approximately 6,000 workers.

    For a further description of our business, including a discussion of the risks inherent in such business, and detailed financial information, stockholders are urged to read our Annual Report on Form 10-KSB for the year ended December 31, 1999, a copy of which is included with this Proxy Statement.

    Our principal executive offices are located at Casey Industrial Building, 8th Floor, 18 Bedford Road, Taikoktsui, Kowloon, Hong Kong.

DESCRIPTION OF PNC

    OVERVIEW AND HISTORY

    Founded in July 1999, PNC is engaged in developing, marketing and supporting full-service business-to-business ("B2B") e-commerce solutions for Asian businesses and other companies that are involved or seek to become more involved in trans-Pacific B2B trade.

    PNC's principal focus to date has been on designing the "PacificNet.com Solution" and establishing and entering into strategic relationships with Asian and North American business partners and e-commerce solution providers. PNC's business strategy is to offer Asian businesses complete e-commerce solutions, including front-end services such as Web site design, hosting, product database development and management, and shopping cart applications, and back-end services such as order processing and transaction payment processing. PNC has developed a proprietary e-commerce solution called eMerchant 2000 for small and medium sized Asian businesses. A substantial number of small and medium-sized enterprises ("SME's") have signed on to use eMerchant 2000, and installations are currently in progress, primarily in Hong Kong and the PRC. In addition, PNC has been engaged to develop B2B e-commerce solutions for certain strategic partners and other major Asian companies. PNC's U.S. office is developing specific solutions as well as strategic partnerships to facilitate trans-Pacific B2B trade for its North American customers and partners. These activities are described in detail below.

    PNC was organized under Minnesota law as a limited liability company in July 1999. In November 1999, PNC's Asian operations were organized as a wholly-owned subsidiary based in Hong Kong ("PacificNet.com Limited"). PNC's Asian headquarters and operations are located in Hong Kong. PNC's U.S. headquarters and operations are located in Minneapolis, Minnesota. PNC currently has sales and development offices in Minneapolis, Vancouver, Hong Kong, Shanghai and Kuala Lumpur, Malaysia.

    Two of PNC's principal owners, B2B Limited (a wholly-owned subsidiary of CSH) and Fortune E-Commerce Limited (a wholly-owned subsidiary of Fortune Tele.com Holdings Ltd.--"Fortune Tele.com"), have agreed to actively promote and use PNC's e-commerce solutions and services within their affiliated companies. CSH and Fortune Tele.com are both listed companies in Hong Kong (HKSE: 0235 and
GEM: 8040, respectively), and CSH is the majority stockholder in China Tire Holdings Ltd. (NYSE: TIR). China Tire is one of the largest tire manufacturers in the PRC, with a share of approximately 10%, or $316 million, of the domestic tire market in the PRC. Although no written agreements are currently in place, it is anticipated that PNC will build a B2B portal site for China Tire's products and develop China Tire's procurement system. These Asian-based companies are all significant in size and scope of operations, and the continued support of PNC by the chairmen of these two companies, both of whom are expected to become directors of CMI if the PNC Acquisition is consummated, is an integral part of PNC's business strategy.

    In April 2000, PNC entered into a joint venture agreement with APP China Group Limited ("APP China"), a wholly-owned subsidiary of Asia Pulp & Paper (NYSE: PAP), to create a corporation owned 51% by PNC and 49% by APP China, to be the exclusive provider of e-commerce solutions and services to APP China. In addition, APP China agreed to make an investment in PNC valued at $5 million. Asia Pulp & Paper is a majority-owned subsidiary of the Sinar Mas Group, one of the largest diversified holding companies in Asia with direct and indirect investments in over 300 Asian manufacturers, finance companies and basic industries. The Chairman of PNC, who is also the Chairman of CSH, has a brother and sister who are officers in the Sinar Mas Group.

    In March 2000, PNC entered into a joint venture agreement with Leginet Sdn. Bhd., a majority-owned subsidiary of Ng Tiong Seng Corporation Sdn. Bhd. ("NTSC"), a large holding company with interests in numerous Malaysian businesses. The purpose of the agreement is to create a corporation, PacificNet-NTSC.com, owned 60% by NTSC and 40% by PNC, to provide business-to-business and business-to-consumer e-commerce products and services solutions and services for the Malaysian market.

    In April 2000, PNC acquired North America China Trade Centre Corp. ("NACTC"), a Canadian company based in Vancouver, British Columbia, providing trans-Pacific trade promotion services to over 1,000 Chinese companies, and PNC entered into an agreement with Canadian Metropolitan Properties Corp. to manage the operations of NACTC.

    The transactions and relationships discussed above are described in greater detail below under "Strategic Relationships."

    PNC's offices are located at the following locations:

       - Asian Headquarters and Operations--15th and 29th Floors, Aon Insurance Tower, 3 Lockhart Road, Wanchai, Hong Kong.

       - US Headquarters and Operations--3405 Annapolis Lane North, Minneapolis, Minnesota 55447.

       - PacificNet.com China Limited (joint venture with APP China)--19th Floor Financial Square, 333 Jiujiang Road, Shanghai, PRC 200001.

       - PacificNet-NTSC.com Sdn. Bhd. (joint venture with NTSC)--Lot 10383, Jalan Sungai Jati, 41000 Klang, Selangor Darul Ehsan, Kuala Lumpur, Malaysia.

    THE PACIFICNET.COM SOLUTION

    PNC develops, markets, licenses and supports comprehensive solutions that are designed to allow its customers to engage in business-to-business (primary focus) and business-to-consumer (secondary) Internet commerce. The "PacificNet Solution" is a combined technology and services offering focused on three distinct markets: enterprise customers, SME's and Internet community managers. PNC offers customers a comprehensive and integrated solution for eTailing, eProcurement and eDistribution. A summary of the eMerchant2000 technology platform offerings, functionality and current status follows:

ETAILING
    Storefront                            Completed
    Product Catalogue                     Completed
    Shopping Cart                         Completed
    Auction                               In-Progress
    Forum                                 In-Progress
    Chat Room                             In-Progress
    Guest Book                            In-Progress
    Reports                               Completed
    Shop Administration                   Completed

EPROCUREMENT
    Buying Office                         In-Progress
    Supplier Directory                    In-Progress
    Suppliers' Catalogues                 In-Progress
    Forward Auction                       In-Progress
    Office Administration                 In-Progress

EDISTRIBUTION
    Sales Office                          In-Progress
    Buyer Directory                       In-Progress
    Product Catalogue                     In-Progress
    Reverse Auction                       In-Progress
    Office Administration                 In-Progress

    SERVICES OFFERED THROUGH PNC AND ITS BUSINESS PARTNERS

PAYMENT TRANSACTION PROCESSING
    Online Transaction Processing         In-Progress
    Payment on Delivery                   In-Progress

LOGISTICS SUPPORT SERVICES
    Warehousing                           In-Progress
    Order Processing                      In-Progress
    Real-Time Order Tracking System       In-Progress
    Delivery                              In-Progress

MEMBER SERVICES MANAGEMENT
    Call Centre                           In-Progress
    Order Message Log                     In-Progress
    Administration Centre                 In-Progress

TRADE INFORMATION MANAGEMENT
    Trade-related News                    In-Progress
    Research Reports                      In-Progress
    Trade Event Diary                     In-Progress
    Bulletin Board                        In-Progress
    Advertising                           In-Progress

SYSTEMS INTEGRATION SERVICES              In-Progress
    Integrate existing MRP/ERP/ASP
      Systems

CONSULTANCY SERVICES                      Available
    Provide Customized e-Commerce Solutions to augment the above services/features, including:
    Implementation Approach
    Project Management
    Methodologies and Tools

SKILL TRANSFER                            In-Progress
    Provision of training for Administrators, Technical Staff, and Key Users

TECHNICAL SUPPORT HELPDESK                In-Progress
    Provision of Technical Support online, via facsimile, or telephone

    The PacificNet.com Solution for e-commerce is designed to produce the following benefits to buyers and sellers:

       - enabling buyers to reduce their cost of goods sold and increase their operating margins by transacting directly with the seller through the PacificNet.com Solution;

       - enabling sellers to commence e-commerce activities within a very short time frame;

       - enabling sellers to implement customer-specific pricing, update product information and introduce new products without being limited by catalog publication cycles; and

       - providing both buyers and sellers with an automated solution for trade finance processing (automated letters of credit, documentation authorization), shipment consolidation, warehousing and distribution.

    INDUSTRY OPPORTUNITY AND EXPECTED GROWTH IN INTERNET USAGE IN ASIA AND THE
    PRC

    With an ever-increasing number of users, both in the United States and internationally, the Internet has emerged as a significant mass communications medium. International Data Corporation ("IDC") estimates that the number of individuals worldwide with access to the Internet reached approximately
200 million as of the end of 1999. Zona Research Inc. estimates that the combined Internet and Intranet software market increased from $342 million in 1995 to $3.3 billion in 1998.

    PNC management believes that the next major phase of Internet growth will be driven by the emergence of commerce and other interactive business applications of the Web. Businesses are seeking ways to take advantage of the fact that other businesses with which they need to interact, including customers, suppliers and distributors, are increasingly using the Internet. Traditionally, many large companies built private networks to communicate with their largest customers, suppliers and distributors. Today, the Internet's worldwide accessibility can make Internet-based data communications highly efficient, virtually instantaneous, cost effective and available to organizations of all sizes.

    PNC management believes that an opportunity exists to create Internet communications solutions to allow commerce to be conducted more efficiently between companies in the United States and their trade partners in developing countries. PNC has chosen to focus on trans-Pacific electronic commerce because of the sustained growth in trade that is forecast between these two regions and because of the Asian relationships of its members and strategic partners. In addition, Internet usage, while presently in its infancy in Asian countries (non-Japanese), is expected to grow over the next several years.

    IDC estimates that non-Japanese Asian e-commerce reached $2 billion in 1998, and predicts that this figure will grow to $32.6 billion in 2003. PNC management believes that much of this growth in B2B e-commerce in Asia will be driven by SME's in both North America and Asia that are seeking to break down international barriers in order to reach more potential customers, suppliers and business partners and to compete more effectively. According to IDC, Internet penetration by small business is likely to reach 70% by 2002.

    Businesses involved in international trade and the sourcing and selling of products and services in many countries are bound to encounter disparate currencies, laws and languages. These factors pose unique challenges for cross border communications, logistics and customs, and also offer a unique opportunity for a company like PNC focused on making trans-Pacific trade more economical and efficient through the use of electronic commerce. According to a Goldman Sachs survey, the key growth drivers for the B2B market in Asia are affected by a variety of factors, including:

       - as existing and emerging markets in Asia adopt B2B, it creates a network effect that further accelerates B2B adoption;

       - as Western companies adopt B2B, they force adoption among their Asian trading partners;

       - Asian governments are actively intervening to encourage or enforce B2B adoption; and

       - as an increasing number of businesses upgrade from mainframes to client server systems, these platforms lend themselves to diverse B2B application.

    The PRC is a key geographic market for PNC, where much of its initial marketing efforts have been focused. According to a joint study of Strategic Group and BDA (China), the PRC is the fastest growing Internet market in Asia and the number of Chinese Internet users grew from 2.1 million in 1998 to approximately 6.7 million in 1999. The PRC's Internet user base is expected to exceed 33 million by 2003, growing at an average annual rate of nearly
60 percent over the next five years. This will create significant new opportunities for PNC to utilize its solutions and services to enable companies in the PRC to expand trade with companies in North America and vice versa.

    BUSINESS STRATEGY

    In addition to completing the PacificNet.com Solution, the key components of PNC's business strategy are as follows:

       - Create marketing and distribution alliances with strategic Asian and North American based companies that can generate services revenue and create traffic using the PacificNet.com Solution. This is initially being accomplished with the support and assistance of certain key PNC Members with substantial business activities and relationships in Asia. As PNC continues to grow, management is increasingly focusing on additional strategic alliances with third party providers that can utilize PNC's solutions and services or that can provide content or services for its front-end or back-end solutions.

       - Generate services revenue for providing solutions to businesses that enable them to communicate effectively and securely over the Internet, generate licensing revenue for the client's use of PNC's proprietary technology and, most importantly, generate transaction-based revenue for ongoing transactions that businesses complete using the PacificNet.com Solution.

       - Focus on SME's as a significant portion of the target customer market. These businesses are less likely to have the internal resources necessary to implement e-commerce solutions on their own. In addition, management of PNC believes that there will be less competition in serving this market.

       - Establish customer awareness of the "PacificNet.com" name and association of this name with the brand of e-commerce solutions and services that PNC offers. This will be accomplished through participation at trade shows and similar events, increased advertising once more of the PacificNet.com Solution is functional and through word of mouth as PNC continues to build a reputation for quality service with existing customers.

       - Recruit, train, motivate and retain highly skilled managers and employees, particularly in sales and marketing and software engineering. Implementing PNC's business strategy and managing the anticipated growth in PNC's business will require a significant investment in human resources. PNC presently has approximately 56 full-time employees and is actively recruiting additional personnel.

    COMPETITION

    Competition for electronic commerce products and services is intense. PNC management expects that competition to continue to intensify. Barriers to entry are minimal, and competitors can launch new Web sites at a relatively low cost.

    PNC management believes that the principal competitive factors for business-to-business e-commerce solutions are breadth and scope of solution, depth of supplier content, interoperability with existing information technology systems, scalability, functionality, ease-of-use, ease-of-implementation, total cost of ownership and installed base of referenceable customers. Many of PNC's competitors have greater brand recognition and greater financial, marketing and other resources. This may place PNC at a disadvantage in responding to competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

    Many e-commerce companies offer similar functionality to that of PNC's products and services; however, management believes that PNC can compete effectively by offering a comprehensive, integrated solution of both front-end order processing management and back-end fulfillment capability. Competition is most intense in the front-end electronic shopping mall capability that PNC offers. Electronic mall capability includes a common Web site, electronic catalogue of products for sale and online ordering capability. Manufacturers generally pay a fee to list products for sale at these sites. The following companies offer similar electronic mall functionality: MeetChina.com, Global Sources, Merchandise Online.com, CETrade.com, RedTagBiz.com, RedTag.com, Alibabas.com, BizBuyer.com, Trade Sources.com, Tradepac.com, AsiaTrade.com, Asianproducts.com, Asiamfrs.com, Asia4Sale.com and Web Connection.

    PNC will likely face intensified competition for business and for opportunities to create strategic alliances from various sources, several of which are concentrating their efforts in trans-Pacific trade, like PNC. To date, this includes companies involved in or offering (a) supplier and buying consortiums, (b) Internet-based enabling technologies and (c) service integrators. The supplier and buying consortiums offer direct-to-manufacturer solutions and electronic mall functionality, and they principally include the companies mentioned in the prior paragraph. Those competitors offering Internet-based enabling technologies often have an industry-based focus that may include a single industry or multiple industries that can best utilize a particular technology, and examples of these types of companies include Ventro, VerticalNet, SciQuest and Anderson Unicom Group. Other competitors in this area offer broader Internet-based enabling technologies for horizontal trans-Pacific B2B commerce, and they include Ariba and Commerce One. In addition, PNC may face competition from traditional enterprise resource planning technology companies with broad-based strategies relating to the Internet, including

SAP and Oracle. Finally, PNC competes with traditional service integrators focused on enabling customers with Internet access for electronic commerce, including Scient, Andersen Consulting and IBM. Internet holding companies, including venture funds with Internet incubators such as Internet Capital Group, CMGI and Pacific Century Cyberworks, also have or are developing portfolio companies that are focused on identifying technologies and integrated solutions to accelerate the delivery of electronic commerce.

    Unlike most of its competitors, PNC competes for a share of a customer's procurement budget by offering an end-to-end, one-stop shopping, e-commerce solution. PNC has built a team with knowledge in Web solutions, system design, e-commerce operations, logistics, payment support and ERP integration services in order to provide its customers with cost effective, efficient and pragmatic end-to-end solutions. PNC's management believes that the comprehensive nature of its solutions, its specific focus on trans-Pacific trade, primarily for SME's, and the scope and depth of its strategic relationships and alliances, many of which are already in place, will give it a competitive advantage with customers in its target markets.

    STRATEGIC RELATIONSHIPS

    Since inception, PNC has sought to create strategic relationships with Asian and North American entities for the use/development of the PacificNet.com Solution.

    ASIA ONLINE. In 1999, PNC entered into a Strategic Partnering and Distribution Agreement for the marketing, promotion and sale of PNC's e-commerce products and services to Asia Online and its members. Asia Online is a leading Asian Internet Service Provider ("ISP"). Asia Online provides Internet-related communications services and productivity tools to facilitate communications among Asians and people with an interest in Asia worldwide. Asia Online offers a variety of Internet-related services including dial-up Internet access, leased lines, ISDN, roaming, Web development and hosting services, advertising and e-commerce capabilities. Through its technology partnerships, Asia Online plans to offer Internet-based communications solutions including voice-over-IP, Internet fax and Web-based Intranets/Extranets to domestic and international customers. Asia Online is credited with a number of Internet industry firsts. These include being the first ISP to establish direct links to other Asian countries, the first to set up its own facility in the U.S. to better distribute Asian content to an American audience and the first company in the world to license RealAudio for the Internet.

    HONG KONG PRODUCTIVITY COUNCIL. In 1999, PNC entered into an e-commerce Development and Partnership Cooperation Agreement covering up to 400 existing Hong Kong businesses for the use of PNC's services and solutions. The Hong Kong Productivity Council ("HKPC") is a multi-disciplinary organization established by statute in 1967 to promote increased productivity and the use of more efficient methods throughout Hong Kong's business sectors. HKPC is governed by a council representing managerial, labor, academic and professional interests, as well as a number of government departments concerned with productivity issues. HKPC and its subsidiary companies employ about 600 consultants and staff, and provide a multitude of services to approximately 4,000 companies each year.

    FORTUNE TELE.COM. In 1999, PNC entered into a Strategic Investment, Joint Venture and Alliance Partnership Agreement with Fortune Tele.com, whereby Fortune Tele.com represents and assists PNC in the marketing, sales and promotion of PNC's e-commerce products and services to Fortune Tele.com's existing customers, distributors, resellers, business partners and holding companies. Fortune Tele.com is an investor in PNC and owns approximately 10% of the fully diluted Membership Interests of PNC outstanding as of April 30, 2000. Fortune Tele.com, a listed company on the Hong Kong Stock Exchange Growth Enterprise Market Board, is among the leading distributors of mobile phones and accessories in the PRC. In addition, Fortune Tele.com is a leading service provider of wireless multimedia communications products and services in the PRC and Hong Kong through the integration of its diverse distribution network with e-commerce applications using wireless access protocol and other Internet technology. Complementary retailing and marketing services are provided through an extensive network of franchised shops and authorized "Fortune Tele.com" dealer's shops, spread across cities and provinces in the PRC. After-sales services are available through authorized agents' service centers in such major cities as Beijing, Shanghai, Guangzhou and Jiangmen. Fortune Tele.com has strategic business relationships with Nokia, Philips and Alcatel, and acts as the exclusive distributor for a number of these top-selling cellular phone manufacturers.

    MARQUETTE.COM. In January 2000, PNC entered into a Co-Development and Strategic Alliance Arrangement with marquette.com companies for the development of an automated "International Trade Finance Solution" as well as the mutual sales, promotion and marketing efforts of PNC and Marquette products and services. When completed, the co-developed International Trade Finance Solution will automate substantially all aspects of international trade including letters of credit, document certification and authentication.

    INTERELATE. In January 2000, PNC entered into a Co-Development and Strategic Alliance Arrangement with Interelate for the development of e-commerce customer analytic capabilities as part of the PacificNet.com Solution. Management anticipates that upon completion of this development PNC would have the capability to match buyers with sellers on the basis of predefined product criteria including price, quality, packaging and delivery lead times. PNC anticipate that this significant investment in technology will contain in excess of 10 million products, buyers and sellers.

    NACTC. PNC has acquired all of the common stock of NACTC, which provides trans-Pacific trade promotion services to approximately 1,000 Chinese companies. PNC also entered into an agreement with Canadian Metropolitan Properties Corp. ("Canadian") pursuant to which Canadian will manage the assets and obligations of NACTC for a minimum term of one year and, as one of its obligations under the management agreement, Canadian has agreed to cause a minimum of 800 PRC-based companies to register with PNC's B2B Internet service. PNC will manage all of the Internet-related activities and transactions for the PRC-based companies registered by Canadian. The total obligation of PNC to Canadian under this management agreement is approximately $1.1 million, payable over 12 months.

    APP CHINA. In January 2000, PNC and APP China entered into a letter of intent and in March 2000 the parties signed an agreement under which APP China has subscribed to purchase 1,000,000 Membership Interests of PNC for a total price of $5,000,000, consisting of $2,500,000 in cash and 334,225 unregistered shares of common stock of Asia Pulp & Paper (NYSE: PAP), the parent company of APP China. The parties have agreed that, for purposes of this transaction, the assigned value of the Asia Pulp & Paper shares is $2,500,000. As an integral part of this transaction, and with the aim of becoming mainland China's leading e-commerce solutions and services provider, APP China and PNC entered into a partnership agreement in April 2000 to form a joint venture enterprise, in which PNC will invest $510,000 in cash and take 51% of the equity and APP China will invest $490,000 in cash for the remaining 49% stake. The joint venture will provide e-commerce Website development and information technology products and services to businesses in the PRC. The complete package will be aimed at helping Chinese enterprises to adapt rapidly and use technology to compete more effectively with more established companies. In the launch phase during the next three months, PNC will custom-package its eMerchant2000 products with other proprietary e-commerce software to service APP China's 100-plus retail outlets in the PRC. These projects will be used as benchmarks for marketing solutions for other affiliated companies and businesses throughout the PRC.

    PACIFICNET-NTSC.COM SDN. BHD. On March 24, 2000, PNC entered into a joint venture agreement with Leginet Sdn. Bhd., a majority-owned subsidiary of Ng Tiong Seng Corporation Sdn. Bhd. ("NTSC"), to create a corporation, PacificNet-NTSC.com, owned 60% by NTSC and 40% by PNC, to provide business-to-business and business-to-consumer e-commerce solutions and services for the Malaysian market. The Managing Director of PacificNet-NTSC.com is Jeffrey Ng Chin Heng, who is also the Managing Director of NTSC. NTSC is a large, well-established Malaysian holding company with four listed companies on the Malaysia Stock Exchange. NTSC's principal activities include property investment, management services, rubber and shoe manufacturing, trading and ladies' lingerie.

    FIRST ECOM.COM In April 2000, First Ecom.com and PNC began the design of a safe, easy and fast e-payment solution between merchants and consumers through participating banks and financial institutions. As a global provider of electronic payment processing, First Ecom.com seeks to provide these services to merchants and financial institutions worldwide. Through strategic partnerships with banks, ISPs, e-commerce product suppliers, system integrators and storefront solution providers, the combined PNC-First Ecom.com solution will process credit card transactions made over the Internet in multiple currencies, either domestically or offshore.

    NETLIFE. In March 2000, PNC selected Netlife as a strategic partner to assist in the development of online payment solutions. From personalized home page design to order and inventory management, to customer database and secure payment facilities, the PNC/Netlife ServerPOS package will be designed to deliver a complete "all in one" secure e-commerce solution.

    IBM HONG KONG. In March 2000, PNC began partnering with IBM Hong Kong to jointly pursue electronic commerce activities by bundling the PacificNet.com Solution with IBM servers and hardware.

    TELEWIDE ENTERPRISES LIMITED. In April 2000, PNC commenced a project to integrate its eMerchant2000 solution with Telewide's software to provide online credit card clearing service. Telewide is an e-commerce payment solution provider for SME's. Its integrated package, Automated Secured Internet Shopping Services ("ASISS"), is designed to help merchants accepting credit cards for purchases over the Internet. ASISS checks the format of the card number and makes further security checks to validate the authenticity of the cardholder information.

    KERRY LOGISTICS LIMITED AND M.POS (HK) LIMITED. In April 2000, PNC, Kerry Logistics and M.POS (HK) Limited formed an alliance to launch a business-to-door ("B2D") e-commerce solution for the Hong Kong market. B2D is a solution that fully integrates the Web storefront, payment and logistics platforms with M.POS's mobile terminals. Using this process, credit card numbers are no longer required to be transferred via the Internet; instead, the payment transaction will be processed upon receipt of the goods using a mobile POS terminal.

    PROPERTIES

    PNC's U.S. corporate headquarters are located in an office facility in Plymouth (Minneapolis), Minnesota, where it leases approximately 3,000 square feet for a monthly fee of $2,750 under a month-to-month lease that expires in May 2000. PNC is in the process of evaluating new locations for its U.S. corporate headquarters.

    PNC's Asian headquarters and development center are located in Wanchai, Hong Kong, where it leases approximately 8,000 square feet for a combined monthly fee of approximately $16,000 under two leases that expire in December 2001 and May 2002, respectively. The total obligation under these leases is approximately $400,000. PNC maintains most of its computer systems in this facility.

    NACTC, PNC's recently-acquired Canadian operation, has a sales and marketing office located in Vancouver, British Columbia, which space is provided pursuant to a management agreement with Canadian Metropolitan Properties Corp.

    For specific addresses of PNC's principal properties, see "Description Of PNC--Overview and History" above.

    PNC effectively has sales offices in the United States located in Minneapolis, Pittsburgh, Los Angeles, Oklahoma City, Atlanta and Miami. All of PNC's sales professionals located in these facilities are commissioned independent contractors who operate out of their home offices. PNC has no lease arrangements for these facilities.

    EMPLOYEES

    As of April 30, 2000, PNC had 56 employees and contractors, all of which were full-time. Forty-five of these individuals were located in Hong Kong and 11 were in the United States. PNC considers its relationships with employees to be good. None of PNC's employees are covered by collective bargaining agreements.

    EXECUTIVE MANAGEMENT AND GOVERNORS

    The executive management and Governors of PNC, and their ages and positions, are as follows:

NAME                      AGE      POSITION
----                    --------   --------
GOVERNORS
Oei Hong Leong........     51      Governor (Chairman)
Tony Tong.............     32      Governor, Co-Chief Executive Officer of PNC
Richard Hui...........     31      Governor, Co-Chief Executive Officer of PNC
Catherine Ma..........     34      Governor, CSH Representative
Simon Chu.............     32      Governor, CSH Representative
Li Ling Xiu...........     36      Governor, CSH Representative
Paul Chow.............     38      Governor, Asia--Business Development
Steve Lau.............     37      Governor, Fortune Tele.com Representative

MANAGEMENT
Sally Li..............     29      Asia--Operations
Alfonso Oi Ip Fung....     41      Asia--Business Development
Charles W. Mueller....     41      U.S.--Finance
Kenley A. Tarter......     40      U.S.--Sales and Marketing

    OEI HONG LEONG has been the Chairman of PNC's Board of Governors since November 1999. Mr. Oei is the founder and Chairman (1991 to present) of Hong Kong-listed China Strategic Holdings Limited (HKSE:235) ("CSH"), which includes several listed companies, including China Tire Holdings Ltd. (NYSE:TIR) ("China Tire"), and MRI Holdings Ltd. (ASE:MRI), an Australian listed company. From 1971 to 1980, Mr. Oei was the Managing Director of the Sinar Mas Group. Mr. Oei left the Sinar Mas Group in 1980 to lead Singapore-based United Industrial Corp. and Singapore Land. In 1991, Mr. Oei moved to Hong Kong and acquired what is now CSH. Mr. Oei has also been the chairman of more than 40 Sino-foreign joint ventures in the PRC.

    TONY TONG is a co-founder of PNC and has served as a Governor and its co-CEO since inception in July 1999. Mr. Tong is also a Director and Co-Founder of TalentSoft Inc., a private company which provides e-commerce consulting, service and Internet software application products, where Mr. Tong was the chief architect of the company's software products Talentsoft Web and Web+Shop. From March 1997 to November 1999, Mr. Tong served as the Chief Technology Officer and VP of Strategic Development and International Business at Vallon, Inc, an Internet Web site development and e-commerce service company. Vallon is the provider of Net Propulsion, an Internet Web site design and e-commerce full-service solution for small and medium sized businesses. Prior to joining Vallon, Mr. Tong was the Chief Information Officer of DDS, Inc., an SAP consulting firm. From 1992 to 1995, Mr. Tong served as Project Leader and Consultant at Andersen Consulting, Fingerhut Corporation and Target Stores (Dayton Hudson Corporation). Mr. Tong is the inventor, designer, and patent holder of

Patent Number 6,012,066 (granted by the U.S. Patent and Trademark Office), Computerized Work Flow System, an Internet Web-based workflow management system for automated Web site creation and process management.

    RICHARD HUI is a co-founder and co-CEO of PNC and has managed its Asian operations since inception in July 1999. From 1992 to late 1999, Mr. Hui was the CEO of Talent Information Management HK Limited and Pacific Internet Limited, both of which are Internet consulting firms based in Hong Kong. There, Mr. Hui also served as the Chief Technology Officer of the IT School Intranet project in 1998, which established Intranet and Internet educational systems for schools in Hong Kong. Mr. Hui has also been a Director of Hong Kong listed Fortune Tele.com since October 1999. Mr. Hui is the husband of Ms. Sally Li, who is responsible for Asian operations of PNC.

    CATHERINE MA has served as a Governor of PNC since November 1999. Ms. Ma is a chartered secretary and has over 12 years of working experience in the company secretarial profession. Ms. Ma joined CSH as its Secretary in 1991 and currently serves as its Executive Director (1995 to present) in charge of all corporate development. Before joining CSH, Ms. Ma had worked for Peat Marwick and other Hong Kong listed companies in legal and corporate affairs. Presently, Ms. Ma is also a director of all listed subsidiaries and related companies of CSH.

    SIMON CHU has served as a Governor of PNC since November 1999. In January 2000, Mr. Chu was appointed Director for Business Development of CSH. From 1998 to 1999, Mr. Chu was the Executive Director, Vice Chairman, and President of PRC Operations of Hong Kong listed Tricom Holdings Limited (now Pacific Century Cyberworks Limited). Mr. Chu also serves as a director of Hong Kong listed China Online Holdings Limited since 1999.

    LI LING XIU has served as a Governor of the Company since November 1999.
Ms. Li joined CSH as Deputy General Manager--China Division in 1994, and has held the title of Group Deputy General Manager since 1996, during which time she was actively involved in the establishment and operation of more than 40 joint venture manufacturing companies. Ms. Li has also been a Vice President of China Tire since 1996.

    STEVE LAU has served as a Governor of PNC since November 1999. Mr. Lau is the founder of Fortune Tele.com, one of the largest distributors of cellular phones and provider of related services in the PRC, and has held the titles of Chairman and CEO since 1993. Prior to establishing Fortune, Tele.com, Mr. Lau was employed by the Hutchison Group, a large telecommunications company in Hong Kong, and later represented Hutchinson China as a consultant providing advice for development of Hutchison's operations in the PRC.

    PAUL CHOW has served as a Governor of PNC since February 2000. Mr. Chow is a full-time consultant to and functions as the Director of Business Development for PNC's Asian subsidiary, PacificNet.com Limited. Previously, Mr. Chow was from 1989 to 1999 Managing Director of Elegance Textile (HK) Ltd., an industrial concern based in Hong Kong and the PRC with manufacturing interests in textiles, clothing and printing plants. From 1985 to 1988, Mr. Chow held the title of Manager, Corporate Banking at Standard Chartered Bank PLC, in its Hong Kong office. From 1983 to 1985, Mr. Chow was the Deputy Manager of Hua Jay Joint Venture Co. Ltd. ("Hua Jay"), one of the first Sino-foreign joint venture companies. Hua Jay developed and marketed the first turnkey industrial park in the PRC located in the Shenzhen Special Economic Zone.

    SALLY LI is a co-founder of PNC and has served as a Governor since
July 1999. Ms. Li has also managed the Asian operations of PNC since July 1999. From 1995 to late 1999, Ms. Li was the General Manager of an Internet consulting company, Talent Information Management (HK) Ltd. ("TIM"), which she co-founded, and was responsible for product development and marketing communications.
Ms. Li has been a director of TIM since 1995. Ms. Li is the wife of Mr. Richard Hui, who is a Co-CEO of PNC.

    ALFONSO OI IP FUNG is a full-time consultant to PNC and has been involved in PNC's business development efforts in Asia since November 1999. Mr. Fung is self-employed and is a specialist in the assessment of legal costs under the Hong Kong legal system. In 1988, Mr. Fung published a computer software program for preparing legal bills and licensed it to the Hong Kong Government. Mr. Fung is a non-executive director of Fortune Tele.com.

    CHARLES W. MUELLER has been involved in U.S. finance matters for PNC since November 1999. From 1996 until joining PNC, Mr. Mueller served as the General Manager of the North American Consulting Group for Information Advantage, a business intelligence technology company. Prior to this, Mr. Mueller spent
14 years with Price Waterhouse (3 years) and Arthur Andersen/Andersen Consulting (11 years).

    KENLEY A. TARTER has been handling U.S. Sales and Marketing for PNC since January 2000. From 1996 through January 2000, Mr. Tarter served as the Vice-President of International Business Development for Heller Financial (NYSE:
HF), a large commercial finance organization. Prior to this, Mr. Tarter served as an International Trade Specialist for several organizations including the U.S. Department of Commerce (3 years), Potomoc World Trading (2 years) and the Washington International Trade Association (3 years).

RISKS RELATED TO THE BUSINESS OF PNC

    If the PNC Acquisition is consummated, PNC will become a wholly-owned subsidiary of CMI, and CMI's primary focus will be the business of PNC, rather than CMI's existing business. The management and governors of PNC have expressed their intention to divest CMI of its current business (see "Description of CMI" above) in order to devote all of their time and attention to the business-to-business electronic commerce services and solutions of PNC. In light of this, a management group led by CMI's Chief Executive Officer, Mr. Carl Tong, has indicated an interest in negotiating a purchase of the current business. However, neither CMI nor PNC have entered into any formal understanding or arrangement with respect to a disposition of the current business, nor is any such disposition a condition to the PNC Acquisition. Stockholders of CMI should carefully read the following risks related to the business of PNC, since this business will become CMI's primary focus if the PNC Acquisition is consummated and it will be CMI's only focus if the current manufacturing business is sold subsequent to the Closing.

    PNC HAS A LIMITED OPERATING HISTORY AND ANTICIPATES CONTINUED LOSSES FOR THE FORESEEABLE FUTURE

    PNC has only a limited operating history on which investors can base evaluations of its business and prospects. In addition, its prospects must be considered in light of the risks and uncertainties inherent in and traditionally encountered by companies in an early stage of development in new and rapidly evolving markets.

    PNC was founded and commenced operations in July 1999. Its focus to date has been primarily on designing the "PacificNet.com Solution" and creating strategic relationships. From inception through December 31, 1999, revenues were only $49,000. Although management of PNC expects revenues to grow rapidly during 2000 and thereafter, there can be no assurance that this will be the case.

    Since PNC commenced operations, it has incurred losses. For the period from inception through December 31, 1999, losses totaled $384,000. Expenditures have been increasing and are expected to continue to increase substantially in all areas, particularly in solution development and sales and marketing. Management of PNC expects to continue to incur losses for at least the next two years.

    PNC may never be profitable or, if it becomes profitable, it may be unable to sustain profitability. Its limited operating history makes predicting future operating results, including operating expenses, very difficult. In order to increase revenue and achieve profitability, PNC must, among other things:

       - complete development of the PacificNet.com Solution;

       - increase market acceptance of its solutions and services;

       - successfully execute its strategic partner alliance strategy;

       - develop and maintain awareness of its brands;

       - attract, integrate, motivate and retain qualified personnel;

       - continue to build financial and operational infrastructure; and

       - offer high quality customer service and support.

    The ability to increase revenue and achieve profitability also depends on a number of factors outside PNC's control, including the extent to which:

       - competitors develop competing e-commerce services and solutions;

       - strategic alliance and other marketing partners dedicate resources or otherwise give priority to promoting PNC's products and services; and

       - PNC maintains access to significant amounts of capital.

    Many of these risks are separately discussed below.

    PNC'S COMPLETE SOLUTION IS STILL UNDER DEVELOPMENT

    Since inception, PNC's principal focus has been on designing the "PacificNet.com Solution" and creating strategic relationships with Asian and North American business partners and solution providers. A listing of the components within the PacificNet.com technology solution and a status of each component as of March 2000 can be found in the discussion under "PNC Business--Status of the Solution."

    Currently, PNC is able to offer substantially all of the e-commerce setup components for license and is generating services revenue from such activities. If the PacificNet.com Solution is not fully implemented on a timely basis, PNC's business, financial condition and operating results could be materially adversely affected.

    THERE IS NO ASSURANCE OF MARKET ACCEPTANCE OF PNC'S PRODUCTS

    PNC believes that a significant contributing factor in its initial growth has been the ability to create and maintain strong relationships with the community of Web developers that initially reacted favorably to PNC's business strategy and have or are likely to adopt PNC's products. This community of early adopters demands rapid improvements in the performance, features and reliability of products, as well as a high level of customer service. If PNC's products do not continue to satisfy the Web developer community or otherwise fail to sustain sufficient market acceptance, its business, financial condition and operating results could be materially adversely affected. Due in part to the emerging nature of the Web development products market and the substantial resources available to many market participants, PNC management believes there is a time-limited opportunity to achieve and maintain maximum market share in this market.

    PNC'S BUSINESS STRATEGY DEPENDS ON THE GROWTH OF THE INTERNET AND THE SECURITY OF BUSINESS TRANSACTIONS CONDUCTED OVER THE INTERNET

    PNC's business would be adversely affected if B2B Internet usage does not continue to grow. Internet usage may be inhibited by a number of reasons, such as:

       - lack of infrastructure and insufficient technical capabilities;

       - security concerns;

       - inconsistent quality and ease of service; and

       - lack of availability of cost-effective, high-speed service.

    If B2B Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth or its performance or reliability may decline. In addition, Web sites may from time to time experience interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If such outages or delays frequently occur in the future, Internet usage, as well as usage of PNC's solutions, could be adversely affected.

    Concerns regarding the security of confidential business information transmitted over the Internet prevents many potential customers from engaging in online transactions. If PNC does not add sufficient security features to future product releases, its products may not gain market acceptance or there may be additional legal exposure to PNC. PNC has included basic security features in its products to protect the privacy and integrity of customer data, such as password requirements for access to portions of its vertical trade communities. However, PNC does not currently use sophisticated authentication technology or encryption, which transforms information into a "code" designed to be unreadable by third parties, to protect confidential information such as credit card numbers. As part of the development of its total PacificNet.com Solution, PNC intends to license encryption technology to protect confidential transaction data.

    Internet infrastructure is potentially vulnerable to electronic break-ins, viruses or similar problems. If a person circumvents PNC's security measures, he or she could misappropriate proprietary information or cause interruptions in PNC's operations. Security breaches that result in access to confidential information could damage PNC's reputation and expose it to a risk of loss or liability. PNC may be required to make significant unplanned investments and efforts to protect against or remedy security breaches. If PNC does not adequately address security issues and the concerns of its customers and potential customers in this area, its business, financial condition and operating results could be materially adversely affected.

    THERE IS INTENSE COMPETITION FOR THE E-COMMERCE SOLUTIONS THAT PNC OFFERS

    Competition for electronic commerce products and services is intense. PNC expects that competition will continue to intensify in all areas of e-commerce, including those serviced by PNC. Barriers to entry are minimal, and competitors can launch new Web sites and introduce new products and services at a relatively low cost. PNC competes for a share of a customer's procurement budget by offering an end-to-end e-commerce solution. However, competitors may develop Internet products or services that are superior to, or have greater market acceptance than, PNC's solutions. Many of PNC's competitors have greater brand recognition and greater financial, marketing and other resources than PNC. This may place PNC at a disadvantage in responding to competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. If PNC is unable to compete successfully, its business, financial condition and operating results could be materially adversely affected.

    PNC'S MARKET IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE WHICH MAY BE DIFFICULT FOR PNC TO KEEP UP WITH IN A COST-EFFECTIVE MANNER

    PNC's market is characterized by rapid technological change and frequent new product announcements. Significant technological advances in the future could render PNC's existing and planned e-commerce solutions technology obsolete. To be successful, PNC must adapt to a rapidly changing market by continually improving the responsiveness, services and features of its solutions. PNC's success will depend, in part, on its ability to license leading technologies useful in its business, enhance existing services and develop new services and technology that address the needs of its customers. PNC will also need to respond to technological advances and emerging industry standards in a cost-effective and timely manner. If PNC is unable to successfully respond to these rapid changes and new developments or does not respond in a cost-effective manner, PNC's business, financial condition and operating results could be materially adversely affected.

    CAPACITY LIMITS ON PNC'S TECHNOLOGY, TRANSACTION PROCESSING SYSTEM AND NETWORK HARDWARE AND SOFTWARE MAY BE DIFFICULT TO PROJECT AND PNC MAY NOT BE ABLE TO MEET INCREASED USE

    As traffic to PNC's Web site and use of its solutions increase, PNC must expand and upgrade its technology, transaction processing systems and network hardware and software. PNC may not be able to accurately project the rate of increase in traffic for these channels. In addition, PNC may not be able to expand and upgrade systems and network hardware and software capabilities to accommodate increased use of its vertical trade communities. If PNC does not appropriately upgrade its systems and network hardware and software in a cost-effective manner and on a timely basis, its business, financial condition and operating results could be materially adversely affected.

    THERE IS LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY

    PNC's success depends to a significant degree upon the development and protection of its software, solutions, deployment methodologies and other proprietary technology. The software industry has experienced widespread unauthorized reproduction of software products. The unauthorized reproduction of PNC's proprietary technology could enable third parties to benefit from PNC's technology without paying for it. PNC attempts to protect proprietary technology primarily through:

       - trade secret, copyright and trademark laws;

       - license agreements;

       - employee and third party non-disclosure agreements; and

       - limiting access to and distribution of PNC's documentation and other proprietary information.

    The steps PNC has taken to protect its proprietary technology may be inadequate. Existing trade secret, copyright and trademark laws offer only limited protection. In addition, PNC relies in part on "shrinkwrap" and "clickwrap" licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. Moreover, the laws of the PRC and other countries in which PNC markets its products may afford little or no effective protection of intellectual property. Other companies could independently develop similar or superior technology without violating PNC's proprietary rights. Any misappropriation of PNC's technology or the development of successful competitive technology could have a material adverse effect on PNC's business, financial condition and operating results. If PNC had to resort to legal proceedings in order to enforce its intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of uncertainty as to the ultimate outcome, particularly in developing countries.

    PNC attempts to avoid infringing known proprietary rights of third parties in its solution development efforts. However, PNC does not conduct comprehensive patent searches to determine whether the technology used in its products infringes patents held by third parties. In addition, it is difficult to proceed with certainty in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. If PNC were to discover that one of its products violated third party proprietary rights, there can be no assurance that PNC would be able to obtain licenses on commercially reasonable terms to continue offering the product without substantial reengineering or that any effort to undertake such reengineering would be successful. From time to time, third parties may claim that PNC's products or technology infringe their patents or other proprietary rights. Any such claim could cause PNC to incur substantial costs defending against the claim, even if the claim is invalid, and could distract PNC's management from its business. Furthermore, a party making such a claim could secure a judgment that required PNC to pay substantial damages. A judgment could also include an injunction or other court order that could prevent PNC from selling certain products. Any of these events could have a material adverse effect on PNC's business, financial condition and operating results.

    THERE IS RISK OF PRODUCT DEFECTS AND PRODUCT LIABILITY

    Software products as complex as PNC's may contain undetected errors or result in failures when first introduced or when new versions are released. Such errors are frequently discovered shortly after introduction of a new product or a new release of an existing product, but could be discovered at any point in a product's life cycle. Despite testing by PNC and its customers, errors may occur in a product offering after commencement of commercial shipments. The occurrence of these errors could result in loss of or delay in revenue, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to PNC's reputation, or damage to PNC's efforts to build brand awareness, any of which could have a material adverse effect on PNC's business, operating results and financial condition.

    The occurrence of errors in PNC's software and solutions might also result in potential liability to customers. Many of the applications developed and deployed with PNC's products are critical to the operations of customers' businesses and provide benefits that may be difficult to quantify. Any failure in a customer's application could result in a claim for substantial damages against PNC, regardless of its responsibility for such failure. Although PNC maintains general liability insurance, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of claims against PNC that exceed available insurance coverage or changes in PNC's insurance policies, including premium increases or the imposition of specific exclusions, large deductibles or coinsurance requirements, could materially adversely affect PNC's business, financial condition and operating results.

    PNC'S CURRENT MARKETING AND DISTRIBUTION ALLIANCES MAY NOT GENERATE THE EXPECTED NUMBER OF NEW CUSTOMERS OR MAY BE TERMINATED

    PNC has developed marketing and distribution alliances with Asian and North American based companies that can create traffic using the PacificNet.com Solution. The success of these relationships depends on the amount of increased traffic PNC will receive from alliance partners. While these relationships may be owned or controlled by strategic investors in PNC or under a long-term strategic alliance agreement, these arrangements may not generate the expected number of new customers and transaction fee revenue. In addition, there can be no assurances that PNC will be able to renew these marketing and distribution alliance agreements. If these agreements fail to yield and sustain the anticipated traffic or if any of these agreements are terminated, PNC's business, financial condition and operating results could be materially adversely affected.

    PNC NEEDS TO DEVELOP ADDITIONAL MARKETING AND DISTRIBUTION ALLIANCES

    As part of its business strategy, PNC is seeking to enter into additional partnerships with strategic alliance partners, including Internet service providers, enterprise resource planning software providers and search engine providers to increase traffic to PNC's e-commerce solutions. There can be no assurances that PNC will be able to enter into any new partnerships. If PNC is unable to enter into new arrangements, demand for its e-commerce solutions services and transaction-based revenues may not increase and this could materially adversely affect PNC's business, financial condition and operating results.

    PNC NEEDS TO DEVELOP BRAND RECOGNITION OF THE "PACIFICNET.COM" NAME

    To be successful, PNC must establish customer awareness of the "PacificNet.com" brand of e-commerce solutions and services. If brand awareness is not achieved, it could decrease the attractiveness of PNC's channel and solutions to existing and potential customers, which could result in decreasing transaction-based revenues. Management of PNC believes that brand recognition will become increasingly more important in the future with the growing number of companies engaged in B2B e-commerce. If brand awareness and customer confidence in the "PacificNet.com" name is not fully developed or becomes diluted in the future, users may not perceive the products and services of PNC to be of high quality. This could hinder or prevent PNC from achieving its business strategy and materially adversely affect PNC's business, financial condition and operating results.

    PNC NEEDS TO EXPAND ITS SALES FORCE AND INCREASE THE NUMBER OF CHANNEL PARTNERS

    To increase revenue, PNC believes that it must increase the size of its direct sales force and the number of its indirect channel partners. There is intense competition for sales personnel among e-commerce companies, and there can be no assurance that PNC will be successful in recruiting, training, motivating and retaining sales personnel. Even if PNC is able to recruit sufficient numbers of sales persons, there will be a delay between the time persons are hired and the time they become effective and fully productive, if at all, as they become familiar with PNC's products, customers and markets. Likewise, PNC may not be able to market its products effectively and existing or future channel partners may choose to devote greater resources to marketing and supporting the products of other companies. Any of these factors could have a material adverse effect on PNC's business, financial condition and operating results.

    PNC IS GROWING RAPIDLY AND RECRUITING QUALIFIED PERSONNEL AND EFFECTIVELY MANAGING THAT GROWTH MAY BE DIFFICULT

    PNC expects to grow rapidly both by adding new products and hiring new managers and employees. This growth is likely to place a significant strain on PNC's resources and systems, much of which are still in development. To effectively manage growth, PNC must implement systems, effectively recruit qualified new employees and train and manage all its human resources.

    PNC's success depends in part upon its ability to attract, train, motivate and retain highly skilled employees, particularly sales and marketing personnel, software programmers and engineers and supervisory personnel. Qualified personnel are in great demand throughout the technology industry. The failure to attract and retain the personnel that are integral to PNC's direct sales, product development, service and support teams may limit the rate at which PNC can generate sales and develop new products or product enhancements.

    Since PNC has been in existence less than year, all of its senior management and employees are relatively new to their positions. However, members of senior management have significant experience in complimentary businesses and technologies over an extended period. There can be no assurances that a sufficient number of qualified personnel can be employed by PNC or that management will be able to effectively or successfully manage the anticipated growth. If this is the case, PNC's business, financial condition and operating results could be materially adversely affected.

    THERE ARE SUBSTANTIAL RISKS ASSOCIATED WITH PNC'S INTERNATIONAL OPERATIONS

    Establishment and expansion of international operations has required significant management attention and resources since the founding of PNC. A significant amount of PNC's current and anticipated future revenues are and are expected to be derived from Asia. In that regard, PNC maintains development and operations centers in Asia. PNC's international operations are subject to additional risks, including the following which, if not planned and managed properly, could materially adversely affect PNC's business, financial condition and operating results:

       - language barriers and other difficulties in staffing and managing foreign operations;

       - legal uncertainties or unanticipated changes regarding regulatory requirements, liability, export and import restrictions, tariffs and other trade barriers;

       - longer customer payment cycles and greater difficulties in collecting accounts receivable;

       - uncertainties of laws and enforcement relating to the protection of intellectual property;

       - seasonal reductions in business activity; and

       - potentially uncertain or adverse tax consequences.

    In addition, changes in the political and overall economic conditions of the Asian region, which are outside the control of management, could have a material adverse effect on PNC's business, operating results and financial condition.

    PNC has historically conducted transactions with customers outside the United States in U.S. dollars. Payroll and other costs of foreign operations are payable in foreign currencies, primarily Hong Kong dollars and Chinese Renminbi. To the extent future revenue is denominated in foreign currencies, PNC would be subject to increased risks relating to foreign currency exchange rate fluctuations that could have a material adverse affect on its business, financial condition and operating results. To date, PNC has not engaged in any hedging transactions in connection with its international operations.

RISKS RELATED TO THE PNC ACQUISITION

    Stockholders of CMI should be aware that, if the PNC Acquisition is consummated, there will be additional risks inherent in an investment in the Common Stock of CMI that do not presently exist.

    THE MARKET PRICE OF OUR COMMON STOCK COULD BECOME HIGHLY VOLATILE AS A RESULT OF THE PNC ACQUISITION

    The market price of our Common Stock may experience significant volatility as a result of the PNC Acquisition. PNC operates in the technology sector and public companies in this sector, particularly Internet start-ups with little operating history, have been subject to dramatic swings in the trading price of their stocks.

    WE WILL REQUIRE ADDITIONAL CAPITAL

    PNC will require substantial additional capital to finance its anticipated growth and fund possible acquisitions or investments in complementary businesses, technologies or product lines. The amount of capital required will depend on many factors such as:

       - demand for our services and solutions;

       - the timing of and extent to which PNC invests in new technology;

       - the level and timing of revenue;

       - the expenses of sales and marketing and new product development;

       - the success and related expense of increasing brand awareness;

       - opportunities to acquire or invest in businesses, technologies or products that could advance PNC's business strategy and yield an attractive return; and

       - the costs involved in maintaining and enforcing intellectual property rights.

    Since inception, PNC's investments and operating losses have been financed through sales of equity interests. PNC currently has no available bank lines of credit or other established sources of capital. On a pro forma basis as of December 31, 1999, assuming all options and subscription rights to acquire Membership Interests are converted (as required by the Share Exchange Agreement and the Supplement), PNC had approximately $10 million in cash. PNC management is forecasting substantial capital expenditures and negative cash flow from operations over the next two years as it builds its business and completes the PacificNet.com Solution.

    To the extent that current capital resources are insufficient to fund future activities, PNC will need to raise additional funds through public or private financing. However, additional funding, if needed, may not be available on attractive terms, or at all. The inability to raise capital when needed could have a material adverse effect on PNC's business, financial condition and operating results.

    THE INTERESTS OF PNC'S PRINCIPAL STOCKHOLDERS MAY CONFLICT WITH PNC'S INTERESTS AND THE INTERESTS OF OTHER STOCKHOLDERS

    PNC has transactions with affiliates on a regular, recurring basis. Such transactions are an integral part of its business strategy and are anticipated to become increasingly more significant in the future. CSH, through the ownership interests held by its chairman and its wholly-owned subsidiary, B2B Limited, is the principal owner of PNC. CSH has representation on PNC's Board of Governors and is expected to also have representation on the Board of Directors of CMI if the PNC Acquisition is consummated. Fortune Tele.com is also a significant owner of PNC that has representation on PNC's Board of Governors and is expected to have representation on the Board of Directors of CMI if the PNC Acquisition is consummated. CSH and Fortune Tele.com have agreed to actively promote and use PNC's e-commerce solutions and services within their affiliated companies, and they are both anticipated to be significant customers of PNC. See "Description Of PNC--Overview and History" and "Description Of PNC--Significant Relationships." As a result of their significant stock ownership and board representation while at the same time being significant customers of PNC, CSH and, to a lesser extent, Fortune Tele.com are in a position to significantly affect PNC's corporate actions in a manner that could conflict with the interests of PNC and other stockholders. In addition, the continued support of PNC by the chairmen of these two companies, both of whom are expected to become directors of CMI if the PNC Acquisition is consummated, is an integral part of PNC's business strategy and will be a key factor in its future success.

    THERE IS NO ASSURANCE THAT WE WILL BE ABLE TO SELL THE CURRENT BUSINESS OF CMI FOLLOWING THE PNC ACQUISITION OR, IF SO, AT WHAT PRICE

    The management and governors of PNC have expressed their intention to divest CMI of its current manufacturing business following the consummation of the PNC Acquisition. A sale of this business would allow the management of PNC to devote all of their time and attention to the business-to-business electronic commerce services and solutions of PNC. In addition, if cash is involved in all or a portion of the proceeds, such a sale would provide additional funds that could be invested in the electronic commerce business. In light of this, a management group led by CMI's Chief Executive Officer, Mr. Carl Tong, has indicated an interest in negotiating a purchase of the current business.

However, neither CMI nor PNC have entered into any formal understanding or arrangement with respect to a disposition of the current business, nor is any such disposition a condition to the PNC Acquisition. As a result, there can be no assurances that such business will be sold following the PNC Acquisition or, if sold, at what price and under what terms and conditions. If the PNC Acquisition is consummated, there is a risk that the senior management of PNC, who will become the senior management of CMI, and the newly-constituted Board of Directors of CMI, which will consist principally of former governors of PNC, will have to devote attention to the current manufacturing business (with which they are unfamiliar) in order to negotiate and manage a sale of this business or, if a sale at an acceptable price cannot be consummated, to oversee the management of this business.

    THE PURCHASE METHOD OF ACCOUNTING WILL HAVE A NEGATIVE EFFECT ON FUTURE REPORTED EARNINGS

    The PNC Acquisition will be accounted for under the purchase method of accounting as a reverse takeover, since the owners of PNC will control over 80% of the total shares of Common Stock of CMI expected to be outstanding immediately after the Closing. The total purchase price calculated under this accounting method has been allocated on a preliminary basis to the assets and liabilities of CMI, resulting in approximately $8.2 million of goodwill. See "Unaudited Pro Forma Condensed Combined Financial Statements." While the amortization of goodwill over the following 10 years will have no effect on CMI's operating cash flow, such amortization is expected to have an adverse effect on CMI's reported earnings per share. The allocation of purchase price is subject to change pending a final determination of the value of the assets acquired and liabilities assumed as of the effective date of the reverse takeover. If the current manufacturing business of CMI is held for sale following the PNC Acquisition as discussed in the risk factor above, management expects that such sale will result in a significant loss after considering the previously referred to goodwill. However, in such a case, there would be no future amortization charges.

                            SELECTED FINANCIAL DATA
                          CMI SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    The following table includes selected historical financial data for CMI which is derived in part from and should be read in conjunction with CMI's audited financial statements, including the notes thereto, contained in CMI's Form 10-KSB for the year ended December 31, 1999, which is incorporated by reference herein.

                                     YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                        1995            1996            1997            1998            1999
                                    -------------   -------------   -------------   -------------   -------------
STATEMENT OF OPERATIONS DATA:
Net sales.........................     $9,982          $14,054         $16,211         $33,633         $40,668
Cost of goods sold................      7,878            9,782          12,703          24,490          30,740
Gross profit......................      2,104            4,272           3,508           9,143           9,928
Selling, general and
  administrative expenses.........      2,394            2,552           1,921           5,113           5,961
Income (loss) before income taxes
  and minority interests..........       (507)             969           1,000           4,087           4,146
Net income (loss).................       (559)             815             788           3,056           2,681

NET INCOME (LOSS) PER COMMON SHARE
Net income (loss) per common share
  before cumulative effect of
  accounting change...............     $(0.16)         $  0.23         $  0.22         $  0.81         $  0.58
Cumulative effect of accounting
  change..........................         --               --              --              --           (0.04)
Net income (loss) per common share
  after cumulative effect of
  accounting change...............     $(0.16)         $  0.23         $  0.22         $  0.81         $  0.54

                                                DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                    1996            1997            1998            1999
                                                -------------   -------------   -------------   -------------
BALANCE SHEET DATA (AT PERIOD END):
Total assets..................................     $6,752          $10,499         $20,467         $22,450
Long-term obligations--capital lease, non
  current portion.............................        245              266             288             104
Stockholders' equity..........................      2,079            2,739          10,292          12,859

                          PNC SELECTED FINANCIAL DATA

    The following table sets forth selected historical financial data for PNC which is derived from and should be read in conjunction with PNC's audited financial statements as of December 31, 1999, including the notes thereto, which are attached hereto as Appendix D.

                                                                JULY 8, 1999
                                                                (INCEPTION)
                                                            TO DECEMBER 31, 1999
                                                            --------------------
STATEMENT OF OPERATIONS DATA:
Revenues..................................................       $   48,805
Cost of services..........................................           14,221
Selling, general and administrative expenses..............          428,543
Net income (loss).........................................         (383,544)

                                                            DECEMBER 31, 1999
                                                            -----------------
BALANCE SHEET DATA (AT PERIOD END):
Total assets..............................................     $4,264,656
Long-term obligations.....................................             --
Members' equity...........................................      4,022,466

                         UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

    The following Unaudited Pro Forma Condensed Combined Financial Statements give effect to the PNC Acquisition using the purchase method of accounting, including the pro forma adjustments described in the accompanying notes. The proposed acquisition of PNC by CMI will be treated as a reverse acquisition, since the owners of PNC will control over 80% of the total shares of Common Stock of CMI expected to be outstanding immediately after the Closing, as a result of the exchange of 21,500,000 shares of CMI for all of the Membership Interests of the PNC Members. Therefore, for purposes of the Unaudited Pro Forma Condensed Combined Financial Statements, the 4,999,322 shares of CMI Common Stock outstanding throughout 1999 are treated as an addition to stockholders' equity as of the assumed effective date of the PNC Acquisition, as discussed in the following paragraph.

    The Unaudited Pro Forma Condensed Combined Statement of Operations combines the operations of CMI for the year ended December 31, 1999 and PNC for the period from inception (July 8, 1999) to December 31, 1999, based on the audited historical financial statements of each company, after giving effect to the PNC Acquisition under the purchase method of accounting and the assumptions and adjustments described in the accompanying notes, as though the PNC Acquisition had occurred on January 1, 1999. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the balance sheet of CMI as of December 31, 1999 with the balance sheet of PNC as of December 31, 1999, and is presented to give effect to the PNC Acquisition as if it occurred on that date.

    The pro forma financial information does not purport to be indicative of the results that would have been reported if the operations and management of CMI and PNC had been combined for the period presented, nor is it indicative of future results. After the Closing, CMI's primary business focus will be the business-to-business electronic commerce services and solutions of PNC, instead of its current focus on manufacturing die-cast replicas. PNC has indicated its interest in disposing of CMI's current business following completion of the PNC Acquisition, and it is likely that these assets and operations will be classified as a Discontinued Operation for accounting purposes at that time. In light of this, a management group led by CMI's Chief Executive Officer, Mr. Carl Tong, has indicated an interest in negotiating a purchase of the current business. However, neither CMI nor PNC have entered into any formal understanding or arrangement with respect to a disposition of the current business, and such a disposition is not a condition to the acquisition of PNC. As a result, for purposes of preparing the following Unaudited Pro Forma Condensed Combined Financial Statements, no effect has been given to the fact that the current business of CMI may be held for sale after the Closing.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                         HISTORICAL   HISTORICAL               PROFORMA
                                            CMI          PNC        NOTES     ADJUSTMENTS    COMBINED
                                         ----------   ----------   --------   -----------   -----------
Net sales..............................  $   40,668      $  48                        --    $    40,716
Cost of goods sold.....................     (30,740)       (14)                       --        (30,754)
Gross profit...........................       9,928         34                        --          9,962
Selling, general and administrative
  expenses.............................      (5,961)      (428)                       --         (6,389)
Amortization of goodwill...............        (105)        --          (b)         (817)          (922)
Other operating income (expenses)......         333        (17)                       --            316
Income (loss) from operations..........       4,195       (411)                     (817)         2,967
Interest and other income, net.........         (49)        27                        --            (22)
Income (loss) before income taxes and
  minority interests...................       4,146       (384)                     (817)         2,945
Provision for income taxes.............        (437)        --                        --           (437)
Minority interests.....................        (827)        --                        --           (827)
Cumulative effect of accounting
  change...............................        (201)        --                        --           (201)
Net income (loss)......................  $    2,681      $(384)               $     (817)   $     1,480
Basic and diluted earnings per common
  share................................  $      .54         --                $     (.48)   $       .06
Average number of shares outstanding
  for basic and diluted earnings per
  share................................   4,999,322         --                21,500,000     26,499,322

    See the accompanying notes to these Unaudited Pro Forma Condensed Combined Financial Statements.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               DECEMBER 31, 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                         HISTORICAL   HISTORICAL                PROFORMA
                                            CMI          PNC        NOTES     ADJUSTMENTS    COMBINED
                                         ----------   ----------   --------   ------------   ---------
ASSETS:
Cash and bank deposits.................   $ 1,500       $4,061          (a)     $ 6,047       $11,608
Accounts receivable, net...............     4,718           35                                  4,753
Inventories, net.......................     4,691           --                       --         4,691
Deposits and prepayments...............     1,384           59                       --         1,443
                                          -------       ------                  -------       -------
Total current assets...................    12,293        4,155                    6,047        22,495
Long-term investments..................                                 (a)       2,500         2,500
Machinery, equipment and capital
  leases, net..........................     9,316          109                       --         9,425
Goodwill, net..........................       841           --          (b)       8,168         8,168
                                                                                   (841)
                                          -------       ------                  -------       -------
Total assets...........................   $22,450       $4,264                  $15,874       $42,588
                                          =======       ======                  =======       =======
LIABILITIES, MINORITY INTERESTS AND
  STOCKHOLDERS' EQUITY
Short-term bank borrowings.............   $ 1,150       $   --                  $    --       $ 1,150
Capital lease obligations, current
  portion..............................       202           --                       --           202
Accounts payable.......................     3,368           86                       --         3,454
Other accrued expenses.................     2,888          156          (c)         750         3,794
                                          -------       ------                  -------       -------
Total current liabilities..............     7,608          242                      750         8,600
Capital lease obligations,
  non-current..........................       104           --                       --           104
Loans from directors...................       240           --                       --           240
Deferred taxes.........................       399           --                       --           399
Minority interests.....................     1,240           --                       --         1,240
Stockholders' equity...................    12,859        4,022          (b)     (12,859)       32,005
                                                                        (b)      19,436
                                                                        (a)       8,547
                                          -------       ------                  -------       -------
Total liabilities, minority interests
  and stockholders' equity.............   $22,450       $4,264                  $15,874       $42,588
                                          =======       ======                  =======       =======

    See the accompanying notes to these Unaudited Pro Forma Condensed Combined Financial Statements.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASES OF PRO FORMA PRESENTATION

    On April 29, 2000, PNC and its members entered into a definitive agreement with CMI under which CMI will acquire all the Membership Interests of PNC in exchange for 21,500,000 shares of CMI's Common Stock. The agreement requires that all outstanding options and rights to acquire additional membership interests in PNC must be exercised prior to the Closing. For accounting purposes, the acquisition of PNC by CMI will be treated as a reverse acquisition, since the owners of PNC will control over 80% of the total shares of Common Stock of CMI expected to be outstanding immediately after the Closing.

    The consummation of the proposed transaction is subject to approval by CMI's stockholders, receipt of an updated opinion from CMI's fairness advisor as of the closing date and other customary conditions. If the transaction is consummated, it is anticipated that the primary business focus of the combined company will be PNC's business-to-business electronic commerce services and solutions. PNC has indicated its interest in disposing of CMI's current business following completion of the proposed acquisition, and it is likely that these assets and operations will be classified as a Discontinued Operation for accounting purposes at that time.

    The purchase price allocation, which is preliminary and therefore subject to change based on further appraisals and analysis of CMI's net tangible assets, is as follows as of December 31, 1999 (amounts in thousands):

                                                                            ANNUAL
                                                               AMOUNT    AMORTIZATION   USEFUL LIFE
                                                              --------   ------------   -----------
Purchase Price Allocation
  Tangible net assets of CMI as of December 31, 1999........  $12,018          --          n/a
  Less: Estimated acquisition costs.........................     (750)         --          n/a
  Goodwill..................................................  $ 8,168        $817       10 years
                                                              -------        ----
Total estimated purchase price..............................  $19,436          --
                                                              =======

    Goodwill, which represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets, is to be amortized on a straight-line basis over an estimated life of 10 years. In applying the purchase method of accounting, the total estimated purchase price of $19.4 million was calculated based on the average closing price of CMI's Common Stock as quoted on the NASDAQ National Market System for the period from April 25, 2000 through May 4, 2000, inclusive ($3.89), multiplied by the number of CMI shares outstanding throughout 1999 (4,999,322).

2. PRO FORMA ADJUSTMENTS

    A description of each pro forma adjustment follows:

    (a) Represents cash to be received by PNC from the sale of membership interests, exercise of options or subscriptions for membership interests and repayment of receivables from PNC members, which must occur as a condition precedent to closing of the proposed transaction with CMI, from the following sources (proceeds in thousands):

PARTY                                          TERMS                   PROCEEDS
-----                          --------------------------------------  --------
Existing governors of PNC....  Exercise of options to subscribe to      $2,500
                               1,000,000 Membership Interests at
                               $2.50 per unit
B2B Limited..................  Exercise of options to subscribe to       1,000
                               1,000,000 Membership Interests at
                               $1.00 per unit
APP China....................  Sale of 1,000,000 Membership Interests    5,000
                               at $5.00 per unit; proceeds to be
                               received are comprised of $2.5 million
                               in cash and restricted securities with
                               an assigned value of $2.5 million
Existing members of PNC......  Repayment of amounts receivable              47
Total proceeds.......................................................   $8,547
Composition of Proceeds:
  Cash...............................................................   $6,047
  Long-term investments..............................................   $2,500

------------------------

    (b) Represents recording of the preliminary purchase price allocation in the balance sheet and the amortization of goodwill in the income statement. See Note 1 for a description of how the preliminary purchase price was calculated and the resulting goodwill.

    (c) Represents total estimated acquisition costs of $750,000 to be incurred in connection with the PNC Acquisition, primarily legal and professional fees.

3. PRO FORMA NET INCOME PER SHARE

    The pro forma net income (loss) per share is based on the weighted average number of shares of CMI Common Stock outstanding during 1999 (4,999,3222) and the 21,500,000 shares of Common Stock to be issued to the members of PNC. There is no difference in basic and dilutive net income (loss) per share.

                                 PROPOSAL NO. 2
                             ELECTION OF DIRECTORS

NOMINEES

    At the Annual Meeting, four directors, who will constitute the entire Board of Directors, are to be elected. As described below under "Arrangements and Understandings with Directors," it is anticipated that, of the nominees, only
Mr.             will continue to serve as a director following the PNC
Acquisition. All nominees for the Board of Directors currently serve as directors, have consented to being named herein and have agreed to serve, if elected, pending completion of the PNC Acquisition. The nominees are as follows:

                               Carl Ka Wing Tong
                               Leo Sheck Pui Kwok
                                  Steve Gordon
                                Clayton K. Trier

    We will vote the proxies "FOR" the election of all of the above-named nominees unless you indicate that the proxy shall not be voted for all or any one of the nominees. Nominees receiving the highest number of affirmative votes cast, up to the number of directors to be elected, will be elected as directors. If for any reason any nominee should, prior to the Annual Meeting, become unavailable for election as a director, the proxies will be voted for such substitute nominee, if any, as may be recommended by management. In no event, however, shall the proxies be voted for a greater number of persons than the number of nominees named.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE FOUR PERSONS
                         NOMINATED FOR DIRECTOR HEREIN

MANAGEMENT AND DIRECTORS OF CMI

    The following table sets forth certain information regarding our executive officers, directors and key employee:

EXECUTIVE OFFICERS AND DIRECTORS(1)           AGE                       POSITION
-----------------------------------         --------   ------------------------------------------
Carl Ka Wing Tong.........................     49      President, Chief Executive Officer and
                                                       Chairman of the Board
Leo Sheck Pui Kwok........................     44      Chief Operating Officer and Director
John Rempel...............................     44      Chief Financial Officer and Assistant
                                                       Secretary
Shing Kam Ming............................     38      Senior Vice-President, Controller, and
                                                       Secretary
Steve Gordon..............................     45      Director
Clayton K. Trier..........................     48      Director

------------------------

(1) Each of our executive officers also serves in various corresponding capacities with Creative Master Limited, our wholly-owned Hong Kong subsidiary ("CML"), or subsidiaries of CML.

    Carl Ka Wing Tong has been our Chairman, Chief Executive Officer and President since December 1997. He also served as Secretary from December 1997 to September 1998 and as Chief Financial Officer from September 1998 to
November 1998. He also serves as a director of Acma Strategic Holdings Limited. Mr. Tong co-founded CML in 1986. From 1993 to 1995, he also served as Chief Financial Officer of ZIC Holdings Limited, the holding company of Zindart Industrial Co. Ltd., a manufacturer of toys and collectibles. Prior to founding CML, from 1985 to 1987, Mr. Tong was Vice President of Citibank, N.A.'s Institutional Banking, Specialized Finance Group. In addition, from 1977 to 1985, Mr. Tong was a certified public accountant with Arthur Andersen & Co. in United Kingdom and Hong Kong, where his last position was Senior Manager, Audit Division. He is a certified public accountant in Hong Kong and a chartered accountant in the United Kingdom.

    Leo Sheck Pui Kwok has been our Chief Operating Officer and a director of CMI since December 1997. Mr. Kwok co-founded CML in 1986. Before founding CML, Mr. Kwok worked for the Hallmark Group in Asia from 1980 to 1987, where his last position was as the Chief Merchandise Manager.

    John Rempel has been our Chief Financial Officer since November 1998 and our Assistant Secretary since February 1999. Prior to joining CMI, from 1995 to November 1998, Mr. Rempel founded and managed the consulting division of Infocan Computer (HK) Limited, an information technology solution provider, specializing in financial and material requirements planning system design and implementation. Between 1990 and 1995, Mr. Rempel was the Chief Financial Officer of a division of Lai Sun Group, a publicly-listed company in Hong Kong. He is a Canadian Chartered Accountant and a Fellow of the Hong Kong Society of Accountants. Mr. Rempel served with Arthur Andersen & Co. in Canada and Bermuda from 1978 to 1981 and with Ernst & Whinney in Hong Kong from 1982 to 1985.

    Shing Kam Ming has been our Senior Vice-President since January 1998 and our Secretary since February 1999. He also served as Chief Financial Officer until September 1998, when he was appointed Controller. Mr. Shing joined CML in March 1993 as Manager--Finance and Administration.

    Steve Gordon has been a director of CMI since February 1999. Mr. Gordon has been a principal of, and performed the functions of chief executive officer for, TFS Limited, a direct response marketing and fulfillment services company, since 1995. Before joining TFS Limited, Mr. Gordon served as a Division Director of MBI, Inc., from 1985 to 1995, where he was responsible for certain die-cast products.

    Clayton K. Trier has been a director of CMI since February 1999. Since 1997, Mr. Trier has been a private investor. Mr. Trier also currently serves as a director of Pentacon, Inc. (NYSE: JIT). From 1993 through 1997, Mr. Trier served as the Chairman and Chief Executive Officer of U.S. Delivery Systems, a NYSE-listed local delivery company with offices nationwide. He founded U.S. Delivery Systems in 1993. U.S. Delivery Systems was acquired by Corporate Express Inc. in March 1996. From 1987 to 1991, Mr. Trier was co-Chief Executive Officer and President of Allwaste, Inc., a NYSE-listed company engaged in waste management. Mr. Trier was a Certified Public Accountant with Arthur Andersen & Co. in Houston, Texas and Hong Kong from 1974 to 1987, and was a partner there from 1983 to 1987.

ARRANGEMENTS AND UNDERSTANDINGS WITH DIRECTORS

    The PNC Acquisition is conditioned upon, among other things, the
resignations of the current directors of CMI, other than Mr.       , who is
expected to continue as a director following the PNC Acquisition. As a result,
at the Closing, Messrs.       ,       and       intend to resign as directors
and it is expected that their replacements will be appointed by Mr.       , the
remaining director, in accordance with the wishes of the PNC Members. Following their appointment, any new directors would serve until the 2001 annual meeting of stockholders of CMI. If the PNC Acquisition is consummated, it is expected that the size of the Board of Directors will be increased to [insert number]
members, Messrs.       ,       and       will resign, and [insert number]
designees of the current PNC Members will be appointed to the Board. See above under "Appointment of Directors and Officers Following the PNC Acquisition" in Proposal No. 1.

BOARD MEETINGS AND COMMITTEES

    During the fiscal year ended December 31, 1999, the Board of Directors met seven times. Each incumbent director who was a director during the past fiscal year attended all meetings of the Board of

Directors. The Board of Directors established audit and compensation committees in February 1999. We have no other standing committees of our Board of Directors. A Special Committee of the Board of Directors was formed on February 17, 2000, consisting of Messrs. Gordon and Trier, CMI's non-management directors, for the purpose of evaluating the possible acquisition of PNC; see "Background of the PNC Acquisition."

    The audit committee's charter states that the responsibilities of the audit committee shall include: nominating CMI's independent auditors and reviewing any matters that might impact the auditors' independence from CMI; reviewing plans for audits and related services; reviewing audit results and financial statements; reviewing with management the adequacy of CMI's system of internal accounting controls, including obtaining from independent auditors management letters or summaries on such internal accounting controls; determining the necessity and overseeing the effectiveness of the internal audit function; reviewing compliance with the U.S. Foreign Corrupt Practices Act and CMI's internal policy prohibiting insider trading in its Common Stock; reviewing compliance with SEC requirements for financial reporting and disclosure of auditors' services and audit committee members and activities; reviewing related-party transactions for potential conflicts of interest; and reviewing with corporate management and internal and independent auditors the policies and procedures with respect to corporate officers' expense accounts and perquisites, including their use of corporate assets. Our audit committee currently consists of Messrs. Gordon and Trier. The audit committee met four times during 1999.

    The compensation committee's charter states that it is the responsibility of the compensation committee to make recommendations to the Board of Directors with respect to all forms of compensation paid to our executive officers and to such other officers as directed by the Board and any other compensation matters as from time to time directed by the Board. Our stock option plan, however, is currently administered by the full Board of Directors. Our compensation committee currently consists of Messrs. Tong, Gordon, and Trier. The compensation committee met one time during 1999.

BOARD COMPENSATION

    We reimburse each director for reasonable expenses incurred in attending meetings of our Board of Directors and pay each non-employee director a fee of $1,300 for each meeting attended by such director. Non-employee directors who serve on board committees are paid a fee of $300 for each committee meeting attended. Directors also are eligible to receive grants of options under our 1998 Stock Option Plan. Concurrent with our public offering on December 23, 1998, we granted to each of Mr. Gordon and Mr. Trier fully-vested stock options to purchase 7,500 shares of Common Stock at an exercise price of $5.00 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the year ended December 31, 1999, the full Board decided all matters related to compensation. Messrs. Tong, Kwok, Trier and Gordon and Chou Kong Seng each served as a director for all or part of 1999 and participated in deliberations concerning executive officer compensation. There are no interlocks between CMI and other entities involving CMI's executive officers and directors who served as executive officers or directors of other entities.

                                 PROPOSAL NO. 3
APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME TO
        "PACIFICNET.COM, INC." UPON CONSUMMATION OF THE PNC ACQUISITION

    The Board of Directors has approved, and recommends that the stockholders approve, adoption of an amendment to our Certificate of Incorporation which would, upon consummation of the PNC

Acquisition, change our corporate name from "Creative Master
International, Inc." to "PacificNet.com, Inc." Assuming approval of Proposal No. 1, if this Proposal No. 3 is approved by the stockholders, it will become effective upon the consummation of the PNC Acquisition by the filing of an appropriate certificate of amendment to our Certificate of Incorporation with the Secretary of the State of Delaware.

REASON FOR PROPOSAL

    As discussed in Proposal No. 1, in the Supplement we agreed to call our Annual Meeting of stockholders as promptly as practicable for the purpose of having our stockholders vote with respect to several items, one of which is the changing of the name of CMI to the name specified by PNC, which is "PacificNet.com, Inc." If the acquisition of PNC is consummated, it is anticipated that our primary business focus in the future will be PNC's business-to-business electronic commerce services and solutions, instead of our current business of manufacturing collectible-quality, die-cast replicas. As a result, the Board believes that the change of CMI's name upon consummation of the acquisition will better reflect our business going forward. The name change is not, however, a condition precedent to the obligations of CMI or PNC to consummate the PNC Acquisition.

    This summary of information concerning the amendment is qualified in its entirety by reference to the proposed amendment itself, a copy of which is attached hereto as Appendix E. For purposes of filing a certificate of amendment with the Delaware Secretary of State, assuming the amendment is approved, the text of the amendment may be combined into a single certificate of amendment with the text of the other amendment for which approval is sought under Proposal No. 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS AMENDMENT TO THE CERTIFICATE
                                OF INCORPORATION

                                 PROPOSAL NO. 4
          APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO
                      INCREASE THE AUTHORIZED COMMON STOCK

    The Board of Directors has approved, and recommends that stockholders approve, adoption of an amendment to our Certificate of Incorporation which would increase the number of authorized shares of Common Stock from 25,000,000 shares to 125,000,000 shares. If this proposal is approved by the stockholders, it will become effective upon filing of an appropriate certificate of amendment to our Certificate of Incorporation with the Secretary of the State of Delaware. If the PNC Acquisition is not approved at the Annual Meeting, the Board reserves the right not to proceed with this amendment.

CURRENT USE OF SHARES

    As of May 5, 2000, 4,999,322 shares of Common Stock were outstanding, and the Board had reserved an aggregate of 775,000 shares reserved for future issuance, including (a) 650,000 shares reserved for issuance upon exercise of outstanding options granted or to be granted under our 1998 stock option plan, and (b) 125,000 shares reserved for issuance upon exercise of outstanding warrants. As a result, we currently have approximately 19,225,678 authorized but unissued and unreserved shares of Common Stock available for future issuance. Pursuant to the PNC Acquisition, 21,500,000 shares of Common Stock are to be issued to the PNC Members. Thus, we need additional authorized shares of Common Stock to complete the PNC Acquisition.

RIGHTS OF ADDITIONAL COMMON STOCK

    The additional Common Stock to be authorized would have rights identical to currently outstanding Common Stock. Approval of this proposal would not affect the rights of the holders of currently outstanding Common Stock, except for effects incidental to the PNC Acquisition and to other possible future issuances of additional shares, such as potential dilution of earnings per share and voting rights of current holders of Common Stock. The Common Stock has no preemptive rights.

EFFECT OF PROPOSAL

    If this proposal is approved, the increased number of authorized shares of Common Stock, over and above those to be issued in the PNC Acquisition, will be available for issuance, from time to time, for such purposes and consideration and on such terms as the Board may approve, and no further vote of our stockholders will be sought except as required by applicable law or by the rules of the NASDAQ Stock Market, on which the Common Stock is traded. Pursuant to the requirements of the NASDAQ Stock Market, stockholder approval is required (in addition to the initial authorization of the shares) for the issuance of shares of Common Stock (or securities convertible into Common Stock) under certain circumstances. These circumstances include, among other things, the issuance, in connection with an acquisition, of a number of shares equal to 20% or more of the number of shares outstanding before such issuance, the adoption of certain types of stock option or purchase plans or other arrangements in which stock may be acquired by our officers or directors, and certain issuances that would result in CMI undergoing a change of control.

    The existence of additional authorized shares of Common Stock could have the effect of rendering more difficult or discouraging hostile takeover attempts. Other than our issuance of shares of Common Stock in connection with the PNC Acquisition, however, the Board is not aware of any existing or planned effort to accumulate material amounts of Common Stock, or to acquire CMI by means of a merger, tender officer, solicitation of proxies in opposition to management, or otherwise, or to change CMI's management, nor is the Board aware of any person having made any offer to acquire our Common Stock or assets.

REASON FOR PROPOSAL

    The increase in authorized shares of Common Stock is necessary to enable us to complete the PNC Acquisition if Proposal No. 1 is approved as expected. Following the PNC Acquisition, the availability of additional shares of Common Stock for issuance will afford us with flexibility in the future by increasing the number of authorized but unissued shares of Common Stock available for possible acquisitions, financing requirements, stock splits and other corporate purposes.

    The amendment to our Certificate of Incorporation increasing the authorized shares of Common Stock, if approved by stockholders, will be effective upon the execution and filing of a certificate of amendment with the Delaware Secretary of State.

    As discussed above under Proposal No. 1, the increase in the authorized Common Stock prior to the closing date of the PNC Acquisition is one condition precedent to the obligation of the PNC Members to consummate the PNC Acquisition. If the increase is not approved by the stockholders, the PNC Acquisition cannot be completed.

    This summary of information concerning the amendment is qualified in its entirety by reference to the proposed amendment itself, a copy of which is attached hereto as Appendix F. For purposes of filing a certificate of amendment with the Delaware Secretary of State, assuming the amendment is approved, the text of the amendment may be combined into a single certificate of amendment with the text of the other amendment for which approval is sought under Proposal No. 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS AMENDMENT TO THE CERTIFICATE
                                OF INCORPORATION

                                 PROPOSAL NO. 5
              APPROVAL OF AMENDMENT TO THE 1998 STOCK OPTION PLAN

    In 1998, the Board of Directors adopted and the CMI stockholders approved our 1998 Stock Option Plan (the "1998 Plan") under which 420,000 shares of Common Stock were reserved for purchase thereunder. The 1998 Plan was subsequently amended by the Board of Directors in December 1998. In June 1999, the Board of Directors approved an amendment to the 1998 Plan to increase the number of shares reserved under the plan by 230,000 shares. The amendment was subsequently approved by our stockholders on July 16, 1999. As of May 5, 2000, options were outstanding under the 1998 Plan to purchase a total of 332,250 shares of Common Stock, and an additional 317,750 shares remained available for future grants under the 1998 Plan.

    The Board of Directors has approved, and recommends that stockholders approve, adoption of a further amendment to the 1998 Plan to increase the number of shares reserved under the plan from 650,000 to 5,000,000. Under the terms of the 1998 Plan, this amendment does not require the approval of our stockholders. Nevertheless, unless the amendment is approved by holder of a majority of the shares of Common Stock present at the Annual Meeting, either in person or by proxy, any options granted in excess of the 650,000 shares previously approved by the stockholders would not be eligible for treatment as incentive stock options ("ISOs"). Consequently the Board is asking stockholders to approve the amendment in order to allow the flexibility to grant additional ISOs under the 1998 Plan. We agreed in the Supplement to set forth this proposal to amend the 1998 Plan. This proposal is not, however, a condition precedent to the obligation of the PNC Members to consummate the PNC Acquisition.

    The 1998 Plan is designed to attract and retain the best available personnel for positions of responsibility and to provide incentives to such personnel to promote the success of the business. The Board believes the amendment will be necessary to ensure that sufficient shares are available under the 1998 Plan to reward and motivate existing employees and to attract new employees in the future if the PNC Acquisition is consummated. PNC, as a privately-held company, has no stock option plan nor any options outstanding for key executives and employees. It is common for companies in the Internet industry, such as PNC, to offer significant numbers of options to employees. Assuming the PNC Acquisition is consummated, it is our understanding that the newly-formed Board of Directors intends to continue to use the 1998 Plan as the vehicle to grant stock options to employees. If the combined company does not have the ability to grant significant additional tax-favored options under the 1998 Plan, it may impair the combined company's ability to motivate and attract new employees, which could have a material adverse effect on the combined company's competitive position and financial performance.

    If the PNC Acquisition is not approved at the Annual Meeting, the Board reserves the right not to proceed with this amendment.

    The Board has no current plan or arrangement to issue any particular number of options.

DESCRIPTION OF 1998 PLAN

    The 1998 Plan provides for the grant to directors, officers, employees and consultants of CMI (including its subsidiaries) of options to purchase shares of Common Stock. The 1998 Plan may be administered by the Board of Directors or a committee of the Board of Directors (in either case, the "Committee"), which has complete discretion to select the optionees and to establish the terms and conditions of each option, subject to the provisions of the 1998 Plan. Options granted under the 1998 Plan may be "incentive stock options" as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified options. To date, all options granted have been nonqualified options.

    The exercise price of incentive stock options may not be less than 100% of the fair market value of the Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of our capital stock). The Code currently limits to $100,000 the aggregate value of Common Stock that may be acquired in any one year pursuant to incentive stock options under the 1998 Plan or any other option plan adopted by CMI. Nonqualified options may be granted under the 1998 Plan at an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of Common Stock that may be acquired pursuant to such options in any one year.

    Subject to the limitations contained in the 1998 Plan, options granted under the 1998 Plan will become exercisable at such times and in such installments (but not less than 20% per year) as the Committee shall provide in the terms of each individual stock option agreement. The Committee must also provide in the terms of each stock option agreement when the option expires and becomes unexercisable, and may also provide that the option expires immediately upon termination of employment for any reason.

    Unless otherwise provided in the applicable stock option agreement, upon termination of employment of an optionee, all options that were then exercisable would terminate three months (three years in the case of termination by reason of death or disability) following termination of employment. Any options which were not exercisable on the date of such termination would immediately terminate concurrently with the termination of employment.

    The Board of Directors may at any time amend, alter, suspend or terminate the 1998 Plan. No amendment, alteration, suspension or termination of the 1998 Plan will impair the rights of any optionee, unless mutually agreed otherwise between the optionee and the Committee, which agreement must be in writing and signed by the optionee and CMI. Termination of the 1998 Plan will not affect our ability to exercise the powers granted to it hereunder with respect to options granted under the 1998 Plan prior to the date of such termination.

    Options granted under the 1998 Plan may not be exercised more than ten years after the grant (five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of our capital stock). Options granted under the 1998 Plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 1998 Plan, shares subject to cancelled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The 1998 Plan is effective for ten years, unless sooner terminated or suspended.

SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    Incentive stock options granted under the 1998 Plan will be afforded favorable U.S. federal income tax treatment under the Code. If an option is treated as an incentive stock option, the optionee will recognize no income upon grant or exercise of the option unless the alternative minimum tax rules apply. Upon an optionee's sale of the shares (assuming that the sale occurs at least two years after grant of the option and at least one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain or loss recognized on such a premature sale of the shares in excess of the amount treated as ordinary income will be characterized as capital gain or loss.

    All other options granted under the 1998 Plan will be nonstatutory stock options and will not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon exercise of the nonstatutory stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of each share over its exercise price. Upon an optionee's resale of such shares, any difference between the sale price and the fair market value of such shares on the date of exercise will be treated as capital gain or loss and will generally qualify for long-term capital gain or loss treatment if the shares have been held for more than one year. Recently enacted legislation provides for reduced tax rates for long-term capital gains based on the taxpayer's income and the length of the taxpayer's holding period.

    The foregoing does not purport to be a complete summary of the U.S. federal income tax considerations that may be relevant to holders of options or to CMI. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside, nor does it reflect the tax consequences of an optionee's death.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE
                               STOCK OPTION PLAN

                                 PROPOSAL NO. 6
                      RATIFICATION OF INDEPENDENT AUDITORS

    The Board of Directors has adopted a resolution appointing Arthur
Andersen & Co. as our independent public accountants for the fiscal year ending December 31, 2000. Arthur Andersen & Co. currently serves as independent public accountants for both CMI and PNC. Stockholder ratification of the selection of Arthur Andersen & Co. as our independent public accountants is not required by our bylaws or otherwise. Nevertheless, the Board is submitting the selection of Arthur Andersen & Co. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change could be in the best interests of CMI and its stockholders. We do not expect representatives from Arthur Andersen & Co. to be present at the Annual Meeting.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ARTHUR
              ANDERSEN & CO. AS OUR INDEPENDENT PUBLIC ACCOUNTANTS

   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

    Effective April 30, 1998, Greenberg & Company, LLC, which had previously been CMI's auditor prior to the exchange reorganization between CML's stockholders and Davin Enterprises, Inc. (which resulted in the current CMI), resigned as our independent accountants. Our Board of Directors approved the appointment of Arthur Andersen & Co. as its new independent accountants on April 30, 1998, and this appointment was subsequently ratified by our stockholders on July 16, 1999.

    Greenberg & Company, LLC's report on our financial statements for the past two years did not contain an adverse opinion or disclaimer, and was not modified as to uncertainty, audit scope or accounting principles during that period. We did not have any disagreements with Greenberg & Company, LLC on any matter of accounting principles, financial statements, auditing scope or procedure during that period.

                       COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation earned by our Chief Executive Officer during the year ended December 31, 1999 and three other executive officers (together, the "named executive officers") whose compensation exceeded $100,000 for that year:

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                                                              COMPENSATION
                                                                                                AWARDS--
                                              ANNUAL COMPENSATION                              SECURITIES
                                       ---------------------------------   OTHER ANNUAL        UNDERLYING
NAME AND PRINCIPAL POSITION              YEAR      SALARY        BONUS     COMPENSATION      OPTIONS/SARS(#)
---------------------------            --------   --------      --------   ------------      ---------------
Carl Ka Wing Tong....................    1999     $227,000(1)        --            --                    --
  President and Chief                    1998     $177,000(2)        --            --        112,500 shares
  Executive Officer                      1997     $115,000(3)        --            --                    --
Leo Sheck Pui Kwok...................    1999     $113,000           --       $82,000(4)                 --
  Chief Operating Officer                1998     $ 77,000      $27,000       $84,000(4)      82,500 shares
                                         1997     $ 46,000      $ 4,000       $61,000(4)                 --
John Rempel..........................    1999     $136,000           --            --                    --
  Chief Financial Officer                1998     $  8,000(5)        --            --         22,500 shares
  and Assistant Secretary                1997           --           --            --                    --
Shing Kam Ming.......................    1999     $115,000           --            --                    --
  Senior Vice-President,                 1998     $ 96,000           --            --         22,500 shares
  Controller and Secretary               1997     $ 70,000           --            --                    --

------------------------

(1) Represents fees paid to Carl Tong & Associate Management Consultancy Limited. See "Certain Relationships and Related Transactions--Tong Consulting Arrangement."

(2) Represents $116,000 in compensation paid to Acma Strategic Holdings Limited for consulting services and $61,000 in fees paid to Carl Tong & Associate Management Consultancy Limited. See "Certain Relationships and Related Transactions--Tong Consulting Arrangement."

(3) Represents compensation paid to Acma Strategic Holdings Limited for consulting services. See "Certain Relationships and Related
    Transactions--Tong Consulting Arrangement."

(4) Represents a residence allowance. See "Employment Agreements."

(5) Mr. Rempel joined CMI in November 1998.

OPTION GRANTS IN 1999

    We did not grant any stock options to any named executive officer during 1999.

OPTION EXERCISES IN 1999 AND FISCAL YEAR-END OPTION VALUES

    No options were exercised by any named executive officer during 1999.

                    AGGREGATE FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                   OPTIONS HELD AT FISCAL         MONEY OPTIONS AT FISCAL
                                                         YEAR-END(#)                  YEAR END($)(1)
                                                 ---------------------------   -----------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                                             -----------   -------------   ------------   --------------
Carl Ka Wing Tong..............................     40,179         72,321           $0              $0
Leo Sheck Pui Kwok.............................     29,464         53,036           $0              $0
John Rempel....................................      8,036         14,464           $0              $0
Shing Kam Ming.................................      8,036         14,464           $0              $0

------------------------

(1) The option exercise price in each case exceeded the fair market value per shared based on the closing price of $2.563 reported by the NASDAQ National Market on December 31, 1999.

EMPLOYMENT AGREEMENTS

    We previously were a party to a consulting agreement with Acma Strategic Holdings Limited, which in turn entered into a consulting agreement with Carl Tong & Associate Management Consultancy Limited, a company beneficially owned by Carl Ka Wing Tong, pursuant to which Mr. Tong acted as Managing Director of Acma Strategic Holdings Limited and performed certain other duties, including acting as our President and Chief Executive Officer. We discontinued our arrangement with Acma Strategic upon completion of our public offering on December 23, 1998, and Associate Management assumed the duties previously performed by Acma Strategic. The terms of these agreements are described under "Certain Relationships and Related Transactions--Tong Consulting Arrangement." Consulting arrangements such as our arrangement with Mr. Tong are commonplace in Hong Kong.

    In January 1996, we entered into a service agreement with Leo Sheck Pui Kwok pursuant to which he was appointed as an executive officer of CMI, effective as of February 1, 1996, for a term of three years. The appointment automatically renews for a one-year term on each anniversary beginning on February 1, 1999, unless either party provides six months written notice to terminate the agreement. The agreement provides that Mr. Kwok would receive a salary of $46,000 and a stated bonus for the first year and that, thereafter, his salary, bonus and benefits would be subject to annual review by the Board. In addition, we provide Mr. Kwok with a residence allowance.

    In January 1997, CML, our wholly-owned Hong Kong subsidiary, adopted a defined contribution pension plan which is available to all of our Hong Kong employees with at least three months of continuous service. Participating employees may make monthly contributions to the pension plan of up to 5% of each employee's base salary, with matching contributions by CMI. The Hong Kong employees (or their beneficiaries) are entitled to receive their entire contribution and our matching contributions, with accrued interest thereon, upon retirement or death of the employee. Upon resignation or termination (other than for serious misconduct), employees are entitled to receive their entire contributions to the pension plan, with accrued interest thereon, plus the vested portion of our matching contributions. A participating employee becomes fully vested with respect to 30% of our matching contributions to the pension plan after completing three years of service with CMI and becomes vested with respect to an additional 10% of our matching contributions for each year of continuous service thereafter through year ten. CML's subsidiaries, Excel Master Limited and Carison Engineering Limited, have each adopted substantially identical pension plans for their employees. Any forfeited contributions made by CMI and the accrued interest thereon are used to reduce future employer's contributions. The aggregate amount of our contributions (net of forfeited contributions) for the years ended December 31, 1997, 1998 and December 31, 1999 was approximately $50,000, $68,000 and $103,000, respectively.

    Our employees in the PRC are all hired on a contractual basis and consequently we have no obligation for pension liabilities to these employees.

1998 STOCK OPTION PLAN

    Pursuant to our 1998 Stock Option Plan, 650,000 shares of Common Stock are currently authorized for issuance upon the exercise of options designated as either (1) options intended to constitute incentive stock options under the Internal Revenue Code of 1986, as amended, or (2) non-qualified options. Under the 1998 Plan, we may grant incentive stock options to our employees and officers. We may grant non-qualified options to our consultants, directors (whether or not they are employees), employees or officers.

           REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF OUR PREVIOUS OR FUTURE FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 THAT MIGHT INCORPORATE THIS PROXY STATEMENT OR FUTURE FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH WHICH FOLLOWS WILL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILING.

    The following Report of the Board of Directors on Executive Compensation describes the compensation policies and rationale applicable to our executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 1999.

    The Board's compensation committee (the "Compensation Committee") recommends and reviews the compensation paid to our executive officers; our stock option plan, however, is currently administered by the full Board of Directors. The Compensation Committee currently consists of Carl Ka Wing Tong, Steve Gordon and Clayton K. Trier. The current Board of Directors consists of Mr. Tong, Leo Sheck Pui Kwok, Mr. Gordon and Mr. Trier. Mr. Tong serves as our President and Chief Executive Officer. Mr. Kwok serves as our Chief Operating Officer. Mr. K. S. Chou also served as a director during 1999.

    During the year ended December 31, 1999, we paid consulting fees in the amount of $227,000 to Carl Tong & Associate Management Consultancy Limited ("Associate Management"), a company beneficially owned by Mr. Tong, pursuant to an agreement with Associate Management pursuant to which Mr. Tong serves as our President and Chief Executive Officer. These consulting fees are reflected as compensation to Mr. Tong in the summary compensation table above under "Executive Compensation." These types of arrangements are not uncommon in Hong Kong. For more on this arrangement, see below under "Certain Relationships and Related Transactions--Tong Consulting Arrangement."

    Subject to existing contractual obligations, the base salaries of our executives are fixed based on job responsibilities and a limited review of compensation practices for comparable positions at corporations which compete with CMI in its business or are of comparable size and scope of operations in Hong Kong. Bonuses for our executives are not determined through the use of specific criteria. Rather, the Compensation Committee bases bonuses on CMI's overall performance, profitability, working capital management and other qualitative and quantitative measurements. In determining the amount of bonuses, if any, to be awarded, the Compensation Committee considers our net sales growth and profitability for the applicable period and each executive's contribution to our success. The Compensation Committee's decisions are based primarily on informal judgments believed to be fair and reasonable and in the best interests of CMI and our stockholders. For the year ended December 31, 1999, no bonuses were paid to CMI's executive management.

    The Board believes that equity ownership by executive officers provides incentive to build stockholder value and aligns the interests of executive officers with the interests of stockholders. Effective upon the successful completion of CMI's public offering in December 1998, stock options covering a total of 340,500 options were granted at the public offering price of $5.00 per share to 21 people, including 112,500 to Mr. Tong and 82,500 to Mr. Kwok. Under CMI's current stock option plan, a total of 650,000 shares of Common Stock were available for the granting of stock options, and it was the Board's intent to review job responsibilities, individual performance, current option position and other criteria and, where applicable, grant additional options in 2000. However, under the terms of the pending acquisition agreement with PNC, no options will be granted prior to the Closing.

    The Board considers awarding stock option grants on a periodic basis. The Board believes that these additional grants provide an incentive for executive officers and other key employees to remain with CMI. Under our current stock option plan, options are granted at the market price of the Common Stock on the date of grant and, consequently, will have value only if the price of the Common Stock increases over the exercise price. In determining the size of the periodic grants, the Board of Directors will consider various factors, including the amount of any prior option grants, the executive's or employee's performance during the current fiscal year and his or her expected contributions during the succeeding fiscal year.

    The foregoing report on executive compensation is provided by the Board of Directors as a whole: Carl Ka Wing Tong, Leo Sheck Pui Kwok, Steve Gordon and Clayton K. Trier.

                               PERFORMANCE GRAPH

    The chart below sets forth a line graph comparing the performance of our Common Stock against the NASDAQ Market Index and an index consisting of companies sharing our Standard Industrial Classification (SIC) Code ("SIC Code Index") for the period from December 23, 1998 (the date on which the market price of our Common Stock was first quoted by the NASDAQ National Market) through December 31, 1999. The indices assume that the value of an investment in our common stock and each index was 100 on December 23, 1998 and that dividends, if any, were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            CREATIVE MASTER       SIC         NASDAQ
          International, Inc.  Code Index  Market Index
12/23/98               100.00      100.00        100.00
12/31/98               120.00      100.00        100.00
3/31/99                120.00      110.94        111.72
6/30/99                120.00      114.35        121.57
9/30/99                 81.25       88.61        123.55
12/31/99                57.66       67.60        182.47

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Directors, executive officers and greater than 10% stockholders are required by the Commission's regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to us and the representations made by the reporting persons to us with respect to any required Form 5 filings, we believe that during the year ended December 31, 1999, its directors, officers and 10% stockholders complied with all filing requirements under Section 16(a) of the Exchange Act.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of CMI Common Stock as of April 29, 2000 by (i) each person known by CMI to beneficially own 5% or more of the outstanding shares of Common Stock, (ii) each of our directors,
(iii) each of the named executive officers, and (iv) all of our directors and executive officers as a group. The table also sets forth the expected beneficial ownership of Common Stock immediately following (and assuming) consummation of the PNC Acquisition by the foregoing persons and the PNC Members.

    The information set forth in the table and accompanying footnotes has been furnished by the named beneficial owners.

                                                                                 EXPECTED CMI OWNERSHIP
                                                                              ASSUMING CONSUMMATION OF THE
                                      CMI OWNERSHIP AS OF APRIL 29, 2000            PNC ACQUISITION
                                      -----------------------------------   --------------------------------
                                      AMOUNT AND NATURE OF                  AMOUNT AND NATURE OF
                                      BENEFICIAL OWNERSHIP    PERCENT OF    BENEFICIAL OWNERSHIP    PERCENT
NAME AND ADDRESS                      (NUMBER OF SHARES)(1)      CLASS      (NUMBER OF SHARES)(1)   OF CLASS
----------------                      ---------------------   -----------   ---------------------   --------
Carl Ka Wing Tong(2)................          308,370              6.1%               308,370          1.2%
Leo Sheck Pui Kwok(3)...............          601,778              9.4%               601,778          2.3%
Steve Gordon(4).....................            8,500                *                  8,500            *
Clayton K. Trier(4).................           17,500                *                 17,500            *
Acma Ltd.(5)........................        2,364,430             47.3%             2,364,430          8.9%
B2B Ltd.(6).........................               --               --              7,000,000         26.4%
Tony Tong(7)........................               --               --              3,062,500         11.6%
Oei Hong Leong(8)...................               --               --              2,012,500          7.6%
Fortune E-Commerce Ltd.(9)..........               --               --              1,837,500          6.9%
APP China Group Limited(10).........               --               --              1,750,000          6.6%
Richard Hui(11).....................               --               --              1,662,500          6.3%
Sally Li(12)........................               --               --              1,137,500          4.3%
Paul Chow(13).......................               --               --              1,050,000          4.0%
Alfonso Oi Ip Fung(14)..............               --               --                525,000          2.0%
Simon Chu(15).......................               --               --                175,000            *
Li Ling Xiu(16).....................               --               --                175,000            *
Steve Lau(17).......................               --               --                175,000            *
Catherine Ma(18)....................               --               --                175,000            *
Charles W. Mueller(19)..............               --               --                105,000            *
Kenley A. Tarter(20)................               --               --                 32,800            *
All directors and executive officers
  as group..........................          959,586(21)         18.7%            10,596,170(22)     40.0%

------------------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the shares shown. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Unless otherwise indicated, the address of each person is c/o CMI at Casey Industrial Building, 8(th) Floor, 18 Bedford Road, Taikoktsui, Kowloon, Hong Kong.

(2) Includes 50,223 shares issuable upon the exercise of stock options which will be exercisable within 60 days of April 29, 2000. Mr. Tong is a Managing Director and 10% stockholder of Acma Strategic Holdings Limited. As such, Mr. Tong shares investment and voting power with respect to the shares shown as beneficially owned by Acma Strategic Holdings Limited (see note 5 below). Mr. Tong disclaims beneficial ownership of such shares, however.

(3) Of the shares shown, 564,948 are held of record by Superego, Inc., a British Virgin Islands company beneficially owned by Mr. Kwok. Includes 36,830 shares issuable to Mr. Kwok upon the exercise of stock options which will be exercisable within 60 days of April 29, 2000.

(4) Includes 7,500 shares issuable upon the exercise of currently exercisable stock options.

(5) The shares shown as being owned by Acma Ltd. consist of 1,838,157 shares held of record by Acma Strategic Holdings Limited and an additional 526,273 shares held of record by Acma Investments Pte., Ltd., a wholly-owned subsidiary of Acma Ltd. Acma Investments Pte., Ltd. is a 90% stockholder of Acma Strategic Holdings Limited. The address of Acma Ltd. is 17 Jurong Port Road, Singapore 619092.

(6) B2B Ltd.'s address is 52/F Bank of China Tower, 1 Garden Road, Hong Kong.

(7) Includes 1,400,000 shares owned by Sino Mart Management Ltd., a company of which Mr. Tong is sole owner. Mr. Tong's address is c/o PNC at 3405 Annapolis Lane North, Suite 8, Minneapolis, MN 55447.

(8) Mr. Leong's address is c/o B2B Ltd., 52/F Bank of China Tower, 1 Garden Road, Hong Kong.

(9) The address of Fortune E-Commerce Ltd, is Room 1502-7, 15/F Tower A. Regent Centre, 63 Wo Yi Hop Road, Kwai Chung, N.T., Hong Kong.

(10) APP China Group Limited's address is [insert].

(11) Includes 875,000 shares representing 50% of the shares owned by Green Plant, Inc., a company of which Mr. Hui is 50% owner. Mr. Hui's address is c/o PNC at 3405 Annapolis Lane North, Suite 8, Minneapolis, MN 55447.
    Mr. Hui is the husband of Ms. Sally Li, who is also listed in the table above.

(12) Includes 875,000 shares representing 50% of the shares owned by Green Plant, Inc., a company of which Ms. Li is 50% owner. Ms. Li's address is c/o PNC at 3405 Annapolis Lane North, Suite 8, Minneapolis, MN 55447. Ms. Li is the wife of Mr. Richard Hui, who is also listed in the table above.

(13) Includes 875,000 shares owned by Alpha One Limited, a company of which Mr. Chow is sole owner. Mr. Chow's address is c/o PNC at 3405 Annapolis Lane North, Suite 8, Minneapolis, MN 55447.

(14) Consists of shares owned by Pure Technology International Ltd., a company of which Mr. Fong is sole owner. Mr. Fong's address is c/o PNC at 3405 Annapolis Lane North, Suite 8, Minneapolis, MN 55447.

(15) Mr. Chu's address is c/o PNC at 3405 Annapolis Lane North, Suite 8, Minneapolis, MN 55447.

(16) Ms. Xiu's address is c/o PNC at 3405 Annapolis Lane North, Suite 8, Minneapolis, MN 55447.

(17) Mr. Lau's address is c/o Fortune E-Commerce Ltd., Room 1502-7, 15/F Tower A, Regent Centre, 63 Wo Yi Hop Road, Kwai Chung, N.T., Hong Kong.

(18) Ms. Ma's address is c/o B2B Ltd., 52/F Bank of China Tower, 1 Garden Road, Hong Kong.

(19) Consists of shares underlying currently exercisable options granted by Mr. Tony Tong to Mr. Mueller.

(20) Consists of shares underlying currently exercisable options granted by Mr. Tony Tong to Mr. Tarter.

(21) Represents the aggregate holdings of seven persons. Includes 125,491 shares issuable upon the exercise of stock options which will be exercisable within 60 days of April 29, 2000.

(22) Represents the aggregate holdings of thirteen persons. Includes 125,491 shares issuable upon the exercise of stock options which will be exercisable within 60 days of April 29, 2000.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

CARL TONG CONSULTING ARRANGEMENT

    In January 1996, we entered into a consulting agreement with Acma Strategic Holdings Limited, one of our principal stockholders, under which Acma Strategic was to receive an annual consulting fee of approximately $106,000. Acma Strategic is a private investment company whose only investment is its ownership of our Common Stock. Mr. Tong is a director and 10% stockholder of Acma Strategic. In addition, under the terms of the agreement, CMI, at its discretion, paid Acma Strategic a performance bonus of up to 2.5% of our consolidated net after-tax profits. During 1998, we paid consulting fees in the amount of $116,000 to Acma Strategic for consulting services provided pursuant to this consulting agreement.

    Acma Strategic entered into a consulting agreement with Carl Tong & Associate Management Consultancy Limited ("Associate Management"), a company beneficially owned by Mr. Tong, pursuant to which Mr. Tong serves as a director of Acma Strategic and performs such other duties as requested by Acma Strategic, including acting as our President and Chief Executive Officer. Associate Management received all amounts paid by CMI to Acma Strategic during 1996, 1997 and 1998.

    We discontinued our arrangement with Acma Strategic upon completion of our public offering on December 23, 1998, and Associate Management assumed the duties previously performed by Acma Strategic. During 1999, we paid consulting fees in the amount of $227,000 to Associate Management. This is reflected as compensation to Mr. Tong in the summary compensation table above under "Executive Compensation."

TFS CONSULTING AGREEMENT

    In 1996, we entered into a one-year, annually renewable consulting agreement with TFS Limited. Steve Gordon, a director of CMI, is the principal owner of and performs the functions of chief executive officer for TFS Limited. During 1998 and 1999, we paid $179,000 and $172,000, respectively, to TFS Limited.

LOANS TO CML

    Messrs. Kwok and Tong had outstanding certain non-interest bearing loans to CML in the amounts of $438,000 and $232,000, respectively, as of September 30, 1998. The loans were repayable on demand. As of October 1, 1998, the principal amounts of the outstanding loans were converted into unsecured, non-interest bearing term loans which are due and payable in six equal semi-annual installments commencing March 31, 1999 and ending September 30, 2001. As of December 31, 1999, the aggregate outstanding balance of the loans was $321,000 and $186,000, respectively.

    In addition, in 1997, Acma Strategic advanced $9,000 on CML's behalf, which was repaid, without any interest, in January 1998.

LOANS FROM CML

    During 1995, 1996 and 1997, Mr. Tong borrowed certain amounts from CML. The maximum balance of such loans at any one time was $124,000. The loans were non-interest bearing and were repayable on demand. All loan transactions ceased upon the completion of our exchange reorganization in December 1997. The loans were repaid in full in September 1998.

GUARANTEES OF CMI DEBT

    As of December 31, 1999, we had credit facilities with Hang Seng Bank, Banque Nationale de Paris and Commonwealth Finance Corporation Limited of $258,000, $356,000, and $1,291,000, respectively, some of which Messrs. Tong and Kwok personally guarantee. The facilities also are secured by a mortgage on certain real property owned by Mr. Tong. Additionally, Acma Strategic guarantees certain of our debt. As of December 31, 1999, we had outstanding balances under such facilities in an aggregate amount of approximately $1,150,000. We are currently attempting to eliminate the guarantees of Messrs. Tong and Kwok and Acma Strategic.

        STOCKHOLDER PROPOSALS AT THE NEXT ANNUAL MEETING OF STOCKHOLDERS

    Stockholder proposals submitted for inclusion in our Proxy Statement and form of proxy relating to our 2001 Annual Meeting of Stockholders must be
received by             , 2001. If we are not notified of a stockholder proposal
by             , 2001, then the proxies held by our management may provide the discretion to vote against such stockholder proposal, even though such proposal is not discussed in the Proxy Statement. Stockholder proposals should be submitted to Chief Financial Officer, Creative Master International, Inc., Casey Ind Bldg., 8th Floor, 18 Bedford Rd., Taikoktsui, Kowloon, Hong Kong.

                                    EXPERTS

    The financial statements of CMI as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference in this Proxy Statement in reliance upon the reports of Arthur Andersen & Co. LLP, independent public accountants, and upon their authority as experts in accounting and auditing.

    The financial statements of PNC as of December 31, 1999, and for the period from July 8, 1999 (inception) to December 31, 1999, have been included in this Proxy Statement in reliance upon the report of Arthur Andersen LLP, independent public accountants, and upon their authority as experts in accounting and auditing.

                                 OTHER MATTERS

    We know of no other matters that are likely to be brought before the Annual Meeting. If, however, other matters not now known or determined properly come before the Annual Meeting, the persons named as proxies in the enclosed proxy card or their substitutes will vote such proxy in accordance with their discretion with respect to such matters.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Stockholders may read and copy any reports, statements or other information that we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our public filings are also available from commercial document retrieval services and at the Internet Web site maintained by the SEC at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" information into this Proxy Statement, which means that we can disclose important information to stockholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly herein. This Proxy Statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about CMI and its financial condition.

    - our Annual Report on Form 10-KSB for the year ended December 31, 1999, and the first amendment thereto on Form 10-KSB/A.

    - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

    - our Current Reports on Form 8-K, filed on March 8, 2000 and May   , 2000.

    Additional documents that we may file with the SEC between the date of this Proxy Statement and the date of the Annual Meeting are also incorporated by reference. These include any periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any proxy statements.

    You can obtain any of the documents incorporated by reference in, but not included with, this Proxy Statement from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement, by requesting them in writing or by telephone from the following address:

                   Creative Master International, Inc.
                   Attn: John Rempel
                   Casey Industrial Building, 8(th) Floor
                   18 Bedford Road, Taikoktsui
                   Kowloon, Hong Kong
                   Telephone: 852-2396-0147

    STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE THEIR SHARES AT THE ANNUAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED
            , 2000. STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT NOR THE ISSUANCE OF COMMON STOCK IN THE PNC ACQUISITION WILL CREATE ANY IMPLICATION TO THE CONTRARY.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    When used in this Proxy Statement, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements, which speak only as of the date of this Proxy Statement. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Such risks and uncertainties include those risks, uncertainties and risk factors identified under the heading "Proposal
No. 1--Risks Related to the PNC Acquisition." We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

       THE STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, AND RETURN PROMPTLY
                THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE

May   , 2000                                   By Order of the Board of Directors,

                                               Shing Kam Ming
                                               Secretary

                                                                      APPENDIX A

                            SHARE EXCHANGE AGREEMENT

    THIS SHARE EXCHANGE AGREEMENT ("Agreement") is dated as of February 17, 2000 by and between Creative Master International, Inc. ("Company") and Tony Tong, Wan Sang Hui, Lee Li, James Mullin, John Farrell, Paul Poung-Hwa Chow, Fung Oi Ip Alfonso, Oei Hong Leung, Fortune E-Commerce Limited, B2B Limited (collectively, "Shareholders"), the owner of PacificNet.com LLC ("PNC") and PNC.

                                    RECITALS

    WHEREAS, Shareholders own 100% of the issued and outstanding stock of PNC (the "Shares"), and;

    WHEREAS, PNC is a Minnesota limited liability company and is engaged in the business of providing Internet business-to-business and business-to-consumer e-commerce services, e-commerce software application and other e-commerce related services.

    WHEREAS, Company is a Delaware incorporated US public company, currently traded on the NASDAQ National Market under the symbol CMST, and;

    WHEREAS, Company desires to acquire the Shares and Shareholders desire to exchange the Shares for newly issued stock in the Company.

                                   AGREEMENT

    NOW, THEREFORE, in consideration of the mutual covenants and terms contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.  EXCHANGE OF THE SHARES AND CONSIDERATION

    1.01 SHARES BEING EXCHANGE. Effective at the closing of this Agreement (the "Closing"), and subject to the terms and conditions of this Agreement, Shareholders shall assign, transfer and deliver to the Company all of the Shares.

    1.02 CONSIDERATION. Subject to the terms and conditions of this Agreement, and in consideration of the assignment and delivery of the Shares to the Company, the Company shall at Closing issue to Shareholders under/or their designees, and Shareholders and/or their designees shall purchase, acquire and/or accept from the Company, 21,000,000 shares in the Company (the "Consideration").

    1.03 CLOSING. The Closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Troy & Gould or other such place as mutually agreed upon, following by the necessary Company shareholders approval procedures.

    1.04 METHOD OF CLOSING. The method of closing shall require the parties to satisfy the conditions specified in Section 6.

II.  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND PNC

    Shareholders and PNC represent and warrant to the Company as follows, as of the closing:

    2.01 ORGANIZATION. PNC is a corporation duly organized, validly existing and in good standing under the laws of Minnesota. PNC has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

    2.02  CAPITALIZATION.

        (a) All issued and outstanding shares of PNC are duly authorized, validly issued, issued for value, fully paid and non-assessable. Shareholders own 100% of all the shares in PNC.

        (b) There are no outstanding preferred stock, options, warrants, or any other rights to purchase any securities of PNC. Company acknowledges and agrees that any outstanding options, warrants, and other rights to purchase securities in Shareholders shall be transferred to Company on an equivalent basis, at the time of closing.

    2.03 AUTHORITY. Shareholders have full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by Shareholders and no other corporate proceedings on the part of PNC and/or Shareholders are necessary to authorize this Agreement and the transactions contemplated hereby.

    2.04 FINANCIAL INFORMATION. The Financial Information provided by Shareholders to Company is accurate and no misleading, to the best of Shareholders' knowledge.

    2.05 LITIGATION. There is no litigation, proceeding or investigation pending or threatened against PNC affecting any of its properties, subsidiaries, or assets that might result, either in any case or in the aggregate, in any adverse change in the business, operations, affairs or condition of PNC or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

    2.06 ASSETS. Shareholders have good and marketable title to their shares in PNC, and PNC has good and marketable title to all of its assets and properties now carried on its books.

    2.07 CONTRACTS AND UNDERTAKINGS. PNC and its subsidiary business operations are not in material default, or alleged to be in material default, under any Contract or Undertaking.

    2.08 NO CONFLICT. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any form or provision of, or constitute a default under, the Articles of PNC, or any agreement, contract or instrument to which PNC is a party or by which it or any of its assets are bound.

    2.09 ACCURACY. No document furnished to the Company by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

    2.10 FINANCIAL STATEMENTS AND TAX FILINGS. The financial statements of PNC (the "Financial Statements") submitted to the Company (a) were prepared in accordance with the books and records of PNC; (b) were prepared in accordance with generally accepted accounting principles consistently applied; (c) are accurate and fairly present PNC's financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby;
(d) contain and reflect all necessary adjustments and accruals for a fair presentation of PNC's financial condition and the results of its operations for the periods covered by the said financial statements; and (e) contain and reflect adequate provisions for all reasonably anticipated liabilities with respect to the period(s) then ended.

    2.11 ABSENCE OF MATERIAL CHANGES. Since December 31, 1999, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been any material negative change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

    2.12 COMPLIANCE WITH LAW. PNC has in all material respects complied with and is now in all material respects in compliance with, all relevant laws applicable to PNC. The transfer of PNC stock contemplated by this Agreement will take place in compliance with relevant laws applicable to such transfer.

III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Shareholders as follows, as of the Closing:

    3.01  ORGANIZATION.

        (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has the corporate power and authority to carry on its business as presently conducted and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

        (b) Copies of the Certificate of Incorporation and the Article and Bylaws of the Company, supplied to PNC prior to closing, are complete and correct copies of the Articles of Incorporation and the Bylaws of the Company as amended and in effect on the date hereof. All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of the Company are contained in the minute book of the Company and no minutes or actions in writing without a meeting have been excluded in such minute book.

    3.02 CAPITALIZATION OF THE COMPANY. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock. 5,500,000 shares will be issued and outstanding prior to the closing. In addition, there are 340,500 stock options outstanding, at $5 per share, subject to specific vesting terms. All outstanding shares are duly authorized, validly issued, fully paid and non-assessable. Except for that described above, there are no outstanding shares of capital stock or other securities or other equity interests of the Company or rights of any kind to acquire stock, other securities or other equity interests.

    3.03 AUTHORITY. The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein.

    3.04 FINANCIAL STATEMENTS. The Company's financial statements have been prepared in accordance with US generally accepted accounting principles. The Company is not subject to any material undisclosed liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due.

    3.05 LITIGATION. There is no litigation, proceeding, government inquiry, or investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

    3.06 TITLE TO ASSETS. The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the Company's finance statements or on any Exhibits attached hereto.

    3.07 CONTRACTS AND UNDERTAKINGS. The Company is not in material default, or alleged to be in material default, under any Contract and, to the knowledge of the Company, no other party to any Contract to which the Company is a party is in default thereunder nor, to the knowledge of the Company, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such Contract.

    3.08 NO CONFLICT. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or nay of its assets are bound.

    3.09 ACCURACY. No public filing, certificate or other document furnished to Shareholders by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

    3.10 FINANCIAL STATEMENTS. The financial statements of the Company (the "Financial Statements") set forth in its public filings (a) were prepared in accordance with the books and records of the Company; (b) were prepared in accordance with generally accepted accounting principles consistently applied;
(c) are accurate and fairly present the Company's financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby; (d) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company's financial condition and the results of its operations for the periods covered by the said financial statements; and
(e) contain and reflect adequate provisions for all reasonably anticipated liabilities with respect to the period(s) then ended.

    3.11  ABSENCE OF MATERIAL CHANGES.  Since the September 30, 1999 SEC
Form 10QSB filing, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has been:

        (a) any material change in the condition (financial or otherwise) of the properties, assets, liabilities or business of the Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

        (b) any undisclosed redemption, purchase or other acquisition of any shares of the capital stock of Company, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by the Company relating to their authorized or issued capital stock.

    3.12 COMPLIANCE WITH LAW. The Company has in all material respects complied with and it is now in all material respects in compliance with, all Federal and State laws applicable to the Company, including that the Company is current in its SEC filings. The Consideration will be issued in full compliance with all state and federal securities laws.

IV.  COVENANTS AND AGREEMENTS OF THE PARTIES EFFECTIVE PRIOR TO CLOSING

    4.01 CORPORATE EXAMINATIONS AND INVESTIGATIONS. Prior to the Closing, Shareholders shall be entitled, through their employees and representatives, to make such investigations and examinations of the books, records and financial condition of the Company as Shareholders may request to verify the Company's representations. Company shall furnish Shareholders and their representatives during such period with all such information as Shareholders or their representatives may reasonably request and cause the Company's officers, employees, consultants, agents, accountants and attorneys to cooperate fully with Shareholder or its representatives in connection with such review and examination and to make full disclosure of all information and documents requested by Shareholders and/or their representatives. Company shall have the right to request additional information on PNC. Company acknowledges that US GAAP audits will not be available on PNC until after the Closing. Shareholders agree to supply Company with copies of available financial and business information as requested. Each party's investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, with copies of requested documents to be provided to the other party upon request.

    4.02 COOPERATION; CONSENTS. Prior to the Closing Date, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or a license or permit from which is required for the consummation of the transactions contemplated by this

Agreement and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

    4.03 CONDUCT OF BUSINESS. From the date hereof through the Closing, the Company and PNC shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct as of the Closing as if made at and as of the Closing. Without the prior written consent of Shareholders, except as expressly set forth herein, the Company shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue as of the Closing.

    4.04 NOTICE OF DEFAULT. From the date hereof through the Closing, each party hereto shall give to the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party's representations or warranties contained herein.

V.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

    All representations, warranties and covenants of the Company, Shareholders and PNC contained herein shall survive the closing for a period of two years.

VI.  CONDITIONS PRECEDENT TO CLOSING

    6.01 CONDITIONS PRECEDENT TO OBLIGATION OF SHAREHOLDERS. The obligations of Shareholders under this Agreement shall be subject to each of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES OF COMPANY TO BE TRUE. The representations and warranties of Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. The Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

        (b) NO LEGAL PROCEEDINGS. No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

        (c) STATUTORY REQUIREMENTS. All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

        (d) DIRECTOR RESIGNATION. Prior to the Closing, all bust one of the directors of the Company shall have submitted their resignations to Company to be held in escrow and to become effective at the Closing.

        (e) NO MATERIAL ADVERSE CHANGE. Following the execution of this Agreement, there shall not have occurred any material adverse change in the financial condition, business, or operations of, nor shall nay event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations, of Company.

        (f) BOARD OF DIRECTORS' APPROVAL. This Agreement shall have received Shareholders Board of Director's approval prior to Closing.

    6.02 CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY. The obligation of the Company under this Agreement shall be subject to the following conditions:

        (a)  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND PNC TO BE
    TRUE. The representations and warranties of Shareholders herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; Shareholders shall have performed in all material respects all obligations and complied in all material respects, with all covenants and conditions required by this Agreement to be performed or complied with by them prior to the Closing.

        (b) NO LEGAL PROCEEDINGS. No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

        (c) STATUTORY REQUIREMENTS. All statutory requirements for the valid consummation by Shareholders of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by Shareholders of the transactions contemplated by this Agreement shall have been obtained, including, but not limited to, requirements imposed by the government of Hong Kong.

        (d) NO MATERIAL ADVERSE CHANGE. Following the execution of this Agreement, there shall not have occurred any material adverse change in the financial condition, business, or operations of, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations, of PNC.

        (e) BOARD OF DIRECTOR'S APPROVAL. This Agreement shall have received Company Board of Director's approval prior to Closing.

VII.  MISCELLANEOUS

    7.01 EXPENSES OF SALE. Except as otherwise provided herein, each party shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated herein. Without limitation, such expenses shall include the fees and expenses of all attorneys, brokers, investment bankers, accountants, agents, advisors, and finders and other professionals incurred in connection herewith, acting on behalf of such party.

    7.02 PARTIES IN INTEREST. Except otherwise expressly provided herein, all the terms and provisions of this Agreement shall binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors, designees and assigns of the parties hereto.

    7.03 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including any Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

    7.04 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute on e and the same instrument.

    7.05 TERMINATION. In the event that one party's due diligence determines a material breach or inaccuracy in the other's representation(s) or other terms of this Agreement, the party may terminate its obligations under this Agreement by providing written notice of the breach. If the breach is not cured within 10 calendar days, the agreement is terminated, with no further obligations of the parties.

    7.06 GOVERNING LAW. This Agreement shall be subject to New York law and jurisdiction, except insofar as the laws of the jurisdictions of domicile of the parties shall control in any conflict of laws dispute.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

PacificNet.com LLC                                 Creative Master International, Inc.

By:  /s/ TONY TONG                                 By:  /s/ CARL TONG
     ---------------------------------------            ---------------------------------------
     Name:  Tony Tong                                   Name:  Carl Tong
     Title:  CEO                                        Title:  CEO

/s/ TONY TONG                                      /s/ WAN SANG HUI*
-------------------------------------------        -------------------------------------------
Tong I, Tony                                       Wan Sang Hui

/s/ LEE LI*                                        /s/ JAMES MULLIN*
-------------------------------------------        -------------------------------------------
Lee Li                                             James Mullin

/s/ JOHN FARRELL*                                  /s/ PAUL POUNG HWA CHOW*
-------------------------------------------        -------------------------------------------
John Farrell                                       Paul Poung-Hwa Chow

/s/ FUNG OI IP ALFONSO*                            /s/ OEI HONG LEONG*
-------------------------------------------        -------------------------------------------
Fung Oi Ip Alfonso                                 Oei Hong Leong

Fortune E-Commerce Limited                         B2B Limited

By:  *                                             By:  *
     ---------------------------------------            ---------------------------------------
     Name:                                              Name:
     Title:                                             Title:

*By Tony Tong, attorney-in-fact.

                                                                      APPENDIX B

                     SUPPLEMENT TO SHARE EXCHANGE AGREEMENT

    SUPPLEMENT TO SHARE EXCHANGE AGREEMENT, dated as of April 29, 2000 (this "Supplement"), among Creative Master International, Inc., a Delaware corporation (the "Company"), PacificNet.com LLC, a Minnesota limited liability company ("PNC"), and the members of PNC and other persons and entities listed on the signature pages hereto (collectively, the "Members").

                                   RECITALS:

    WHEREAS, the Company, PNC and certain of the Members have entered into that certain Share Exchange Agreement dated as of February 17, 2000 (the "Exchange Agreement"); and

    WHEREAS, each of the Members owns or has the right to acquire membership interests in PNC as set forth in Schedule 3.1(b) to this Supplement; and

    WHEREAS, the parties desire to supplement the Exchange Agreement as set forth in this Supplement to address certain matters not provided for in the Exchange Agreement and to clarify certain of the terms and conditions thereof.

    NOW, THEREFORE, in consideration of the premises, and in reliance on the representations, warranties and covenants contained in the Exchange Agreement and herein, the parties hereby agree as follows:

                                   ARTICLE I
                                  THE EXCHANGE

    Section 1.1. EXCHANGE; EXCHANGE PROCEDURES. Sections 1.01, 1.02 and 1.04 of the Exchange Agreement are hereby deleted in their entirety and the following new Sections 1.01 and 1.02 substituted therefor:

        1.01  THE EXCHANGE.

        (a) At the closing (the "Closing") of the transactions contemplated by the Exchange Agreement, as amended and supplemented by this Supplement, all membership interests ("MI's") issued and outstanding immediately prior to the Closing shall be surrendered and assigned to the Company by the Members in exchange for the Company's sale and issuance to the Members, pro rata in accordance with their relative ownership of MI's, of an aggregate of 21,500,000 shares (the "Exchange Shares") of validly issued, fully paid and nonassessable shares of common stock, $.0001 par value per share, of the Company ("Common Stock").

        (b) If as a result of the foregoing any of the Members would receive a fractional share of the Common Stock, such fractional share shall be rounded up to the nearest whole share of the Common Stock.

        (c) Prior to the Closing, the Company shall not effect any change in its capital. For purposes of this Supplement, a "change" in the capital of the Company shall include any issuance of capital stock, options, warrants or other right to purchase shares of capital stock in the Company (other than pursuant to the exercise of the currently outstanding stock options and warrants enumerated in Section 2.1(b) below) or any stock dividend, stock split, combination, recapitalization, reorganization or similar event.

        (d) All references in this Supplement to the Exchange means the exchange of MI's by the Members for the Exchange Shares contemplated by the Exchange Agreement and this Supplement.

        1.02 EXCHANGE PROCEDURES. At the Closing, the Company shall deliver to the Members certificates representing the Exchange Shares to which they are entitled as provided in Section 1.01(a), against the Members' delivery to the Company of all of the issued and outstanding

    MI's, free and clear of all liens, claims and encumbrances, by means of a fully executed Assignment of Membership Interest pursuant to which Members assign all of their right, title and interest in and to the MI's to the Company.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

    Section 2.1. CAPITAL STRUCTURE. Section 3.02 of the Exchange Agreement is hereby deleted in its entirety and the following new Section 3.02 substituted therefor:

        3.02  CAPITAL STRUCTURE OF THE COMPANY.

        (a) AUTHORIZED AND OUTSTANDING CAPITAL STOCK. As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which 4,999,322 shares are issued and outstanding. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as provided in Section 3.02(b) below, the Company has no outstanding securities convertible into or exchangeable for Common Stock, no contracts, rights, options, warrants or other agreements or commitments to purchase or otherwise issue any shares of Common Stock or securities convertible into or exchangeable therefor, or any shares reserved for issuance under any stock option, employee benefit or other plans or otherwise. No security of the Company is entitled to any preemptive or similar rights to purchase securities from the Company.

        (b) CAPITAL STOCK OF COMPANY AT CLOSING. On the date of Closing, and just prior to completion of the Exchange, (i) the authorized capital stock of the Company will consist of 125,000,000 shares of Common Stock and 5,000,000 shares of "blank check" preferred stock, (ii) the Company will have 4,999,322 shares of Common Stock issued and outstanding (plus any shares issued subsequent to the date hereof upon the exercise of any of the options or warrants described in clause (iii) that follows), and
    (iii) 462,607 shares (less any shares subject to options or warrants that are exercised or terminated subsequent to the date hereof) reserved for issuance pursuant to (A) options for the purchase of an aggregate of 337,607 shares of Common Stock at an exercise price of $5.00 per share and
    (B) warrants for the purchase of 125,000 shares of Common Stock at an exercise price of $8.25 per share.

    Section 2.2. AUTHORITY. Section 3.03 of the Exchange Agreement is hereby deleted in its entirety and the following new Section 3.03 substituted therefor:

        3.03 AUTHORITY. The Company's Board of Directors has, on or prior to the date of this Supplement, subject to receipt of the fairness opinion referred to in Section 6.3(e), (a) declared that as of such date that the Exchange was advisable and in the best interests of the Company and its stockholders, (b) approved the Exchange Agreement and this Supplement and resolved to recommend the approval of the Exchange Agreement and this Supplement and the transactions contemplated thereby and hereby by the Company's stockholders, and (c) directed that the Exchange Agreement and this Supplement and the transactions contemplated thereby and hereby be submitted to the Company's stockholders for approval. The Company has all requisite corporate power and authority to enter into the Exchange Agreement and this Supplement and to consummate the transactions contemplated hereby. The execution and delivery of the Exchange Agreement and this Supplement by the Company and the consummation by the Company of the transactions contemplated thereby and hereby have been duly authorized by all necessary action on the part of the Board of Directors of the Company, and (assuming the valid authorization, execution and delivery of the Exchange Agreement and this Supplement by PNC and the Members) the Exchange Agreement and this Supplement constitute valid and binding obligations of the Company enforceable against it in accordance with their respective terms. When issued in accordance with the terms of the Exchange Agreement and this Supplement, the Exchange Shares will be duly authorized, validly issued, fully paid and nonassessable.

    Section 2.3. SEC REPORTS. Section 3.04 of the Exchange Agreement is hereby deleted in its entirety and the following new Section 3.04 substituted therefor:

        3.04 SEC REPORTS. The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since December 31, 1998 and has heretofore made available to PNC and the Members, in the form filed with the SEC (excluding any exhibits thereto), (i) its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, and (ii) all other forms, reports, registration statements and other documents filed by the Company with the SEC since December 31, 1997 (the forms, reports, registration statements and other documents referred to in clauses (i) and (ii) above being referred to herein, collectively, as the "Company SEC Reports"). The Company SEC Reports and any other forms, reports and other documents filed by the Company with the SEC after the date of this Supplement (i) were or will be prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or are made, not misleading.

    Section 2.4. ADDITIONAL REPRESENTATIONS AND WARRANTIES. In addition to the representations and warranties under Article III of the Exchange Agreement, the Company hereby represents and warrants to PNC and the Members as follows:

        (a) CONSENTS AND APPROVALS. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to the Company or any subsidiary of the Company in connection with the execution and delivery of the Exchange Agreement and this Supplement by the Company or is necessary for the consummation of the transactions contemplated by the Exchange Agreement and this Supplement, except for (i) the filing with the SEC of (A) the proxy statement for the meeting of the Company's stockholders to be held for the purpose of obtaining the approvals required for the transactions contemplated hereby (the "Proxy Statement"); and (B) such reports and information under the Exchange Act, as may be required in connection with the Exchange Agreement and this Supplement and the transactions contemplated thereby and hereby,
    (ii) such as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) applicable requirements, if any, of Blue Sky Laws, National Association of Securities Dealers and Nasdaq Stock Market, and (iv) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on the Company, or prevent or materially delay the consummation of the Exchange.

        (b) BROKERS. Neither the Company, any of the Company subsidiaries nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by the Exchange Agreement or this Supplement.

                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PNC AND THE MEMBERS

    Section 3.1.  JOINT REPRESENTATIONS AND WARRANTIES OF PNC AND THE
MEMBERS. In addition to the representations and warranties under Article II of the Exchange Agreement, PNC and each of the Members hereby represent and warrant to the Company as follows:

        (a) PNC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite company power and authority to own, lease or operate its properties and to carry on its business as now being conducted. PNC owns no shares of capital stock or other equity interest or investment in any corporation, limited liability company, joint venture or other entity other than PacificNet.com Limited, a Hong Kong company, and Grand Scheme
    Profits, Ltd, a British Virgin Islands company (the "PNC subsidiaries"). PNC owns, of record and beneficially, all of the outstanding shares of capital stock of the PNC subsidiaries as described on Schedule 3.1(a), in each case, free and clear of all liens, claims and encumbrances.

        (b) The authorized and outstanding MI's are as set forth in
    Schedule 3.1(b). Except as described in Schedule 3.1(b), PNC has no outstanding securities convertible into or exchangeable for MI's, no contracts, rights, options, warrants or other agreements or commitments to purchase or otherwise issue any MI's or securities convertible into or exchangeable therefor, or any MI's reserved for issuance under any option, employee benefit or other plans or otherwise.

        (c) PNC has all requisite company power and authority to enter into the Exchange Agreement and this Supplement and to perform its obligations thereunder and hereunder. The execution and delivery of the Exchange Agreement and this Supplement by PNC and the performance of its obligations thereunder and hereunder have been duly authorized by all necessary company action on the part of PNC. The Exchange Agreement and this Supplement have been duly executed and delivered by PNC and the Members and (assuming the valid authorization, execution and delivery of the Exchange Agreement and this Supplement by the Company) constitute the valid and binding obligations of PNC and the Members enforceable against PNC and the Members in accordance with their respective terms except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' remedies and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other tribunal before which any proceeding therefor may be brought.

        (d) No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to PNC, the PNC subsidiaries or any of the Members in connection with the execution and delivery of the Exchange Agreement and this Supplement by PNC or any of the Members or is necessary for the consummation of the transactions contemplated by the Exchange Agreement and this Supplement, except for
    (A) such as may be required under the HSR Act, and (B) such consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on PNC, the PNC subsidiaries, or prevent or materially delay the consummation of the Exchange.

    Section 3.2. SEVERAL REPRESENTATIONS AND WARRANTIES OF THE MEMBERS. Each of the Members, for himself, herself or itself, but not on behalf of any other Member, further represents and warrants to the Company, to the best of such Member's knowledge, as follows:

        (a) No claim is pending or threatened to the effect that the present or past operations of PNC or the PNC subsidiaries infringes upon or conflicts with the rights of others with respect to any intellectual property (including, without limitation, licenses, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, drawings, trade secrets, know-how and computer software) necessary to permit PNC and the PNC subsidiaries to conduct their businesses as now operated (the "PNC Intellectual Property") and no claim is pending or threatened to the effect that any of the PNC Intellectual Property is invalid or unenforceable. PNC and the PNC subsidiaries own, or have the right to use, all PNC Intellectual Property material to the conduct of PNC's business as presently conducted. No contract, agreement or understanding between PNC or the PNC subsidiaries and any other party exists which would, following the transactions contemplated hereby, impede or prevent the continued use by the Company, PNC and the PNC subsidiaries of the entire right, title and interest of PNC and the PNC subsidiaries in and to the PNC Intellectual Property.

        (b) Attached as Schedule 3.2(b) are the audited consolidated financial statements of PNC as of and for the period ended December 31, 1999. The parties agree that all references in Section 2.10 of the Exchange Agreement to the "financial statements of PNC" shall mean the audited financial statements of PNC attached as Schedule 3.2(b) and that the fourth sentence in Section 4.01 of the Exchange Agreement is hereby deleted.

        (c) Except as described in Schedule 3.2(c), neither PNC nor any of the PNC subsidiaries is a party to (i) any lease, installment purchase agreement or other contract with respect to any real property used or proposed to be used in its operations, except, in each case, items reflected in
    Schedule 3.2(c), (ii) any contract or agreement for the purchase of any personal property, commodity, material, fixed asset or equipment in excess of $100,000; (iii) any mortgage, lease, contract or agreement creating an obligation of $100,000 or more; (iv) any contract or agreement involving payments in excess of $100,000 which by its terms does not terminate or is not terminable without penalty to it within one year after the date hereof;
    (v) any loan agreement, indenture, promissory note, conditional sales agreement or other similar type of arrangement; or (vi) any material license agreement. Each of the foregoing mortgages, leases, contracts, agreements and other arrangements to which PNC or any of the PNC subsidiaries is a party are valid and enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, whether asserted in a proceeding in equity or at law; PNC and the PNC subsidiaries and all other parties to each of the foregoing have performed all material obligations required to be performed to date thereunder; neither PNC nor any of the PNC subsidiaries, nor any such other party is in default or in arrears under the terms of any of the foregoing; and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default under any of them.

        (d) Neither PNC, the Members, any of the PNC subsidiaries nor any of their respective governors, directors, officers, managers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by the Exchange Agreement or this Supplement.

                                   ARTICLE IV
                     ADDITIONAL REPRESENTATIONS, WARRANTIES
                          AND COVENANTS OF THE MEMBERS

    In addition to the representations and warranties under Article II of the Exchange Agreement and Article III of this Supplement, each Member, for himself, herself or itself, but not on behalf of any other Member, hereby represents and warrants to, and covenants with, the Company as follows:

    Section 4.1. TITLE. Such Member is the beneficial and record owner of the number of MI's listed opposite his/her/its name in Schedule 3.1(b) to this Supplement and owns such MI's free and clear of all liens, claims, encumbrances and restrictions, which MI's constitutes the Member's entire ownership interest in PNC. Except as expressly contemplated in Schedule 3.1(b), such Member shall not sell, transfer, assign or convey any of such MI's, or any interest therein.

    Section 4.2. UNREGISTERED SECURITIES; INVESTMENT INTENT. Such Member acknowledges and agrees that the Exchange Shares have not been, and will not be, registered under the Securities Act or relevant foreign or state securities laws pursuant to exemptions from registration under the Securities Act and such laws, and that the Company's reliance upon such exemptions is predicated in part on such Member's representations to the Company as contained herein. Such Member understands and agrees that the Exchange Shares must be held indefinitely unless they are subsequently registered for resale under the Securities Act or unless transferred in reliance upon an available exemption from such registration requirements. Such Member further acknowledges and agrees that there is no understanding or agreement to register the Exchange Shares. The Exchange Shares are being purchased for the account of such Member for investment only and without the intention of reselling, transferring or redistributing the same. Such Member has no agreement for the transfer or disposition of any of the Exchange Shares.

    Section 4.3. RESTRICTIONS ON TRANSFER. Such Member acknowledges that the Company will place an appropriate restrictive legend on the certificate(s) representing the Exchange Shares to be received by such Member in the Exchange reflecting that such shares will constitute "restricted securities" within the meaning of the Securities Act.

    Section 4.4. WAIVERS. Such Member hereby agrees, concurrent with and conditioned upon the consummation of the transactions contemplated by the Exchange Agreement and this Supplement, to waive (i) any provision of law and any and all contract rights which grant or granted to such Member a preemptive right to purchase any MI's or other interest in PNC; (ii) any rights of first refusal and similar rights to purchase any MI of any other Member; and
(iii) any and all provisions of the Articles of Organization or Member Control Agreement of PNC and any other contract or agreement, the operation of which would impair or impede or prevent the Exchange as contemplated by the Exchange Agreement and this Supplement.

                                   ARTICLE V
                             ADDITIONAL PROVISIONS

    Section 5.1. CERTAIN REFERENCES. References to "Shares," "Shareholders" and "corporate" in the Exchange Agreement, and in particular, Article II thereof, when referring to PNC or the Members, were erroneous and unintended, and should be read as referring to MI's, the Members of PNC and actions by a limited liability company, as the case may be.

    Section 5.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Company, PNC and the Members contained herein shall survive the Closing for a period of two years.

    Section 5.3. COMPANY STOCKHOLDER MEETING. The Company shall call its Annual Meeting of stockholders as promptly as practicable for the purpose of having the stockholders of the Company vote with respect to: (a) approving the transactions contemplated hereby, including, but not limited to, the issuance of the Exchange Shares; (b) changing the name of the Company to a name to be specified by PNC prior to the initial filing of the Proxy Statement;
(c) approving an increase in the number of authorized shares of Common Stock to 125,000,000 shares and authorizing the issuance of up to 5,000,000 shares of "blank check" preferred stock, $.0001 par value per share, of the Company;
(d) approving an appropriate amendment to the Company's 1998 Stock Option Plan to increase the number of shares available for issuance thereunder from 650,000 to 5,000,000; and (e) approving such other matters as the Company's Board of Directors shall determine. The Company shall, as soon as is practicable after the execution of this Supplement, prepare and file with the SEC the Proxy Statement for the purpose of soliciting proxies for the matters brought before the Annual Meeting. Subject to its prior receipt of the fairness opinion contemplated in Section 6.3(e), the Company will, through the Company's Board of Directors, recommend to its stockholders approval of such matters and shall not withdraw such recommendation; provided, however, that the Company's Board of Directors or any committee thereof shall not be required to make, or if already made shall be entitled to withdraw, such recommendation if and only if the Company's Board of Directors or any committee thereof concludes in good faith on the basis of the advice of counsel that the making of, or the failure to withdraw, such recommendation might violate the fiduciary obligations of the Company's Board of Directors or any committee thereof under applicable law; provided further, however, that in no case shall any change in the trading price of Common Stock be used as the sole basis for any such conclusion. No withdrawal of the recommendation by the Company's Board of Directors or any committee thereof that is permitted by this Section 5.3, shall affect the Company's obligation to call the Annual Meeting as provided in this Section 5.3; provided, however, that PNC and the Members acknowledge and agree that the Company will not be obligated to call its Annual Meeting for the purposes referenced above, file the Proxy Statement or recommend to its stockholders the transactions contemplated by the Exchange Agreement and this Supplement unless and until it shall have received the opinion of its fairness advisor as contemplated in Section 6.3(e).

    Section 5.4. EXERCISE OF FIDUCIARY DUTIES. Nothing in the Exchange Agreement or this Supplement shall prohibit or restrict the Company and its Board of Directors from taking such actions as the Board of Directors of the Company determines in good faith, after consultation with counsel, are necessary in order to comply with its fiduciary duties to the Company or the Company's stockholders under applicable law, including, without limitation,
(i) responding to, or negotiating or entering into agreements with respect to, alternative proposals that the Board of Directors determines have a reasonable likelihood of resulting in a more favorable transaction for the Company and its stockholders than the Exchange and (ii) making any disclosures to the Company's stockholders regarding such alternative proposals, or otherwise, which, if not made, could be inconsistent with the fiduciary duties of the Board of Directors to the Company or its stockholders or its obligations under applicable law.

    Section 5.5.  PREPARATION OF THE PROXY STATEMENT.

        (a) The Company shall use its reasonable best efforts to prepare and file with the SEC a Proxy Statement and related proxy which meets the requirements of Regulation 14A of the Exchange Act. The Proxy Statement shall solicit proxies in respect to the matters described in Section 5.3 above.

        (b) Each of the Company and PNC, as to itself and its subsidiaries, and each of the Members agree to cooperate in the preparation of the Company's Proxy Statement and that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Company stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    Section 5.6. FEES AND EXPENSES OF PNC. All expenses incurred by or on behalf of PNC and the Members in connection with the Exchange and related transactions shall be expenses of PNC and PNC shall pay the same.

    Section 5.7. PUBLIC ANNOUNCEMENTS. PNC and the Company each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Exchange and the other transactions contemplated by the Exchange Agreement and this Supplement and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of Nasdaq.

    Section 5.8. STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, the Company and PNC and their Board of Directors and Board of Governors, respectively, shall use their commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby by the Exchange Agreement and this Supplement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby

    Section 5.9. INSURANCE. After the Closing, the Company shall maintain in effect, without modification, until the normal expiration of the policy term ending December 23, 2001, its current policy (policy number NDA 0151652) of directors and officers liability insurance with Reliance Insurance Company of Illinois (Reliance National Risk Specialists, Inc.). Neither the Company nor PNC or any of the Members will take any action which would have the effect of limiting the coverage available under such policy to the directors or officers or former directors or former officers of the Company or rendering such coverage unavailable to such persons, each of whom is an intended beneficiary of this
Section 5.9.

    Section 5.10. TRANSFER TAXES. All transfer, documentary, sales, use, registration, value-added and other similar taxes and related fees (including any penalties, interest an additions to tax) (collectively, "Transfer Taxes") incurred by any party hereto in connection with this Supplement and the transactions contemplated hereby shall be paid by the Company. The Company and the Members shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Transfer Tax laws.

    Section 5.11. COMPANY STOCK OPTIONS. Notwithstanding any provision of the Exchange Agreement and this Supplement to the contrary, PNC and the Members understand and agree that the Board of Directors of the Company has resolved to accelerate the vesting of all of the stock options currently outstanding under the Company's 1998 Stock Option Plan, such that all such options shall immediately vest and become exercisable three business days following the Closing.

    Section 5.12. CERTAIN TRANSACTIONS. Prior to the Closing, PNC shall not sell or issue any MI's or other ownership interest in PNC or any option, warrant or other right to purchase or acquire any MI's or other ownership interest in PNC, or any securities convertible into or exchangeable for MI's, unless
(a) PNC provides at least three days prior written notice to the Company and
(b) the recipient of such MI's or other ownership interest, or option, warrant, or other right, enters into an appropriate amendment or supplement to the Exchange Agreement and this Supplement by which it (i) agrees to be a party to the Exchange Agreement and this Supplement, (ii) makes the same representations and warranties to the Company as are made by the Members under the Exchange Agreement and this Supplement, (iii) agrees to sell and assign to the Company at the Closing in exchange for its pro rata share of the Exchange Shares as provided in Section 1.01(a) of the Exchange Agreement, as amended by this Supplement, any and all MI's it may own or have the right to acquire. The notice required by this Section shall not apply to the issuance of any MI's pursuant to any currently outstanding option or other commitment described in
Schedule 3.1(b) attached hereto. Not later than three days prior to the Closing, PNC and the Members shall update Schedule 3.1(b) as of the Closing and deliver the updated Schedule 3.1(b) to the Company, which updated Schedule shall be true and complete as of the date of the Closing.

    Section 5.13. NO DIVIDENDS, DISTRIBUTIONS OR SPECIAL PAYMENTS. Prior to the Closing, neither the Company nor PNC will (a) declare or pay any dividends or make other distributions with respect to its

Common Stock or MI's or (b) pay or become obligated to pay in the future any bonuses, consulting fees or other compensation outside the recurring, ordinary course of business to or for the benefit of any shareholder, Member, director, governor, management person or other, unless such compensation is pursuant to an agreement disclosed in the Proxy Statement.

    Section 5.14. QUARTERLY FINANCIAL INFORMATION. Prior to the Closing, the Company and PNC shall deliver to the other copies of quarterly unaudited consolidated financial statements as of and for the three months ended
March 31, 2000 and such other financial information as the other reasonably requests. Such unaudited quarterly financial statements will be prepared from the respective books of the Company and PNC, will be in compliance with U. S. generally accepted accounting principles consistently applied and will contain and reflect all adjustments and disclosures necessary for a fair presentation of financial condition and results of operation.

                                   ARTICLE VI
                        CONDITIONS PRECEDENT TO CLOSING

    Section 6.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
EXCHANGE. The respective obligations of each party to effect the Exchange shall be subject to the fulfillment at or prior to the Closing of the conditions contained in Article IV of the Exchange Agreement and the following additional conditions, each of which may be waived only with the consent in writing of each party not obligated to satisfy the condition:

        (a) The Exchange Agreement and this Supplement and the Exchange shall have been duly approved by the requisite vote of stockholders of the Company in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Company.

        (b) The Exchange Shares shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

        (c) The waiting period applicable to the consummation of the Exchange under the HSR Act shall have expired or been terminated. All authorizations, consents, orders, declarations or approvals of, or filings with, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Exchange or any of the transactions contemplated hereby illegal or would have a material adverse effect on either of the Company or PNC (assuming the Exchange had taken place), shall have been obtained or shall have been made.

        (d) There shall not be instituted or pending any suit, action or proceeding by a Governmental Entity or any other person as a result of this Supplement or the Exchange Agreement or any of the transactions contemplated herein or therein which would have a material adverse effect on either the Company or PNC (assuming for purposes of this paragraph (d) that the Exchange shall have occurred) or which seeks to prevent or restrict the consummation of the Exchange or seeks monetary damages in connection therewith.

        (e) No court or other Governmental Entity having jurisdiction over PNC or the Company, or any of their respective subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making this Supplement, the Exchange Agreement, the Exchange or any of the transactions contemplated hereby or thereby illegal.

        (f) Sections 2.11 and 3.11 of the Exchange Agreement are deleted in their entirety and the following new Sections 2.11 and 3.11 substituted therefor:

    2.11 [3.11] NO ADVERSE CHANGE. There shall have been no material adverse change in the assets, as a whole, or the business, prospects, financial condition or results of operations of PNC and the PNC Subsidiaries taken as a whole since December 31, 1999.

    Section 6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE MEMBERS TO EFFECT THE EXCHANGE. In addition to the conditions contained in Section 6.01 of the Exchange Agreement, the obligation of the Members to effect the Exchange shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, each of which may be waived by the Members in writing:

        (a) The Company shall have performed in all material respects each of its agreements contained in the Exchange Agreement and this Supplement required to be performed on or prior to the date of Closing, each of the representations and warranties of the Company contained in the Exchange Agreement and this Supplement shall be true and correct in all material respects on and as of the date of Closing as if made on and as of such date in each case except as contemplated or permitted by the Exchange Agreement or this Supplement, and the Members shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

        (b) The Company's Certificate of Incorporation shall be amended to adopt the changes to the Company's capital structure contemplated in Section 5.3 of this Supplement.

        (c) Troy & Gould shall have delivered to the Members its opinion, in form and content satisfactory to PNC, to the effects set forth in Exhibit 1 to this Supplement.

    Section 6.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE EXCHANGE. The obligations of the Company to effect the Exchange shall be subject to the fulfillment at or prior to the date of Closing of the conditions contained in Section 6.02 of the Exchange Agreement and the following additional conditions, each of which may be waived by the Company in writing:

        (a) PNC and the Members shall have performed in all material respects each of their agreements contained in the Exchange Agreement and this Supplement required to be performed by them on or prior to the date of Closing, each of the representations and warranties of PNC and the Members contained in the Exchange Agreement and this Supplement shall be true and correct in all material respects on and as of the date of Closing as if made on and as of such date in each case except as contemplated or permitted by the Exchange Agreement or this Supplement, and the Company shall have received a certificate signed on behalf of PNC by its President and Chief Executive Officer and its Vice President of Finance and Operations to such effect.

        (b) Any and all securities convertible into or exchangeable for MI's, and any and all other contracts, rights, options, warrants and other rights to purchase or otherwise acquire any MI's or securities convertible into or exchangeable therefor (including, without limitation, those set forth on Schedule 3.1(b)) shall have been exercised in full or shall have been terminated without any liability on the part of PNC.

        (c) All necessary third-party consents, waivers, approvals and authorizations set forth hereto shall have been obtained.

        (d) Briggs and Morgan, P.A. shall have delivered to the Company its opinion, in form and content satisfactory to the Company, to the effects set forth in Exhibit 2 to this Supplement, and the Company shall have received such opinions of counsel to the Members as it may reasonably request with respect to the due authorization, execution and delivery of the Exchange Agreement and this Supplement and the enforceability thereof and hereof against the Members.

        (e) The Board of Directors of the Company shall have received, as of the date of the Proxy Statement referred to in Section 5.3 of this Supplement and as of the Closing, the advice and written opinion, in form and content satisfactory to it, of Roth Capital Partners, its fairness adviser, to the effect that the Exchange is fair to the stockholders of the Company from a financial point of view.

        (f) All outstanding indebtedness of the Members to PNC shall have been repaid in full.

                                  ARTICLE VII
                                  TERMINATION

    Section 7.1. TERMINATION. The Exchange Agreement and this Supplement may be terminated at any time prior to the Closing, whether before or after any approval of the matters presented in connection with the Exchange by the stockholders of the Company:

        (a) by mutual written consent of the Company, PNC and all the Members;
    and

        (b) by the Company on the one hand, or PNC or the Members holding, in aggregate, a majority of the MI's on the other hand, if the Exchange has not been effected on or prior to the close of business on September 30, 2000 (the "Termination Date"); provided, however, that the right to terminate this Supplement pursuant to this Section 7.1(b) shall not be available to any party whose failure to fulfill any of its obligations contained in the Exchange Agreement and this Supplement has been the cause of, or resulted in, the failure of the Exchange to have occurred on or prior to the aforesaid date.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    Section 8.1. ENTIRE AGREEMENT. The Exchange Agreement is hereby incorporated herein by this reference. In the event of any conflict or inconsistency between the terms of the Exchange Agreement and this Supplement, the terms of this Supplement shall control. Except as expressly set forth in this Supplement, the Exchange Agreement shall remain in full force and effect.

    Section 8.2. COUNSEL TO PNC. Briggs and Morgan, P.A. has served as counsel to PNC in connection with this Supplement. Briggs and Morgan, P.A. does not represent or advise, or undertake to represent or advise, any Member of PNC in connection with the Exchange Agreement or this Supplement or the transactions contemplated thereby or hereby.

    Section 8.3. CONTROLLING LAW. Section 7.06 of the Exchange Agreement is deleted. The parties hereby agree that the Exchange Agreement and this Supplement and all questions relating to their validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict-of-law provisions to the contrary. Any legal action or other legal proceeding relating to this Supplement or the enforcement of any provision of the Exchange Agreement and this Supplement may be brought or otherwise commenced in any state or federal court located either in California or Minnesota. Each party to the Exchange Agreement and this Supplement (i) expressly and irrevocably consents and submits to the nonexclusive jurisdiction of each state and federal court located in either California or Minnesota (and each appellate court located in either such state in connection with any such legal proceeding); (ii) agrees that each state and federal court located in either such state shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise) in any such legal proceeding commenced in any state or federal court located in either such state, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Supplement or the subject matter of the Exchange Agreement and this Supplement may not be enforced in or by such court.

    IN WITNESS WHEREOF, the parties hereto have executed or have caused this Supplement to be executed by their respective duly authorized officers all as of the date first written above.

PNC:                                               COMPANY:

PACIFICNET.COM LLC                                 CREATIVE MASTER INTERNATIONAL, INC.

By:  /s/ TONY TONG                                 By:  /s/ CARL KA WING TONG
     ---------------------------------------            ---------------------------------------
     Tony Tong                                          Carl Ka Wing Tong,
     PRESIDENT AND CHIEF EXECUTIVE OFFICER              CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                            MEMBERS:

/s/ TONY TONG                                      /s/ WAN SAN HUI*
-------------------------------------------        -------------------------------------------
Tony Tong                                          Wan San Hui

/s/ LEE LI*                                        /s/ JAMES MULLIN*
-------------------------------------------        -------------------------------------------
Lee Li                                             James Mullin

/s/ JOHN FARRELL*                                  /s/ PAUL POUNG-HWA CHOW*
-------------------------------------------        -------------------------------------------
John Farrell                                       Paul Poung-Hwa Chow

Pure Technology International Limited              /s/ STEVE LAU*
                                                   -------------------------------------------
                                                   Steve Lau

By:  *
     ---------------------------------------
     Name: ---------------------------------
     Title:
     ----------------------------------
                                                   /s/ OEI HONG LEONG*
                                                   -------------------------------------------
                                                   Oei Hong Leong

Fortune E-Commerce Limited                         B2B Limited

By:  *                                             By:  *
     ---------------------------------------            ---------------------------------------
     Name: ---------------------------------            Name: ---------------------------------
     Title:                                             Title:
     ----------------------------------                 ----------------------------------

Sino Mart Management Ltd.                          Eastern Road Group Limited

By:  *                                             By:  *
     ---------------------------------------            ---------------------------------------
     Name: ---------------------------------            Name: ---------------------------------
     Title:                                             Title:
     ----------------------------------                 ----------------------------------

Green Plant, Inc.                                  Asia Pulp & Paper

By:  *                                             By:  *
     ---------------------------------------            ---------------------------------------
     Name: ---------------------------------            Name: ---------------------------------
     Title:                                             Title:
     ----------------------------------                 ----------------------------------

Alpha One Limited                                  /s/ SIMON CHU*
                                                   -------------------------------------------
                                                   Simon Chu

By:  *
     ---------------------------------------
     Name: ---------------------------------
     Title:
     ----------------------------------
                                                   /s/ CATHERINE MA*
                                                   -------------------------------------------
                                                   Catherine Ma

*By Tony I. Tong, Attorney-in-Fact.

SCHEDULE 3.1(A)

                          PNC JOINT VENTURE OWNERSHIP

    PNC China Holding I, has been renamed "PacificNet.com China Limited" ("PNC China") and is a joint venture funded/owned 51% by PNC and 49% by APP China Group, Ltd., a company established under the laws of Bermuda ("APP China"). PNC China was formed to provide electronic commerce and website development services and information technology services initially to APP China and thereafter to third parties located in the People's Republic of China ("PRC").

    PNC II Joint Venture ("PNC II") is a joint venture yet to be formed which the parties anticipate will be funded/owned 20% by PNC and 80% by APP China. PNC II will be formed to act as a holding company for another foreign company which will own two wholly-owned subsidiaries in Shanghai China, "PNC China B2B" and "PNC China Logistics". PNC China B2B will initially develop and operate an electronic commerce website for use by APP China, its suppliers and customers, and subsequently offer these services to third parties in the PRC. PNC China Logistics would provide back-end electronic commerce services to APP China initially and third parties in PRC subsequently.

SCHEDULE 3.1(B)

A.  OUTSTANDING MEMBERSHIP INTERESTS IN PNC:

                                                                MEMBERSHIP INTERESTS
                                                              -------------------------
NAME AND ADDRESS OF MEMBER                                     NUMBER        PERCENTAGE
--------------------------                                    ---------      ----------

Tony I. Tong ...............................................    800,000         8.62%
  3201 Bryant Avenue South
  Minneapolis, MN 55408

Sino Mart Management Ltd. ..................................    800,000         8.62%
  Akara Building
  24 De Castro Street
  Wickhams Cay I
  Road Town, Tortola, British Virgin Islands

Wang Sang Hui, Richard .....................................    300,000         3.23%
  3201 Bryant Avenue South
  Minneapolis, MN 55408

Li Lee, Sally ..............................................    100,000         1.08%
  3201 Bryant Avenue South
  Minneapolis, MN 55408

Green Plant, Inc. ..........................................  1,000,000        10.77%
  c/o Caribbean Corporate Services Limited
  Third Floor, Omar Hodge Building
  Wickams Cay I
  P.O. Box 362
  Road Town, Tortola, British Virgin Islands

Alpha One Limited ..........................................    500,000         5.38%
  22nd Floor
  Lane Crawford House
  70 Queen's Road Central
  Hong Kong

Pure Technology International Ltd. .........................    300,000         3.23%
  P.O. Box 957
  Offshore Incorporation Centre
  Road Town, Tortola, British Virgin Islands

Fortune E-Commerce Ltd. ....................................  1,050,000        11.31%
  Room 1502-7
  15/F Tower A, Regent Centre
  63 Wo Yi Hop Road
  Kwai Chung, N.T., Hong Kong

B2B Ltd. ...................................................  3,000,000        32.31%
  52/F Bank of China Tower
  1 Garden Road
  Hong Kong

                                                                MEMBERSHIP INTERESTS
                                                              -------------------------
NAME AND ADDRESS OF MEMBER                                     NUMBER        PERCENTAGE
--------------------------                                    ---------      ----------
Oei Hong Leong .............................................  1,000,000        10.77%
  c/o 52/F Bank of China Tower
  1 Garden Road
  Hong Kong

Eastern Road Group Limited .................................    285,714         3.08%
  509 Bank of America Tower
  12 Harcourt Road
  Hong Kong

James Mullin ...............................................     50,000         0.54%
  249 Benton Avenue
  Wayzata, MN 55391

John Farrell ...............................................    100,000         1.08%
  South Ninth Street
  Minneapolis, MN 55402
                                                              ---------        ------

                                                              9,285,714        100.0%

B.  OPTIONS, RIGHTS AND OTHER COMMITMENTS TO ISSUE MEMBERSHIP INTERESTS IN PNC:

                                                             NUMBER OF                      VESTING
NAME OF RIGHTS HOLDER                               TYPE        MIS      EXERCISE PRICE     SCHEDULE
---------------------                             --------   ---------   --------------   ------------
Tony I. Tong....................................  options      150,000        $2.50       fully vested
Richard Hui.....................................  options      150,000        $2.50       fully vested
Sally Lee.......................................  options       50,000        $2.50       fully vested
Paul Chow.......................................  options      100,000        $2.50       fully vested
B2B Ltd.........................................  options    1,000,000        $2.50       fully vested
Oei Hong Leong..................................  options      150,000        $2.50       fully vested
APP China Group Limited.........................  options    1,000,000      (1)           fully vested
Simon Chu.......................................  options      100,000        $2.50       fully vested
Li Ling Xiu.....................................  options      100,000        $2.50       fully vested
Steve Lau.......................................  options      100,000        $2.50       fully vested
Catherine Ma....................................  options      100,000        $2.50       fully vested

------------------------

(1) APP China Group Limited has the right to exercise its options at an exercise price equal to $5.00 per unit payable in cash and stock of APP. Total cash to be paid is $2.5 million.

SCHEDULE 3.2(B)

                   AUDITED CONSOLIDATED FINANCIAL STATEMENTS
                             OF PACIFICNET.COM, LLC

SCHEDULE 3.2(C)

           SCHEDULE OF CONTRACTS OR AGREEMENTS IN EXCESS OF $100,000

                        DESCRIPTION                           REMAINING COMMITMENT
------------------------------------------------------------  --------------------

PNC subsidiary is party to a noncancelable office lease for
  Hong Kong office space through 2001.......................        $183,000

PNC has a funding commitment for APP China Joint Venture
  pursuant to that certain Subscription Agreement dated as
  of 3/31/00 between APP China Group Limited and PNC.
  Funding required subsequent to 4/30/00....................        $510,000

PNC has a funding commitment for North America Trade Center
  in a quarterly amount of $100,000 beginning 7/1/00........        $400,000

                                   EXHIBIT 1
                         [FORM OF TROY & GOULD OPINION]

    Based upon the foregoing, but subject to the qualifications and limitations which follow, we are of the opinion that:

    (a) The Company is validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

    (b) The Company has the requisite corporate power and authority to execute and deliver the [Acquisition Documents] and to carry out the transactions contemplated thereby, and the execution, delivery and performance of the [Acquisition Documents] by the Company have been duly authorized by all requisite corporate action of the Company.

    (c) Each of the [Acquisition Documents] to which the Company is a party has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    (d) The capitalization of the Company is as described in the Proxy Statement and, to such counsel's knowledge, there are no outstanding options, warrants or other rights to subscribe for or purchase any shares of capital stock of the Company other than as described in the Proxy Statement.

    (e) All of the outstanding shares of common stock of the Company have been duly authorized and are validly issued, fully-paid and non-assessable.

    (f) The sale, assignment, and transfer to the Members of the Exchange Shares pursuant to the [Acquisition Documents] does not (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or any agreement known to such counsel to which the Company is a party or by which it or its assets or the Exchange Shares are bound or affected, or (ii) give rise to any preemptive or similar right on the part of any person or entity.

                                     * * *

    The foregoing opinions will be subject to usual and customary qualifications.

                                   EXHIBIT 2
                      [FORM OF BRIGGS AND MORGAN OPINION]

    Based upon the foregoing, but subject to the qualifications and limitations which follow, we are of the opinion that:

    (a) PNC and PacificNet.com, Ltd. is validly existing under the laws of its jurisdiction of organization and has the requisite company power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

    (b) *PNC has the requisite corporate power and authority to execute and deliver the [Acquisition Documents] and to carry out the transactions contemplated thereby, and the execution, delivery and performance of the [Acquisition Documents] by PNC have been duly authorized by all requisite company action of PNC.

    (c) *Each of the [Acquisition Documents] to which PNC is a party has been duly executed and delivered by PNC and constitutes the legal, valid and binding obligation of PNC, enforceable against PNC in accordance with its terms.

    (d) The [MI's] constitute all of the outstanding membership interests in PNC and, to such counsel's knowledge, there are no outstanding options, warrants or other rights to subscribe for or purchase any membership interest in PNC other than the [PNC Employee Options].

    (e) The [MI's] have been duly authorized and are validly issued, fully-paid and non-assessable.

    (f) Except for such conflicts, violations and rights as have been validly waived, the sale, assignment, and transfer to the Company of the [MI's] pursuant to the [Acquisition Documents] does not (i) conflict with or violate the Articles of Organization or Member Control Agreement or other charter document of PNC or any agreement known to such counsel to which PNC is a party or by which it or its assets or MI's are bound or affected, or (ii) give rise to any preemptive or similar right on the part of any person or entity.

                                     * * *

    The foregoing opinions will be subject to usual and customary qualifications.

------------------------

* Briggs and Morgan need not express the opinions under these paragraphs with respect to the Exchange Agreement or the Supplement to Exchange Agreement.

                                                                      APPENDIX C

                     [Letterhead of Roth Capital Partners]

April 26, 2000

Board of Directors
Creative Master International, Inc.
18 Bedford Road
Casey Ind. Building, 8(th) Floor
Taikoktsui, Kowloon, Hong Kong

Gentlemen:

    You have requested that we render our opinion as to the fairness, from a financial point of view, to the shareholders of Creative Master
International, Inc., a Delaware Corporation (the "Company"), of a proposed purchase (the "Transaction") by the Company of PacificNet.com LLC, a Minnesota Limited Liability Corporation ("Seller"). The Transaction will be effected pursuant to the terms and conditions of the Share Exchange Agreement, dated February 10, 2000, and Supplement to the Share Exchange Agreement, dated
April 17, 2000, (collectively the "Agreement") between the Company and the
Seller.

    The Transaction will be structured as a stock exchange for 21,500,000 shares of the Company, all as more fully set forth in the Agreement. In our review we have assumed, at your direction, that the definitive documents to be prepared, used and signed by the parties to formally effect the Transaction will not, when executed, contain any terms or conditions that differ materially from the terms and conditions contained in the Agreement.

    In connection with our opinion, among other things, and at the direction of the Company, we have (i) held several discussions with the management of the Company and certain members of the management of the Seller however, took no steps to independently verify the substance of such discussions, (ii) reviewed an executed copy of the Agreement; (iii) reviewed certain public information made available to us relating to the Company and Seller, although took no steps to independently verify the substance of such public information; (iv) reviewed internal budgets and projections, marketing materials and press releases provided to us by the Company and the Seller; (v) reviewed certain publicly available information of companies which we believe to be comparable to the Company and the Seller, however, took no steps to independently verify the substance of such information; (vi) reviewed the historical stock prices for companies which we have determined to be comparable to the Company and the Seller; and (vii) reviewed available research reports for companies which we have determined to be comparable to the Company and the Seller.

    We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company, investing in the Company or participating in a reverse merger such as the Transaction. We have considered management's representations concerning their solicitation of such indications of interest prior to reaching an agreement with the Seller. We have also considered management's opinion that any formal undertaking to solicit additional offers subsequent to reaching this agreement with the Seller was highly unlikely to produce a bona fide, more attractive offer from a financial point of view and could have the effect of alienating the Seller. However, we have not been asked to consider, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategy that might exist for the Company. Furthermore, we have not negotiated the Transaction, provided any legal advice or advised you with respect to alternatives to the Transaction. Although we have performed a valuation of the Company and the Seller using a number of commonly accepted methodologies, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor the Seller. Rather, we utilized all provided information based on a belief that such was true and correct.

Board of Directors
Creative Master International, Inc.
April 26, 2000
Page 2

    In rendering this opinion, we have been directed to rely, without independent verification, on the accuracy of all of the financial and other information that was publicly available or furnished to us by the Company and the Seller. Independent of the foregoing, and at the direction of the Company and the Seller, we have assumed that the projections were reasonably prepared, based upon assumptions reflecting the best currently available estimates and good faith judgments of management as to the future performance of these companies and that neither the management of the Company, nor the management of the Seller, has any information or beliefs that would make the projections misleading. We have further relied upon the assurances of management of the Company and the Seller that they are not aware of any facts that would make any of the foregoing information inaccurate or misleading. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any properties or facilities of the Company and the Seller, nor have we been furnished with any such evaluations or appraisals.

    Our opinion is based upon analysis of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist and as evaluated by us as of the date hereof.

    As you are aware, we are acting as financial advisor to the Company in connection with the Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the transaction. Additionally, we have previously rendered, and presently render, certain investment banking and financial advisory services to the Company for which we received and will receive customary compensation. In addition, in the ordinary course of business, we may hold or actively trade the securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

    This opinion is intended for the benefit and use of the members of Board of Directors of the Company in considering the Transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the Transaction. This opinion may not be used by the Company for any other purpose or published, reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without our prior written consent, except that this opinion may be reproduced in full in, and references to the opinion and to us (in each case in such form as we shall approve) may be included in, the solicitation/recommendation statement the Company distributes to holders of Company's Common Stock in connection with the Transaction and any proxy/information statement filed with the Securities and Exchange Commission in connection with the Transaction.

    Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Transaction is fair to the shareholders of the Company from a financial point of view.

                                          Very truly yours,

                                          /s/ Roth Capital Partners, Inc.

                                          ROTH CAPITAL PARTNERS, INC.

                                                                      APPENDIX D

                       PACIFICNET.COM LLC AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

                       PACIFICNET.COM LLC AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

                               TABLE OF CONTENTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS....................     D-3

CONSOLIDATED BALANCE SHEET..................................     D-4

CONSOLIDATED STATEMENT OF OPERATIONS........................     D-5

CONSOLIDATED STATEMENT OF MEMBERS' EQUITY AND COMPREHENSIVE
  LOSS......................................................     D-6

CONSOLIDATED STATEMENT OF CASH FLOWS........................     D-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................     D-8

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Governors of
PacificNet.com LLC:

We have audited the accompanying consolidated balance sheet of PacificNet.com LLC (a Minnesota Limited Liability Company) and Subsidiary as of December 31, 1999, and the related consolidated statements of operations, members' equity and comprehensive loss and cash flows for the period from inception (July 8, 1999) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PacificNet.com LLC and Subsidiary as of December 31, 1999, and the results of operations and cash flows for the period from inception (July 8, 1999) through December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
March 24, 2000

PACIFICNET.COM LLC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 1999

ASSETS:

CURRENT ASSETS--

  Cash......................................................  $4,061,301

  Trade Receivables, net....................................      34,331

  Other Current Assets......................................      59,978
                                                              ----------

Total Current Assets........................................   4,155,610

Property and Equipment, net of accumulated depreciation of
  $4,969....................................................     109,046
                                                              ----------

TOTAL ASSETS................................................  $4,264,656
                                                              ----------

LIABILITIES AND MEMBERS' EQUITY:

CURRENT LIABILITIES--

  Trade Payables............................................  $   86,405

  Accrued Expenses..........................................     138,710

  Due to Members............................................      17,075
                                                              ----------

Total Current Liabilities...................................     242,190
                                                              ----------

COMMITMENTS AND CONTINGENCIES (NOTES 1, 4, 5, 7)

MEMBERS' EQUITY--

  Membership Interests......................................   4,450,000

  Due from Members..........................................     (45,406)

  Cumulative Other Comprehensive Income.....................       1,416

  Accumulated Deficit.......................................    (383,544)
                                                              ----------

Total Members' Equity.......................................   4,022,466
                                                              ----------

TOTAL LIABILITIES AND MEMBERS' EQUITY.......................  $4,264,656
                                                              ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS CONSOLIDATED BALANCE SHEET.

PACIFICNET.COM LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM INCEPTION (JULY 8, 1999) THROUGH DECEMBER 31, 1999

REVENUES....................................................  $  48,805
                                                              ---------

OPERATING EXPENSES--

  Cost of Services..........................................     14,221

  Technology Development....................................     17,221

  Sales and Marketing.......................................     92,545

  General and Administrative................................    335,998
                                                              ---------

    Total Operating Expenses................................    459,985
                                                              ---------

OPERATING LOSS..............................................   (411,180)

Interest Income.............................................     27,636
                                                              ---------

NET LOSS....................................................  $(383,544)
                                                              =========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

PACIFICNET.COM LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF MEMBERS' EQUITY AND COMPREHENSIVE LOSS

FOR THE PERIOD FROM INCEPTION (JULY 8, 1999) THROUGH DECEMBER 31, 1999

                                      MEMBERS                       CUMULATIVE
                              -----------------------                  OTHER
                              MEMBERSHIP                DUE FROM   COMPREHENSIVE   ACCUMULATED
                              INTERESTS      AMOUNT     MEMBERS       INCOME         DEFICIT       TOTAL
                              ----------   ----------   --------   -------------   -----------   ----------
Beginning Balance...........         --    $       --   $     --       $   --       $      --    $       --

Issuance of Interests to
  Founders..................  3,834,000           100         --           --              --           100

Sales of Membership
  Interests at $.287 per
  unit......................  1,566,000       449,900         --           --              --       449,900

Sales of Membership
  Interests at $1.111 per
  unit......................  3,600,000     4,000,000         --           --              --     4,000,000

Repurchase of Membership
  Interests.................   (123,120)      (45,406)        --           --              --       (45,406)

Sales of Membership Interest
  at $.369 per unit for
  Member receivable.........    123,120        45,406    (45,406)          --              --            --

Comprehensive Loss:

  Net Loss for the period
    from Inception (July 8,
    1999) through December
    31, 1999................         --            --         --           --        (384,544)     (384,544)

  Change in Cumulative
    Effect of Foreign
    Currency Translation....         --            --         --        1,416              --         1,416
                                                                                                 ----------

  Comprehensive Loss........         --            --         --           --              --      (382,128)
                              ---------    ----------   --------       ------       ---------    ----------

                              9,000,000    $4,450,000   $(45,406)      $1,416       $(383,544)   $4,022,466
                              =========    ==========   ========       ======       =========    ==========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

PACIFICNET.COM LLC AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM INCEPTION (JULY 8, 1999) THROUGH DECEMBER 31, 1999

OPERATING ACTIVITIES:

  Net Loss..................................................  $ (383,544)

  Adjustments to reconcile net loss to net cash used in operating activities--

    Depreciation............................................       4,969

    Changes in current assets and liabilities:

      Receivables and other current assets..................     (94,309)

      Accounts Payable......................................      86,405

      Accrued Expenses......................................     138,710

      Due to Members........................................      17,075
                                                              ----------

        Net cash used in operating activities...............    (230,694)
                                                              ----------

INVESTING ACTIVITIES:

  Purchases of Property and Equipment.......................    (114,015)
                                                              ----------

FINANCING ACTIVITIES:

  Proceeds from Sale of Membership Interests................   4,450,000

  Due from Members for Sale of Membership Interests.........     (45,406)
                                                              ----------

        Net cash provided by financing activities...........   4,404,594
                                                              ----------

EFFECT OF CUMULATIVE TRANSLATION ADJUSTMENTS................       1,416
                                                              ----------

  Increase in cash..........................................   4,061,301

CASH, AT INCEPTION (JULY 8, 1999)...........................          --
                                                              ----------

CASH, END OF PERIOD.........................................  $4,061,301
                                                              ==========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

PACIFICNET.COM LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

    ORGANIZATION--PacificNet.com LLC and Subsidiary (the "Company") is a Minnesota Limited Liability Corporation, founded on July 8, 1999 and organized under the Minnesota Limited Liability Company Act contained in Minnesota Statutes Chapter 322B.

    PRINCIPAL ACTIVITIES--The Company's mission is to develop, market and support full-service trans-Pacific, business-to-business, e-commerce solutions. The Company's corporate headquarters and North American operations are located in Minneapolis, Minnesota, USA. The Company's Asian operations are headquartered in Hong Kong. The Company has sales and development offices in Minneapolis; Vancouver, Canada; Hong Kong; and Beijing and Guang Zhou, China. The Company's strategy is to offer comprehensive front-end and back-end e-commerce services to small and medium enterprises ("SMEs") to enable SMEs to take advantage of the benefits of e-commerce based opportunities. Front-end services consist of web site design, hosting, product database development and management, shopping cart application, call center and live customer service support. Back-end services consist of order processing, payment transaction and fulfillment.

    OPERATING RISKS--The Company has operations in Hong Kong and the People's Republic of China ("PRC"). Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in Hong Kong and the PRC, and by the general state of the Hong Kong and PRC economies.

    On July 1, 1997, Hong Kong became a Special Administrative Region of the PRC ("the Hong Kong SAR"). As stated in the basic law of the Hong Kong SAR, the Hong Kong SAR will have full economic autonomy and its own legislative, legal and judicial systems for fifty years. The Company does not believe that the transfer of sovereignty over Hong Kong will have an adverse impact on the Company's financial and operating environment. There can be no assurance, however, that changes in political or other conditions will not result in such an adverse impact.

    The Company's operations in the PRC are subject to significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC and by changes in government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

    The Company's business is characterized by rapid technological change, new product and service development and evolving industry standards. Inherent in the Company's business are various risks and uncertainties, including limited operating history, uncertain profitability, history of losses and risks associated with the Internet, e-commerce and the ability to raise additional capital.

2. ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION--The accompanying financial statements include the accounts of the Company and its wholly-owned foreign subsidiary, PacificNet.com Limited. Significant intercompany transactions and balances have been eliminated.

    ESTIMATES AND ASSUMPTIONS--Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities. Actual results may differ from these estimates.

PACIFICNET.COM LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 1999

2. ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION--Revenue is recognized as services are provided. During 1999, substantially all of the Company's revenues were generated outside of the United States.

    PROPERTY AND EQUIPMENT--Property and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated life of the asset or the lease term, ranging from one to fifteen years.

    FOREIGN CURRENCY TRANSLATION--The translation of the financial statements of PacificNet.com Limited into United States dollars is performed for balance sheet accounts using the closing exchange rate in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during each reporting period. The resulting foreign currency translation gain or loss is included in Members' Equity as Other Comprehensive Income.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--All financial instruments of the Company and its subsidiary are carried at cost, which approximates fair value.

3. INCOME TAXES

    The Company has elected to be taxed as a Minnesota Limited Liability Company ("LLC") and the taxable income or loss of the Company is included in the income tax returns of its Members. Taxable income or loss is allocated to the Members in proportion to their percentage interests or capital contributions, as defined in the Member Control Agreement (See Note 5). Deferred income tax obligations arising from cumulative temporary differences between financial and income tax reporting bases of accounting are the responsibility of the Company's Members, unless the LLC election is terminated, at which time deferred income taxes applicable to such temporary differences would be recorded by the Company through a charge to operations. The Company is required by the Member Control Agreement (See Note 5) to make tax distributions to its Members in proportion to their respective share of the Company's taxable income. For the period from inception (July 8, 1999) through December 31, 1999, the Company had a taxable loss in the United States of $125,042, which was allocated to the Members.

    The Company's wholly owned subsidiary, PacificNet.com Limited, is subject to Hong Kong profits tax. For the period ended December 31, 1999, Pacificnet.com Limited had a taxable loss of $183,502. No tax benefits have been recorded related to the taxable loss of PacificNet.com Limited.

4. OPERATING LEASES

    The Company has operating lease agreements for office premises, which extend through 2001. Minimum rental payments due under the agreements classified as operating leases with noncancelable terms are approximately $120,000 in 2000 and $63,000 in 2001.

5. MEMBERSHIP INTEREST TRANSACTIONS

    MEMBER CONTROL AGREEMENT--Authority to manage the affairs of the Company is outlined in a Member Control Agreement dated November 11, 1999 by and among each of the Members and the Company. In addition, the Member Control Agreement contains covenants between each Member related to the transfer of membership interests, including transfer restrictions, permitted transferees, rights of first refusal and other transfers, as defined. As of December 31, 1999, 9,000,000 Membership Interests representing ownership of the Company were outstanding. All Membership Interest amounts

PACIFICNET.COM LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 1999

5. MEMBERSHIP INTEREST TRANSACTIONS (CONTINUED) and per unit amounts have been retroactively restated to reflect a 5:1 unit split transaction and a 9:10 reverse unit split authorized by the Members.

    B2B LIMITED--The Company has granted an option to purchase up to 1,000,000 Membership Interests at an exercise price of $2.50 per Membership Interest ($2,500,000) to B2B Limited, a wholly owned subsidiary of China Strategic Holdings ("CSH"). The option may be exercised in whole or in part on or after a qualified initial public offering. CSH and its chairman (who also is the chairman of the Company) collectively own 4,000,000, or approximately 44%, of the Membership Interests outstanding at December 31, 1999. In connection with the proposed acquisition of the Company by Creative Master International, Inc. (Creative Master) (See Note 7), the option must be exercised and the Membership Interests purchased prior to closing.

    APP CHINA GROUP LIMITED--In March 2000, APP China Group Limited ("APP China"), a wholly-owned subsidiary of Asia Pulp and Paper (NYSE: PAP), entered into an agreement with the Company to subscribe to 1,000,000 Membership Interests of the Company for a total purchase price consisting of $2,500,000 cash and 334,225 unregistered shares of common stock of APP China. The proposed transaction is subject to customary closing conditions and may be terminated by the Company or APP China if the closing does not occur by April 30, 2000. In connection with the proposed acquisition of the Company by Creative Master (See
Note 7), APP China must exercise it's subscription right and purchase Membership Interests prior to closing. The brother and sister of the chairman of the Company are officers of the controlling shareholder of APP China.

    In addition, the Company and APP China have agreed to create a strategic joint venture for providing e-commerce services in the PRC. Under the terms of the proposed joint venture agreement, the Company will make an initial investment comprised of $510,000 and certain e-commerce technologies and expertise in exchange for an initial ownership interest of 51% in the joint venture. APP China will make an initial investment comprised of $490,000 and will contract with the joint venture to provide APP China with services to support APP China's existing information technology infrastructure.

    EASTERN ROAD GROUP LIMITED--For the period from November 1999 through
March 2000, Eastern Road Group Limited ("ERGL") provided the Company with $300,000 of strategic consulting, advisory and investment banking services. The principals of ERGL provide similar services for CSH. In March 2000, the Company sold 285,714 Membership Interests to ERGL for $285,714 or $1.00 per Membership Interest.

    BOARD OF GOVERNORS--In March 2000, the Company granted options to subscribe for a total of 1,000,000 Membership Interests to existing members of its Board of Governors at an exercise price of $2.50 per Membership Interest. These options are fully vested. In connection with the proposed acquisition of the Company by Creative Master (See Note 7), these options must be exercised and the Membership Interests purchased prior to closing.

6. RELATED PARTY TRANSACTIONS

    TALENTSOFT LLC--During 1999, TalentSoft LLC ("TalentSoft") provided building space, accounting and general marketing services to the Company on a monthly contract basis. The Company's chief executive officer is the brother of the chief executive of TalentSoft and owns approximately 15% of the outstanding membership interests of TalentSoft. For the period from inception (July 8, 1999) through December 31, 1999, the Company paid TalentSoft $87,525 for these services which is included in

PACIFICNET.COM LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 1999

6. RELATED PARTY TRANSACTIONS (CONTINUED) general and administrative expenses in the accompanying consolidated statement of operations. In January 2000, the contracted services from TalentSoft were discontinued.

    During 1999, the Company paid TalentSoft $1,000 for the rights to the "PacificNet.com" domain name.

    AMOUNTS DUE FROM/DUE TO MEMBERS--During 1999, the Company advanced funds aggregating $45,406 to certain Members of the Company. These funds were used by those Members to purchase 123,120 Membership Interests from a founder of the Company. The amount advanced is reflected in amounts due from Members as a reduction of Members' equity in the accompanying consolidated balance sheet. In addition, during 1999, certain Members advanced funds aggregating $17,705 on behalf of the Company. These amounts are payable to the Members within one year and are reflected as a current liability in the accompanying consolidated balance sheet.

7. EVENTS SUBSEQUENT TO DECEMBER 31, 1999

SHARE EXCHANGE AGREEMENT WITH CREATIVE MASTER INTERNATIONAL, INC.

    On February 17, 2000, the Company and its Members entered into a Share Exchange Agreement to be acquired by Creative Master. In consideration, Creative Master expects to issue 21,000,000 shares of its common stock in exchange for all the Membership Interests of the Company, which would represent approximately 80% of the total number of Creative Master shares expected to be outstanding immediately following the acquisition.

    The Company and Creative Master are currently preparing a supplement to the Share Exchange Agreement to document the parties' understanding of certain details of the proposed acquisition. The consummation of the proposed transaction is subject to the execution of the supplement, receipt of a fairness opinion from Creative Master's financial advisor, approval of Creative Master's shareholders and other customary conditions.

    If the transaction is consummated, it is anticipated that the primary business focus of the combined company will be business-to-business electronic commerce. The Company will seek to dispose of Creative Master's current business following completion of the acquisition.

    Creative Master, whose common stock trades on NASDAQ National Market under the symbol CMST, is a leading manufacturer of collectible-quality, die-cast replicas of cars, trucks, buses, marine products and other items distributed throughout the U.S. and Europe. For the year ended December 31, 1999, Creative Master reported net sales and net income of $40,668,000 and $2,681,000, respectively.

NORTH AMERICAN CHINA TRADE CENTRE CORPORATION

    In January 2000, the Company entered into a letter of intent to acquire all of the outstanding common stock of the North America China Trade Centre Corp. ("NACTC") and all rights belonging to NACTC. The Company has agreed to assume $400,000 of existing NACTC indebtedness and pay monthly management fees aggregating $1.1 million beginning in August 2000 through May 2001 to Canadian Metropolitan Properties Corp. NATC is based in Vancouver, Canada, and provides trans-Pacific trade promotion services to Chinese companies. The consummation of this transaction is subject to approval by the Company's board of governors and it is anticipated that the transaction will close in the second quarter of 2000.

                                                                      APPENDIX E

               PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
                    TO CHANGE NAME TO "PACIFICNET.COM, INC."

    RESOLVED, that the text of the first article of the Restated Certificate of Incorporation of Creative Master International, Inc. (the "Corporation") as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

    FIRST: The name of the Corporation is
          PACIFICNET.COM, INC.

                                                                      APPENDIX F

               PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

    RESOLVED, that the text of the first paragraph of the fourth article of the Restated Certificate of Incorporation of Creative Master International, Inc. (the "Corporation") as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

    FOURTH: (1) The total number of shares of stock which the Corporation is authorized to issue is One Hundred and Thirty Million (130,000,000) shares designated "Common Stock" and "Preferred Stock." The number of shares of Common Stock authorized to be issued is One Hundred and Twenty-Five Million (125,000,000) with a par value of $.0001 per share. The number of shares of Preferred Stock authorized to be issued is Five Million (5,000,000) with a par value of $.0001 per share. The holders of the Common Stock or Preferred Stock shall have no preemptive rights to subscribe for or purchase any shares of any class of stock of the Corporation, whether now or hereafter authorized.

PROXY
                      CREATIVE MASTER INTERNATIONAL, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     OF CREATIVE MASTER INTERNATIONAL, INC.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting
of Stockholders and Proxy Statement, each dated May   , 2000, and hereby revokes
all prior proxies and appoints Carl Ka Wing Tong and Leo Sheck Pui Kwok (the "Proxies"), and each of them, with full power of substitution, as the proxy of the undersigned to represent the undersigned and to vote all shares of Common Stock of Creative Master International, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders, to
be held on June   , 2000, at 10:00 A.M., local time at                  , and at
any adjournments thereof.

1. PNC ACQUISITION. Approval of the issuance of shares of our Common Stock in the PNC Acquisition.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

2. ELECTION OF FOUR DIRECTORS. Election of four directors, each to hold office until his or her successor shall have been elected or qualified. Nominees: Carl Ka Wing Tong, Leo Sheck Pui Kwok, Steve Gordon, and Clayton K. Trier.
Instruction: To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) on the following line:______________________________________.

    / /  FOR the nominees listed above except as indicated above   / /  WITHHOLD
AUTHORITY to vote for all nominees

3. AMENDMENT TO CERTIFICATE OF INCORPORATION TO CHANGE NAME. Conditioned upon approval of Proposal No. 1, approval of an amendment to our Certificate of Incorporation to change our name to "PacificNet.com, Inc."

            / /  FOR            / /  AGAINST            / /  ABSTAIN

4. AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK. Approval of an amendment to our Certificate of Incorporation to increase the number of shares of Common Stock we are authorized to issue from 25,000,000 shares to 125,000,000 shares.
            / /  FOR            / /  AGAINST            / /  ABSTAIN

                          (CONTINUED ON REVERSE SIDE)

5. AMENDMENT TO STOCK OPTION PLAN. Approval of an amendment to our 1998 Stock Option Plan to increase the number of shares of Common Stock we can issue upon the exercise of options granted under the plan from 650,000 to 5,000,000.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

6. INDEPENDENT PUBLIC ACCOUNTANTS. Ratification of the appointment of Arthur Andersen & Co. as our independent public accountants for the fiscal year ending December 31, 2000.

            / /  FOR            / /  AGAINST            / /  ABSTAIN
    Shares for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions noted thereon, or in the absence of directions to the contrary, will be voted "FOR" the election of the four director nominees and each of the other proposals set forth above.

    Should any other matter requiring a vote of the stockholders arise, the persons named in this Proxy or their substitutes shall vote in accordance with their best judgment in the interest of CMI.

                                             Please sign below exactly as your
                                             name appears on the Proxy Card. If
                                             shares are registered in more than
                                             one name, the signatures of all
                                             such persons are required. A
                                             corporation should sign in its full
                                             corporate name by a duly authorized
                                             officer, stating his/her title.
                                             Trustees, guardians, executors, and
                                             administrators should sign in their
                                             official capacity, giving their
                                             full title as such. If a
                                             partnership, please sign in the
                                             partnership name by authorized
                                             person(s).

                                             ___________________________________
                                                        Signature(s)

                                             Date: _____________________________

              PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE